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Filed Pursuant to Rule 424(b)(1)
Commission File No. (333-119737)

PROSPECTUS

1,800,000 UNITS

TRI-S SECURITY CORPORATION

        Tri-S Security Corporation ("Tri-S", the "Company" or "we") is offering 1,800,000 units. Each unit consists of one share of our common stock, par value $.001 per share, and one warrant to purchase one share of our common stock. This is our initial public offering, and no public market currently exists for our units, warrants or shares of common stock. The initial public offering price for the units offered hereby is $6.00 per unit, of which all but $.10 is the purchase price for the share of common stock forming a part of the unit, and $.10 is the purchase price for the warrant forming a part of the unit. The initial public offering price was determined by negotiations between us and the underwriters of this offering. See "Underwriters" for information relating to the factors considered in determining the initial public offering price.

        Each share of our common stock entitles its holder to one vote on all matters. Our units have been approved for quotation on The Nasdaq SmallCap Stock Market under the symbol "TRISU." The common stock and warrants will initially trade as a unit, until separated. When separated, the common stock and warrants will trade separately on The Nasdaq SmallCap Stock Market under the symbols "TRIS" and "TRISW", respectively. See "Recent Developments" and "Description of Securities."

        Investing in our units involves risks. See "Risk Factors" beginning on page 9 for a discussion of certain factors that should be considered by prospective purchasers of our units.

        These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to the Company

Per Unit	$6.00	$0.48	$5.52

Total	$10,800,000	$864,000	$9,936,000

        We have granted the underwriters a 60-day option to purchase up to 270,000 units to cover over-allotments. If this option is exercised in full, then the total price to public, underwriting discounts and commissions, and proceeds to the Company will be $12,420,000, $993,600 and $11,426,400, respectively.

        The units are being offered by the several underwriters named herein, subject to prior sale, when, as and if accepted by them and subject to certain conditions.

Capital Growth Financial, LLC        Bathgate Capital Partners LLC

The date of this prospectus is February 8, 2005.

PROSPECTUS SUMMARY

        The following summary highlights information contained elsewhere in this prospectus and should be read in conjunction with, and is qualified in its entirety by, the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this prospectus. This summary may not contain all the information you should consider before investing in our units. We urge you to read this entire prospectus carefully.

        You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell our units and seeking offers to buy our units only in jurisdictions where offers and sales of our units are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our units.

The Company

        Through our wholly-owned subsidiary, Paragon Systems, Inc. ("Paragon Systems"), we provide contract guard services to various Federal government agencies pursuant to long-term contracts. These guard services include providing uniformed and armed guards for access control, personnel protection, plant security, theft prevention, surveillance, vehicular and foot patrol, crowd control and the prevention of sabotage, terrorist and criminal activities. In connection with providing these services, we assume responsibility for a variety of functions, including recruiting, hiring, training and supervising security guards deployed to the Federal agencies we serve as well as paying all guards and providing them with firearms, uniforms, fringe benefits and workers' compensation insurance. We are responsible for preventing the interruption of guard services as a consequence of illness, vacations or resignations. We strive to provide cost-effective solutions to ensure the safety and security of the assets of our customers and to continually improve the protection we provide for their personnel, programs, resources and facilities. Our goal is to provide demonstrably superior contract guard services with the highest degree of integrity and responsiveness.

        We were formed in October 2001 for the purpose of acquiring and consolidating electronic and physical security companies in order to take advantage of the operating efficiencies created by a larger company. After our formation, we explored, but did not consummate, various acquisition opportunities because we believed that the valuations of security companies had risen above sustainable levels due to the terrorist attacks of September 11, 2001 and the subsequent military operations in Afghanistan and Iraq. We made our first acquisition in February 2004 when we acquired Paragon Systems, a contract guard and logistics services provider to Federal government agencies. Paragon Systems was formed in December 1983 and has provided contract guard and logistics services to Federal government agencies since 1994 and 2000, respectively. Prior to our acquisition of Paragon Systems in February 2004 (the "Acquisition"), we had no operations. Currently, our operations consist only of the operations of Paragon Systems. See "Business."

        During the year ended December 31, 2003, the Federal government exercised option renewals for seven of our existing contracts for providing contract guard and logistics services, which contracts generate aggregate annual revenue of approximately $9.8 million. Paragon Systems also obtained four new contracts for providing contract guard services, which contracts generate aggregate annual revenue of approximately $17.7 million. One contract for providing contract guard services which expired on December 31, 2002 was renewed for an additional five-year period and generates aggregate annual revenue of approximately $1.3 million. During 2004 and 2005, all of our existing contracts which generate aggregate annual revenue of approximately $29.0 million will be subject to renewal or extension by various Federal government agencies under the option renewal clauses of such contracts. Historically, all of our contracts have been renewed or extended for some period of time through the annual option renewal process. During 2004 and 2005, Paragon Systems has bid, or intends to bid, on eight new contracts for providing contract guard services which potentially could generate aggregate annual revenue of approximately $59.0 million and pursuant to which Paragon Systems would incur aggregate expenses of approximately $55.0 million if such contracts are awarded to Paragon Systems.

        We intend to develop and expand our business by selectively pursuing additional acquisition opportunities in the contract guard services and system integration services segments of the security industry. We intend to target for acquisition existing companies with established reputations for quality customer service. In the system integration segment, we will seek to identify and acquire companies offering customized, integrated systems in the high-end commercial and high-end residential electronic security markets. In the contract guard services segment, we will seek to identify and acquire companies offering guard services to private sector enterprises and Federal government agencies. Because the security industry is highly fragmented, we believe there will be no lack of opportunities for acquiring the type of companies that are the focus of our planned consolidation efforts. We frequently evaluate acquisition opportunities and, at any given time, may be in various stages of due diligence or preliminary discussions with respect to a number of potential acquisitions. From time to time, we may enter into non-binding letters of intent, but we are not currently subject to any definitive agreement with respect to any acquisition material to our operations or otherwise so far advanced in any discussions as to make an acquisition material to our operations reasonably certain.

        According to The Freedonia Group's report on Private Security Services issued March 2004, the United States market for guard services is forecasted to rise at an annual rate of 5% through 2008 to $16.3 billion, and the number of guards employed by private security firms is expected to rise 4% per year through 2008 to 730,000. According to The Freedonia Group's report, the revenue growth in the industry will be powered by rising demand for better trained, more skilled and more experienced guarding personnel who generally command significantly higher wages.

        Through Paragon Systems, we own a 10% equity interest in Army Fleet Support, LLC (the "joint venture"), which provides all logistics support for U.S. Army aviation training at Fort Rucker, Alabama. In providing this support, the joint venture provides personnel, management, material parts, supplies, transportation and equipment to perform aviation unit maintenance, aviation unit intermediate maintenance and approved depot maintenance. We account for our 10% interest in the joint venture on the cost basis because we do not exercise significant influence over its operating or financial activities. We record cash distributions received from the joint venture as reductions of our investment in the joint venture. In November 2003, Paragon Systems invested $715,000 in the joint venture. In February 2004, Tri-S acquired Paragon Systems for $16.0 million in cash and notes. As a result of the Acquisition, generally accepted accounting principles required that a portion of the $16.0 million purchase price be assigned as a cost of the investment in the joint venture. Therefore, the carrying value of the investment was increased to $3,761,000. During 2004, we have received an aggregate of approximately $2.1 million in cash distributions with respect to our interest in the joint venture.

        We did not have an operating business prior to the Acquisition. The financial statements and related information of Paragon Systems, as an operating entity, provide the most relevant information available for periods prior to the Acquisition. Consequently, unless otherwise indicated, the financial statements and related information for periods prior to the Acquisition are of Paragon Systems and for periods after the Acquisition are of the Company on a consolidated basis. Paragon Systems' operating income for the nine months ended September 30, 2003 and the year ended December 31, 2003 was approximately $780,000 and $708,000, respectively. As of December 31, 2004, Paragon Systems employed 732 individuals, including 640 security guards. Since the Acquisition in February 2004, we have provided contract guard services to ten customers in seven states.

        We were incorporated in Georgia in October 2001 under the name "Diversified Security Corporation". We changed our name to "Tri-S Security Corporation" on August 16, 2004. Our principal executive offices are located at 3700 Mansell Road, Suite 220, Alpharetta, Georgia 30022, and our

telephone number at that address is (770) 625-4945. In this prospectus, "Tri-S", the "Company," "we," "us" and "our" refer to Tri-S Security Corporation, a Georgia corporation, and Paragon Systems, Inc., our wholly-owned subsidiary, and not to the underwriters. Unless otherwise indicated, all information, including share and per-share data, contained in this prospectus gives effect to the exchange and recapitalization discussed in "Recent Developments" and assumes that the underwriters' over-allotment option is not exercised.

Recent Developments

        Acquisition of Paragon Systems.    On February 27, 2004, we completed the Acquisition. At the closing of the Acquisition, we (i) paid $10 million, of which $2.3 million was paid in cash and $7.7 million was paid through issuance of promissory notes (referred to herein as the "Paragon Notes") to Charles Keathley, Robert Luther, Harold Bright and John Wilson, the former shareholders of Paragon Systems; and (ii) agreed to issue to the former shareholders an aggregate of 100 shares of our Series C Redeemable Preferred Stock, par value $1.00 per share (the "Series C Redeemable Preferred Stock"), with an aggregate redemption value of $6.0 million. We are obligated to redeem these shares by February 27, 2007. For a more complete description of the Acquisition, see "Recent Developments—Acquisition of Paragon Systems."

        Agreements with Former Shareholders of Paragon Systems.    On September 29, 2004 and November 30, 2004, we entered into agreements (referred to herein collectively as the "Agreement Regarding Notes and Preferred Shares") with Messrs. Keathley and Luther, pursuant to which, among other things, we amended a portion of the Paragon Notes issued to them having an aggregate value of approximately $4.4 million (the "Amended Paragon Notes") to extend the maturity date thereof until the earlier of February 15, 2005 or the date on which we receive the proceeds of this offering, and Messrs. Keathley and Luther agreed to forebear from exercising any of their rights under a portion of the Paragon Notes issued jointly to Messrs. Keathley, Luther, Bright and Wilson (the "Joint Note") having an aggregate value of approximately $706,500 until February 16, 2005. For a more complete description of the Agreement Regarding Notes and Preferred Shares, see "Recent Developments—Agreements with Former Shareholders of Paragon Systems."

        Additionally, on September 7, 2004 and December 14, 2004, we entered into agreements (referred to herein collectively as the "Extension Agreement") with Messrs. Bright and Wilson pursuant to which, among other things, Messrs. Bright and Wilson agreed to extend the maturity date under a portion of the Paragon Notes issued to them with an aggregate value of approximately $1.1 million until the earlier of February 15, 2005 or the date on which we receive the proceeds of this offering and to extend the maturity date of the Joint Note until the earlier of February 15, 2005 or the date on which we receive the proceeds of this offering. For a more complete description of the Extension Agreement, see "Recent Developments—Agreements with Former Shareholders of Paragon Systems." The portion of the Paragon Notes which Messrs. Bright and Wilson agreed to extend, including the Joint Note, are referred to herein collectively as the "Extended Paragon Notes." The Extended Paragon Notes have an aggregate value of approximately $1.8 million.

        The effect of the Agreement Regarding Notes and Preferred Shares and the Extension Agreement, among other things, is to extend the due dates of the Extended Paragon Notes and Amended Paragon Notes until the earlier of February 15, 2005 or the date on which we receive the net proceeds of this offering.

The Offering

Securities Offered	1,800,000 units, with each unit consisting of one share of our common stock and one warrant to purchase one share of our common stock.
Warrant Terms
Each warrant is excercisable to purchase one share of our common stock at an exercise price equal to the unit offering price beginning on the date the units separate through the date which is 60 months after the date of this prospectus, subject to redemption rights.
Over-allotment Option	270,000 units.
Capital Stock to be Outstanding upon Completion of this Offering:
Common Stock	3,035,002 shares (3,305,002 shares if the underwriters' over-allotment option is exercised in full).
Series C Redeemable Preferred Stock	100 shares.
Use of Proceeds
We will use approximately $7.8 million of the net proceeds of this offering to repay substantially all of the Paragon Notes in aggregate principal amount of $7.3 million and pay all dividends due on our Series C Redeemable Preferred Stock. We intend to use the remaining net proceeds for general corporate purposes, including capital expenditures, working capital and possible strategic acquisitions that we may determine to pursue in the future. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources."
Voting Rights
Each share of our common stock entitles its holder to one vote on all matters. The Series C Redeemable Preferred Stock has no voting rights, except as otherwise required by the Georgia Business Corporation Code.
Symbols
Our units have been approved for quotation on The Nasdaq SmallCap Stock Market under the symbol "TRISU." Until the units are divided into their separate components of one share of common stock and one warrant, only the units will be quoted on The Nasdaq SmallCap Market. Each unit will be divided into its separate components of one share of common stock and a warrant to purchase one share of common stock on the date which is the earlier of (i) 60 days immediately following this offering or (ii) 30 days immediately following the date on which the over-allotment option is exercised in full. We will notify the unit holders of the separation of the units 30 days prior thereto through the issuance of a widely-disseminated press release. Following the separation of the units, the shares of common stock will be quoted on The Nasdaq SmallCap Market under the symbol "TRIS", and the warrants will be quoted on The Nasdaq SmallCap Market under the symbol "TRISW." The units will cease to exist at that time.

Dividend Policy
We do not intend to pay dividends on our common stock. We are obligated to pay dividends on our Series C Redeemable Preferred Stock at an annual rate of 5% of the redemption value. See "Dividend Policy."

        Unless otherwise indicated, the above information gives effect to (i) the exchange and recapitalization transaction and the transactions contemplated by the Agreement Regarding Notes and Preferred Shares and the Extension Agreement, all as described in "Recent Developments" and collectively referred to herein as the "Exchange and Recapitalization"; and (ii) assumes the underwriters' over-allotment option is not exercised. The above information also excludes 113,269 shares of common stock, after giving effect to the Exchange and Recapitalization, underlying outstanding options and warrants and 500,000 shares of common stock reserved for issuance under our 2004 Stock Incentive Plan.

Risk Factors

        See "Risk Factors" beginning on page 9 for a discussion of certain factors that should be considered by prospective purchasers of our units.

Investors Outside of the United States

        Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required other than in the United States. You are required to inform yourselves about, and to observe any restrictions relating to, this offering and the distribution of this prospectus.

Investor Suitability

        California Investors.    If you reside in the State of California, in order to purchase any units in this offering you must (i) have a minimum net worth of at least $250,000 and have had during the last tax year, or estimate that you will have during the current tax year, gross income of $65,000; or (ii) have a minimum net worth of at least $500,000. Net worth shall be computed exclusive of home, home furnishings and automobiles. Assets included in the computation of net worth may be valued at fair market value. If you reside in the State of California, you may not purchase any units in this offering unless you meet the foregoing requirement.

        New Jersey Investors.    Offers and sales in this offering in New Jersey may only be made to accredited investors as defined in Rule 501(a) of Regulation D under the Securities Act of 1933. Under Rule 501(a), to be an accredited investor an individual must have (i) net worth or joint net worth with the individual's spouse of more than $1,000,000 or (ii) income of more than $200,000 in each of the two most recent years or joint income with the individual's spouse of more than $300,000 in each of those years and a reasonable expectation of reaching the same income level in the current year. Other standards apply to investors who are not individuals. There will be no secondary sales of the securities to persons who are not accredited investors for 90 days after the date of this offering in New Jersey by the underwriter and selected dealers.

Summary Historical and Pro Forma Financial Information

        The following table sets forth our summary historical and unaudited pro forma consolidated financial information for the periods ended and the dates indicated. We derived the summary historical and unaudited pro forma consolidated financial information from our audited financial statements and from information included elsewhere in this prospectus.

        The accompanying historical and pro forma financial table presents the historical financial information of Paragon Systems as the "Predecessor Company" prior to the Acquisition and the financial information of Tri-S as the "Successor Company" for periods prior to the Acquisition and consolidated with Paragon Systems for the nine months ended September 30, 2004. Pro forma amounts are derived from our audited and unaudited consolidated financial statements, which represent (i) the mathematical addition of the results of operations of Tri-S as the Successor Company and (ii) the results of operations of Paragon Systems as the Predecessor Company for the relevant periods.

        The Predecessor Company was formerly a subchapter S corporation; consequently, pro forma tax and pro forma income per share are presented for the periods presented as the Predecessor Company. The necessary adjustments include only taxes at a statutory rate of 38% for each period presented. The pro forma income per share calculation of the Predecessor Company operations is based on the weighted average number of common shares outstanding of Tri-S, which acquired the Predecessor Company in February 2004.

        Tri-S was incorporated during the fourth quarter of 2001. For purposes of calculating the weighted average shares outstanding for the pro forma income per share calculation for the year ended December 31, 2001 and prior years, it is assumed that the Company was incorporated on January 1, 1999. Pro forma income per share information also includes the effects of the Exchange and Recapitalization discussed elsewhere in this prospectus.

        The following summary financial and unaudited pro forma consolidated financial information should be read in conjunction with "Capitalization," "Historical Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Condensed Financial Statements" and our historical consolidated financial statements and notes thereto appearing elsewhere in this prospectus.

Tri-S Security Corporation Summary Historical and Pro Forma Financial Information

	Predecessor Basis
	Paragon Systems, Inc.
	Year Ended December 31, 1999	Year Ended December 31, 2000	Year Ended December 31, 2001	Year Ended December 31, 2002	Nine Months Ended 9/30/03	Year Ended December 31, 2003	Jan. 1, 2004 to Feb. 27, 2004
	(In thousands, except per share data)
Statement of Income Data:
Revenues	$5,691	$7,698	$16,491	$21,364	$21,766	$29,395	$4,705
Direct labor	2,023	3,076	9,092	11,983	11,872	16,070	2,481
% of revenues	35.55%	39.96%	55.13%	56.09%	54.54%	54.67%	52.73%
Indirect labor and other contract support costs	2,442	3,417	6,000	7,615	8,137	11,151	2,113
% of revenues	42.91%	44.39%	36.38%	35.64%	37.38%	37.94%	44.91%
Selling, general and administrative expenses	588	652	896	1,179	977	1,466	230
% of revenues	10.33%	8.47%	5.43%	5.52%	4.49%	4.99%	4.89%
Amortization of intangible assets	—	—	—	—	—	—	—
Operating income (loss)	638	553	503	587	780	708	(119)
% of revenues	11.2%	7.2%	3.1%	2.7%	3.6%	2.4%	(2.5)%
Depreciation and amortization expense	50	62	88	68	46	175	28
Interest income	—	—	28	23	8	12	—
Interest expense	(8)	(14)	(11)	(7)	(20)	(30)	(11)
Interest on redeemable preferred stock	—	—	—	—	—	—	—
Income (loss) before taxes	630	539	520	603	768	690	(130)
Pro forma income tax expense (benefit)	239	205	198	229	292	262	(49)
Pro forma net (loss) income	391	334	322	374	476	428	(81)
Pro forma basic net income (loss) per common share	0.48	0.41	0.40	0.46	0.58	0.52	(0.10)
Pro forma diluted net income (loss) per common share	0.48	0.41	0.40	0.40	0.45	0.39	(0.10)
Balance Sheet Data at Period End:
Cash	$127	$239	$647	$877	$1,206	$846	$275
Current assets	2,124	3,005	5,003	5,911	6,408	5,713	6,803
Total assets	2,237	3,201	5,147	6,114	6,830	6,883	7,230
Long term obligations	—	—	—	—	—	185	175
Total liabilities	782	1,207	2,760	3,124	3,072	3,243	3,720
Stockholder's equity	1,455	1,994	2,387	2,990	3,758	3,640	3,510
Other Data:
Capital expenditures	$58	$147	$36	$127	$21	$427	$—
Number of Federal contracts in place	6	7	10	13	12	12	12

Tri-S Security Corporation Summary Historical and Pro Forma Financial Information

	Successor Basis
					Tri-S Security Corporation and Subsidiary Consolidated	Combined Pro Forma Statement of Operations
	Tri-S Security Corporation
							Nine Months Ended 9/30/04 Consolidated
	Year Ended December 31, 2001	Year Ended December 31, 2002	Nine Months Ended 9/30/03	Year Ended December 31, 2003	Nine Months Ended 9/30/04 Consolidated	Year Ended December 31, 2003
	(In thousands, except per share data)
Statement of Income Data:
Revenues	$—	$—	$—	$—	$17,728	$29,395	$22,433
Direct labor	—	—	—	—	9,506	16,070	11,987
% of revenues					53.62%	54.67%	53.43%
Indirect labor and other contract support costs	—	—	—	—	6,792	11,151	8,905
% of revenues					38.31%	37.94%	39.70%
Selling, general and administrative expenses	100	216	210	347	1,097	1,813	1,327
% of revenues					6.19%	6.17%	5.92%
Amortization of intangible assets	—	—	—	—	252	432	321
Operating income (loss)	(100)	(216)	(210)	(347)	81	(71)	(107)
% of revenues					0.5%	(0.2)%	(0.5)%
Depreciation and amortization expense	—	—	—	—	440	175	440
Interest income	—	—	—	—	3	12	3
Interest expense	—	—	—	—	(1,018)	(135)	(787)
Interest on redeemable preferred stock	—	—	—	—	(175)	(300)	(223)
Income (loss) before taxes	(100)	(216)	(210)	(347)	(1,109)	(494)	(1,114)
Pro forma income tax expense (benefit)	(38)	(82)	(80)	(130)	(424)	(187)	(423)
Pro forma net income (loss)	(62)	(134)	(130)	(217)	(685)	(307)	(691)
Pro forma basic net income (loss) per common share	(0.08)	(0.16)	(0.16)	(0.26)	(0.83)	(0.11)	(0.23)
Pro forma diluted net income (loss) per common share	(0.08)	(0.16)	(0.16)	(0.26)	(0.83)	(0.11)	(0.23)
Balance Sheet Data at Period End:
Cash	$—	$93	$239	$102	$310	—	$2,032
Current assets	—	93	239	102	5,030	—	6,567
Total assets	—	213	244	362	21,007	—	22,544
Long term obligations	—	—	—	—	8,563	—	8,563
Total liabilities	—	2	3	3	21,333	—	13,818
Stockholder's equity	—	211	241	359	(326)	—	8,726
Other Data:
Capital expenditures	$—	$—	$—	$—	$—	$427	$—
Number of Federal contracts in place	10	13	12	12	12	12	12

RISK FACTORS

        An investment in our securities involves a high degree of risk. You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones we face. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition and results of operations could be materially and adversely affected by any of these risks. The trading price of our units, warrants and common stock could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related to Government Contracting

We derive all of our revenue from Federal government contracts which the government may terminate at any time or determine not to extend after their scheduled expiration. If we are unable to replace any contract which is not extended or is terminated, then our revenues will decline.

        During the nine months ended September 30, 2004, we derived 100% of our revenue from Federal government contracts that typically span one or more base years and one or more option years. The option periods may cover more than half of the contract's potential duration. Federal government agencies generally have the right not to exercise these option periods. In addition, our contracts typically also contain provisions permitting a government customer to terminate the contract for its convenience, as well as for our default. A decision by a government agency not to exercise option periods or to terminate contracts could result in significant revenue shortfalls.

        If the government terminates a contract for convenience, then we may recover only our incurred or committed costs, settlement expenses and profit on work completed prior to the termination. We cannot recover anticipated profit on terminated work. If the government terminates a contract for default, then we may not recover even those amounts, and instead may be liable for excess costs incurred by the government in procuring undelivered items and services from another source.

        We cannot predict if the government will terminate or choose not to extend our Federal government contracts. The government has never terminated any of our contracts; however, it may do so at any time.

        We have received a cure notice from the U.S. Department of Homeland Security in connection with one of our contracts pursuant to which we provide contract guard services at various Federal government agencies. The cure notice states that we have not been fulfilling our obligations under this contract because we did not submit certain personnel reports, we did not provide a sufficient number of armed guards, and we did not adequately supervise such guards. We believe we have taken all steps necessary to fulfill our obligations under the contract to the satisfaction of the Department of Homeland Security, and on September 24, 2004, the U.S. Department of Homeland Security notified us that the contract which is the subject of the cure notice has been extended through March 31, 2005.

Federal government spending priorities may change away from contract guard services or the Federal government agencies with which we contract may experience budget cutbacks, either of which would cause the demand for our contract guard services and our revenues to decline.

        Our business and revenues depend significantly upon continued Federal government expenditures on contract guard services. While spending authorizations for intelligence and defense related programs by the government have increased in recent years, and in particular after the September 11, 2001 terrorist attacks, future levels of expenditures and authorizations for those programs may decrease, remain constant or shift to programs in areas where we do not currently provide services. Furthermore, the Federal government agencies with which we contract are subject to budgetary constraints and may experience spending reductions or budget cutbacks. A significant decline in government expenditures, a shift of expenditures away from programs for which we provide services, or spending reductions or budget cutbacks at Federal government agencies with which we contract would cause the demand for our contract guard services and our revenues to decline.

The Federal government has rights and remedies under its contracts not typically found in commercial contracts that may reduce or eliminate our revenue under these contracts, as well as our ability to enter into other government contracts.

        Federal government contracts contain provisions and are subject to laws and regulations that give the government rights and remedies not typically found in commercial contracts. As described above, the government may terminate its contracts for convenience or decline to exercise an option to renew. The government may also:

    •
    reduce or modify its contracts or subcontracts;

    •
    cancel multi-year contracts and related orders if funds for contract performance for any subsequent year become unavailable; and

    •
    suspend or debar us from doing business with the Federal government.

        If the Federal government were to exercise any of these rights or remedies, then our revenues would decline.

Our failure to comply with complex procurement laws and regulations could result in the termination of our Federal government contracts or our failure to be awarded any new contracts, and changes in laws and regulations could impose added costs on our business.

        We must comply with and are affected by laws and regulations relating to the formation, administration and performance of Federal government contracts, which affect how we do business with our customers and may impose added costs on our business. Among the most significant regulations are:

    •
    the Federal Acquisition Regulations and other U.S. General Services Administration ("GSA") and agency regulations supplemental to the Federal Acquisition Regulations, which comprehensively regulate the formation, administration and performance of government contracts;

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    the Truth in Negotiations Act, which requires certification and disclosure of all cost and pricing data in connection with contract negotiations;

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    the Cost Accounting Standards and Cost Principles, which impose accounting requirements that govern our right to reimbursement under certain cost-based government contracts; and

    •
    laws, regulations and executive orders restricting the use and dissemination of information classified for national security purposes and the exportation of certain products and technical data.

        Moreover, we are subject to industrial security regulations of the Department of Defense and other Federal agencies that are designed to safeguard against foreigners' access to classified information. If we were to come under foreign ownership, control or influence, then our Federal government customers could terminate or decide not to renew our contracts, and it could impair our ability to obtain new contracts.

        If we do not comply with the procurement laws and regulations discussed above, then we may be fined, we may not be reimbursed for costs incurred by us in servicing our contracts, our contracts may be terminated and we may be unable to obtain new contracts, any of which would cause our revenues to decline.

Our status as a GSA Federal Supply Schedule Contractor may be withdrawn, which would make us ineligible to obtain certain Federal government contracts and would result in a significant decrease in our revenues.

        The GSA secures the buildings, products, services, technology and other workplace essentials which Federal agencies need to operate. GSA Federal Supply Schedule contracts are contract vehicles under which Federal government agencies may purchase professional services or products. Federal government agencies may choose to award contracts only to GSA Federal Supply Schedule contractors to reduce the number of qualified bidders and to expedite the bidding process. Paragon Systems has been approved by the GSA as a GSA Federal Supply Schedule contractor and, therefore, is able to bid on Federal government contracts awarded using the GSA Federal Supply Schedule. The GSA imposes a 0.75% Industrial Funding Fee that must be included in our proposed prices and paid to GSA on a quarterly basis upon award of a contract. Currently, five of our contracts with annual revenues of approximately $10.3 million have been procured under the GSA Federal Supply Schedule. During the nine months ended September 30, 2004, the revenues on our contracts procured under the GSA Federal Supply Schedule totaled approximately 37% of our consolidated revenues for such period.

        Our status as a GSA Federal Supply Schedule contractor may be withdrawn if we do not comply with the complex procurement laws and regulations applicable to us. We continually review and monitor our compliance with these laws and regulations as well as modifications to the GSA Federal Supply Schedule affecting our business. We believe that we are currently in material compliance with these laws, regulations and modifications; however, if we are not in compliance and our status as a GSA Federal Supply Schedule contractor is withdrawn, then we may not be able to obtain new contracts with Federal government agencies or renew our existing contracts which have been procured under the GSA Federal Supply Schedule. If we are unable to obtain new Federal government contracts or renew our existing contracts, then our revenues will decline significantly.

All of our contracts are subject to audits and cost adjustments by the Federal government that could result in decreased revenues and the imposition on us of civil or criminal penalties or administrative remedies.

        We generate 100% of our revenue from Federal government contracts, each of which is subject to audit by the Federal government. In these audits, the Federal government audits and reviews our performance, pricing practices, cost structure and compliance with applicable laws, regulations and standards. Like most government contractors, our direct and indirect contract costs are audited and reviewed on a continual basis. Many of the audits for costs incurred or work performed in recent years remain ongoing or have not yet commenced. In addition, non-audit reviews by the government may still be conducted on all our government contracts. An audit of our work, including an audit of work performed by companies we may acquire, could result in a substantial adjustment to our revenue because any costs found to be improperly allocated to a specific contract will not be reimbursed and revenue we have already recognized may need to be refunded. Since 1997, we have not been required to reimburse the Federal government agencies with which we contract any funds as a result of audits. If a government review or investigation uncovers improper or illegal activities, then we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeiture of claims and profits, suspension of payments, treble damages, statutory penalties, fines and suspension or debarment from doing business with Federal government agencies, any of which would cause a significant decline in our revenue.

Restrictions on or other changes to the Federal government's use of service contracts could significantly reduce the demand for our services and cause our revenue to decline.

        The government may face restrictions from new legislation, regulations or government union pressures on the nature and amount of services the government may obtain from private contractors. For example, the Truthfulness, Responsibility and Accountability in Contracting Act, proposed in 2001, would have limited and severely delayed the government's ability to use private service contractors.

Although this proposal was not enacted, it or similar legislation could be proposed at any time. Any reduction in the government's use of private contractors to provide services could significantly reduce the demand for our services and cause our revenues to decline.

Our participation in the competitive bidding process, from which we derive significant revenue, presents a number of risks.

        During the nine months ended September 30, 2004, we derived substantially all of our revenue from Federal government contracts that were awarded through a competitive bidding process. Most of the business that we expect to seek from the Federal government in the foreseeable future likely will be awarded through competitive bidding. Competitive bidding presents a number of risks, including the:

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    need to bid on programs in advance of finalizing the services to be provided, which may result in unforeseen difficulties and cost overruns;

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    substantial cost and managerial time and effort that we spend to prepare bids and proposals for contracts that may not be awarded to us;

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    need to accurately estimate the resources and cost structure that will be required to service any contract we are awarded; and

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    expense and delay that may arise if our competitors protest or challenge contract awards made to us pursuant to competitive bidding, which could result in the resubmission of bids on modified specifications or in termination, reduction or modification of the awarded contract.

        The Federal government rescinded one contract that was originally awarded to us for contract guard services because the Department of Homeland Security had imposed additional requirements for the contract with respect to the services to be provided. We anticipate that the Federal government will re-solicit bids for the contract, and we will likely incur costs and consume resources in resubmitting our bid. There is no guarantee that we will ultimately be awarded the contract.

        If we are unable to win particular contracts that are awarded through the competitive bidding process, we may not be able to operate in the market for services that are provided under those contracts for a number of years. If we are unable to consistently win new contract awards over any extended period, then we will not be able to grow our business, and our business, financial condition and results of operations will be materially and aversely affected.

Paragon Systems is no longer certified as an 8(a) firm. As a result, we are no longer eligible to bid on certain contracts, and it may be more difficult for us to win contracts through the competitive bidding process.

        The U.S. Small Business Administration administers business assistance programs for small disadvantaged businesses which it certifies as "8(a) firms." Firms certified as 8(a) firms have streamlined contracting processes with certain Federal government agencies and otherwise enjoy certain competitive advantages in the competitive bidding process, one of which is that Federal acquisition policies encourage Federal government agencies to award a certain percentage of their contracts to 8(a) firms. Certification as an 8(a) firm is valid for a period of nine years. Paragon Systems was certified as an 8(a) firm in September 1993, and such certification expired in September 2002. Consequently, we no longer enjoy the competitive advantages we once had as an 8(a) firm, we are no longer eligible to bid on certain contracts, and it may be more difficult for us to win contracts through the competitive bidding process.

Our cash flow may be reduced due to significant expenses we may incur in connection with attempting to obtain Federal government contracts.

        A significant portion of Federal government contracts for contract guard services is awarded through a competitive bid process. As stated above, substantial costs may be incurred in connection with preparing bids. In the past we have not, and most likely in the future will not, be awarded all the contracts on which we bid. Furthermore, if and when we do obtain a contract, we are generally required to start providing services pursuant to such contract no later than 30-45 days after the contract is awarded. As a result, we may incur significant start-up expenses. The costs of bidding on contracts and the start-up costs associated with new contracts we may obtain may significantly reduce our cash flow and liquidity.

It may be difficult for us to achieve and maintain profitability because our Federal government contracts have low profit margins.

        All of our existing Federal government contracts have low profit margins because the competitive bidding process pursuant to which such contracts are awarded forces bidders for such contracts to compete primarily on price. Generally, larger contracts have even lower profit margins because they attract a greater number of bidders which, in turn, increases the price-based competition. If we underestimate our costs in performing the services under any of our contracts, especially our larger contracts, then our profit margin on such contract would be further reduced, which will make it more difficult for us to achieve and maintain profitability.

The long sales cycles of Federal government contracts make it difficult for us to predict our financial results and cause us to expend a significant amount of effort and funds in bidding on contracts that are not awarded to us.

        The sales cycle of a Federal government contract is often lengthy due to the protracted bid and approval process. Typically, many months may elapse between the time the Federal government solicits a bid for a contract and the time the contract is awarded. The lengthy sales cycles of our contracts make forecasting the volume and timing of contracts we may obtain difficult. During this period, we will generally expend substantial funds and management resources but recognize no associated revenue.

We may not receive the full amount authorized under contracts into which we have entered; consequently, our backlog may not accurately estimate our revenue.

        The maximum contract value specified under a government contract that we enter into is not necessarily indicative of revenue that we will realize under that contract. In fact, even if we enter into a government contract, we will not be paid for our services unless the Federal government has appropriated or budgeted the funds for such contract. Congress often appropriates funds for a particular program on a yearly basis, even though the contract may call for performance that is expected to take a number of years. As a result, contracts typically are only partially funded at any point during their term, and all or some of the work to be performed under the contracts may remain unfunded unless and until Congress makes subsequent appropriations and the procuring agency allocates funding to the contract. As described above, most of our existing contracts are subject to modification and termination at the Federal government's discretion. Moreover, there is no assurance that any contract included in our estimated contract value that generates revenue will be profitable. Nevertheless, we look at these contract values, including values based on the assumed exercise of options relating to these contracts, in estimating the amount of our backlog. Because we may not receive the full amount we expect under a contract, our backlog may not accurately estimate our revenue.

If we are unable to obtain and maintain security clearances for our employees, then we will not be able to satisfy existing contracts or obtain new contracts.

        Many of our Federal government contracts require our employees to maintain various levels of security clearances, and we are required to maintain certain facility security clearances complying with Federal government requirements. Obtaining and maintaining security clearances for employees involve a lengthy process, and it is difficult to identify, recruit and retain employees who already hold security clearances. If our employees are unable to obtain or retain security clearances or if our employees who hold security clearances terminate employment with us, then the customer whose work requires cleared employees could terminate the contract or decide not to renew it upon its expiration. In addition, we expect that many of the contracts on which we will bid will require us to demonstrate our ability to obtain facility security clearances and perform work with employees who hold specified types of security clearances. To the extent we are not able to obtain facility security clearances or engage employees with the required security clearances for a particular contract, we may not be able to satisfy our existing contracts, bid on or win new contracts or effectively re-compete on expiring contracts or follow-on task orders. To the extent we are unable to do any of the foregoing, our existing contracts may be terminated, we will not be able to grow our business and our revenues may decline.

Risks Relating to our Business and the Security Industry

We depend on factoring to meet our cash flow needs, which reduces our already low profit margin.

        We have entered into a factoring facility with LSQ Funding Group, L.L.C. ("LSQ") pursuant to which LSQ, from time to time, purchases certain accounts receivable from us at a discount of 1.25% with a funds usage fee of prime plus .75% on the outstanding funds advanced on the accounts receivable purchased. This discount and usage fee further reduces the already low profit margins on our Federal government contracts. If we raise $6.0 million in capital, in this offering or otherwise, then the discount fee will be reduced to 1.00%.

        We cannot, however, cease factoring our receivables because the funds provided by LSQ are, and most likely after the completion of this offering will continue to be, necessary to satisfy our cash flow needs. In fact, we generally utilize the factoring arrangement to the maximum extent permitted by LSQ which historically has allowed us to factor substantially all of our accounts receivable. Since we entered into the factoring facility with LSQ, we have borrowed approximately $21.9 million, repaid approximately $19.8 million and owe at September 30, 2004 approximately $1.7 million. Based on the operating activity generated by our current contracts, we do not believe we will need any additional cash to continue our operations for the next 12 months. We believe that if LSQ were to cease to be our factor, then we would be required to replace LSQ with another factor or lender in order to maintain our cash flow, which we believe we would be able to do upon commercially reasonable terms. Our obligations to LSQ are secured by a lien on all of our assets; consequently, if we are liquidated, then there may not be any assets available for distribution to shareholders or creditors other than LSQ.

We must replace a key executive officer. If we are unable to do so, then we may have difficulty obtaining new contracts, renewing existing contracts and servicing existing contracts.

        Robert Luther, a former shareholder of Paragon Systems who currently serves as its Executive Vice President, is responsible for managing substantially all of its operations relating to the provision of contract guard services, including preparing and submitting competitive bids for Federal government contracts. Mr. Luther is employed by Paragon Systems pursuant to an employment agreement which expires in February 2005. Furthermore, since August 2004 Mr. Luther has only been employed half-time by Paragon Systems. Our success is dependent to a significant degree upon the continuing services provided by Mr. Luther. Without the services provided by Mr. Luther, our ability to obtain new

Federal government contracts, renew our existing Federal government contracts and service our existing Federal government contracts would be harmed.

        If we are not able to hire a qualified replacement for Mr. Luther in a timely manner, then we may be unable to effectively manage and grow our business.

Our chief financial officer's employment history may have a negative impact on the public perception of our management.

        Our chief financial officer served as the chief financial officer of Wellington Leisure Products, Inc. for nine years immediately prior to the time it filed for bankruptcy protection pursuant to Chapter 11 of the United States Bankruptcy Code. This aspect of our chief financial officer's employment history may cause certain individuals in the investment community concern and may create a negative public perception of our management.

The amount of compensation paid to the executive officers of Tri-S and Paragon Systems is substantial and decreases the funds available to operate and grow our business.

        For the year ended December 31, 2004, we paid approximately $1.1 million in compensation to the executive officers of Tri-S and Paragon Systems. See "Management—Executive Compensation." Although (i) our chief executive officer has reduced his salary from $254,000 in 2004 to $175,000 in 2005 and (ii) the employment agreements we have with Paragon Systems' President and Executive Vice President, who earned compensation in 2004 of $207,693 and $184,429, respectively, will expire in February 2005, we expect our compensation expenses to continue to be substantial. These expenses decrease the funds available to operate and grow our business.

Declines in the fair values of intangible assets resulting from the Acquisition could result in future impairment charges which could adversely affect the market value of our securities and our results of operations.

        As a result of the Acquisition, goodwill in the amount of $10.5 million and other intangible assets in the amount of $1.7 million have been created. We believe the values that we have recorded for goodwill and other intangible assets represent their fair values. We have calculated these values, however, based largely on estimates and assumptions which we derived from information obtained from the management of Paragon Systems and our business plan. If the estimates and assumptions we used to initially value goodwill and other intangible assets prove to be inaccurate, or if the fair values decline in the future, then ongoing reviews of the carrying values of such goodwill and other intangible assets may indicate impairments which will require us to record an impairment charge in the period in which we identify the impairments. If we are required to record an impairment charge, then our expenses in the period in which we identify the impairments will increase in an amount equal to the reduction in carrying value of such goodwill and other intangible assets. An impairment charge will not change our cash position; however, it could materially increase our expenses, may cause the market value of our securities to decline and may harm our results of operations.

Because we have a highly concentrated customer base, the loss of any of our customers could have a significant effect on our revenues.

        We have a total of ten customers and twelve contracts. We provide contract guard services for eight of our customers and logistics services for our other two customers. Two of our contract guard customers have two contracts with us. Furthermore, we derive 84% of our consolidated revenue from contracts with four of our customers. If any of our current customers determines not to renew or terminate its contract, then our revenues may significantly decline. See "Business—Customers."

If we are unable to obtain new contracts and renew existing contracts, then our revenues will significantly decline.

        Paragon Systems obtained a new contract in September 2004. Prior to such time, Paragon Systems had not obtained a new contract since October 2003 and historically has generated revenue by renewing existing contracts. We have hired a consulting firm to assist us in identifying new contracts with Federal government agencies available for bid or otherwise open to negotiated contracting. Failure to obtain new contracts or renew existing contracts will cause our revenues to decline significantly.

If we cannot successfully compete with new or existing contract security service providers, then our business will suffer and our revenues will decline.

        The security industry is highly competitive. Certain of our competitors, such as Coastal International Security and Wackenhut/Alletug, are significantly larger than we are and have significantly greater financial and marketing resources and name recognition than we do. Additionally, certain of our smaller competitors, such as Alpha Protective Services and Security Consultants Group, are focusing on market opportunities similar to market opportunities on which we focus. Although we believe that, especially with respect to certain markets, we enjoy a favorable competitive position because of our emphasis on customer service, supervision and training and that are able to compete on the basis of the quality of our service, personal relationships with customers and reputation, we may not be able to maintain a competitive position in the industry. If we cannot successfully compete with new or existing contract guard service providers, then our business will suffer and our revenues will decline.

Terrorist activity at facilities at which we provide guard services could expose us to liability for the results of such activity.

        If any of the facilities at which we provide guard services is attacked by terrorists in the future, liabilities imposed upon us for death or damages resulting from our negligence or breach of contract in connection with such attacks could, to the extent not covered by insurance, have a material adverse effect on our business, financial condition and results of operations. We currently maintain insurance with coverage limits of $1.0 million per occurrence and $5.0 million in the aggregate.

We may be unable to obtain liability insurance at a reasonable cost, which would increase our exposure to catastrophic claims.

        Insurance premiums have increased substantially since the terrorist attacks on September 11, 2001. If certain coverages are unavailable at premiums deemed reasonable by management, our exposure for catastrophic claims would be increased.

If we are unable to recruit, retain and manage security guards, then our business will suffer because we will not be able to service our contracts or get new contracts.

        Our business involves the delivery of contract guard services and is labor-intensive. As of December 31, 2004, we employed 640 guards. Our future performance depends in large part upon our ability to recruit, train and retain guards.

        Qualified guards are in demand, particularly after the terrorist activity which occurred on September 11, 2001, and there is significant competition for these individuals from other security firms, government agencies and other similar enterprises. As a result, we may not be able to recruit and retain sufficient numbers of these individuals in the future. Turnover of contract guards is significant. The loss of the services of, or the failure to recruit, a significant number of skilled guards would materially and adversely affect our business, financial condition and results of operations, including our ability to secure and complete service contracts. Furthermore, if we do not successfully manage our existing guards, then they may not be able to achieve the anticipated billing rates, engagement quality, level of overtime and other performance measures that are important to our business.

Our security guards may conduct improper searches and seizures of third persons or may otherwise engage in misconduct or other improper activities that would cause us to incur liability and to pay significant judgments or settlements.

        Our security guards in the scope of their employment may stop and search third persons and may or may not have justification to do so, which may also result in harm or injury to such third parties or otherwise cause us to incur damages or liability. Additionally, we are exposed to the risk that employee fraud or other misconduct could occur. Misconduct by employees could include intentional failures to comply with government procurement regulations and failure to disclose unauthorized activities to us. Employee misconduct could also involve the improper use of our customers' sensitive or classified information, which could result in regulatory sanctions and cause serious harm to our reputation. Although we believe that we hire security guards with the relevant experience, appropriate background and the intellectual, emotional and physical capabilities necessary to provide quality guard services and that we sufficiently train them to provide such services, our screening and hiring processes may be inadequate or flawed. It is not always possible to identify and deter employee misconduct, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses.

        If our security guards improperly discharge their firearms, engage in improper searches and seizures or otherwise engage in misconduct or other improper activities, then we may be liable for the resulting harm or damage and may be required to pay significant judgments or settlements.

Our costs may increase and we may not be able to pass the increase on to our customers in a timely fashion which would reduce our liquidity and cash flow.

        Our largest expense is wages. The majority of our contracts provide for payments of either fixed fees or fees that increase by only small amounts during their terms. Competitive pressures also prevent us from raising our fees when contracts are renewed. Even in situations where we can raise our fees, the time at which we are able to raise and subsequently collect such additional fees will most likely lag behind the time we are forced to increase wages and salaries. If, due to inflation or other causes, we must increase the wages and salaries of our employees at rates faster than we can increase the fees charged under such contracts, then our liquidity and cash flow would be reduced.

We are subject to government regulation, and our failure or inability to comply with these regulations could materially restrict our operations and subject us to substantial penalties.

        We are subject to a significant number of city, county and state occupational licensing laws that apply to security services. Most states have laws requiring qualification, training and registration of security officers, regulating the use of identification cards, badges and uniforms and imposing minimum bond surety or insurance standards. While we believe that we are currently in material compliance with all such laws, we may not be able to maintain such compliance. Furthermore, governmental entities may amend or change such laws in a manner which is detrimental to us. Any liability we may have from our failure to comply with these laws may materially and adversely affect our business by restricting our operations and subjecting us to substantial penalties. In addition, our current and future operations may be subject to additional regulation as a result of, among other factors, new statutes and regulations and changes in the manner in which existing statutes and regulations are or may be interpreted.

We may not be able to develop and expand our business through the implementation of our acquisition strategy as we intend because such strategy involves certain risks.

        We intend to develop and expand our business through selective acquisitions of security system integrators, guard companies and other complementary businesses. We may not be able to identify, acquire or profitably manage additional companies or assets or successfully integrate such additional companies or assets without substantial costs, delays or other problems. In addition, companies we may acquire may not be profitable at the time of their acquisition or may not achieve levels of profitability that would justify our investment. Acquisitions may involve a number of special risks, including adverse short-term effects on our reported operating results, diversion of management's attention, dependence on retaining, hiring and training key personnel, risks associated with unanticipated problems or legal liabilities and amortization of acquired intangible assets, some or all of which could harm our results of operations.

We may not have, or be able to obtain, sufficient capital to implement our acquisition strategy.

        Our acquisition strategy will require substantial capital. Such capital may be obtained by borrowings under credit facilities, through the issuance of long-term or short-term indebtedness or through the issuance of equity securities in private or public transactions. This could result in dilution of existing equity positions and increased interest expense. We may not be able to obtain financing for future acquisitions on suitable terms, if at all.

        Furthermore, executing our acquisition strategy may be more expensive than we anticipate because the purchase price for acquisition targets may increase due to recent mergers and other transactions recently completed in the security industry and the growing interest in future mergers and consolidations. If the purchase price for acquisition targets we find appealing increases, then we will need more capital than we anticipate to execute our acquisition strategy or we may not be able to execute our acquisition strategy at all.

We may not be able to obtain additional financing that may be necessary to fund or expand our operations.

        In order to fund and expand our operations, increase revenues and acquire certain companies in connection with our acquisition strategy, additional financing will be required, which additional financing may not be available to us on commercially reasonable terms, if at all. We may not be successful in raising additional capital, and the proceeds of any future financings may not be sufficient to meet our future capital needs. We may need to seek additional financing sooner than we anticipate as a result of any of the following factors:

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    changes in operating plans;

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    acceleration of our expansion plans;

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    lower than anticipated sales;

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    increased costs of expansion;

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    increased operating costs; or

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    potential acquisitions.

Our financial results could be adversely affected by changes in accounting rules governing the recognition of stock-based compensation expense, which would reduce our income or increase our losses.

        Our financial results could be affected by changes in the accounting rules governing the recognition of stock-based compensation expense. We measure compensation expense for our employee stock options under the intrinsic value method of accounting prescribed by Accounting Principles Board

Opinion No. 25, "Accounting for Stock Issued to Employees." Because we have granted all stock-based compensation at the market price on the date of grant, no compensation expense has been recognized. As permitted, we have elected to adopt only the disclosure provisions of Statements of Financial Accounting Standards ("SFAS") SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), and we do not account for our compensation expense under the fair value method of accounting prescribed by SFAS No. 123. Had we accounted for our compensation expense under the fair value method of accounting prescribed by SFAS No. 123, we would have had to record a charge of $20,000 for the year ended December 31, 2003. Currently, the U.S. Congress, the Securities and Exchange Commission (the "SEC") and the Financial Accounting Standards Board are considering changes to accounting rules concerning the recognition of stock option compensation expense. If one or more of these proposals are implemented, we and other companies may be required to measure compensation expense using a fair value method, which would adversely affect our results of operations by reducing our income or increasing our losses by an amount equal to such stock option charges.

Compliance with the new corporate governance requirements to which we will be subject as a public company will cause us to incur significant costs, and the failure to comply with such requirements will expose us to investigations and sanctions by regulatory authorities.

        We face new corporate governance requirements under the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley"), as well as new rules and regulations subsequently adopted by the SEC, the Public Company Accounting Oversight Board and The Nasdaq Stock Market. These laws, rules and regulations continue to evolve and may become increasingly stringent in the future.

        In particular, we will be required to include the management and auditor reports on internal control as part of our annual report for the year ending December 31, 2005 pursuant to Section 404 of Sarbanes-Oxley. Although we believe we have adequate internal control procedures in place, we are in the process of evaluating our internal controls systems in order (i) to allow management to report on, and our independent auditors to attest to, our internal controls, as required by these laws, rules and regulations, (ii) to provide reasonable assurance that our public disclosure will be accurate and complete, and (iii) to help ensure that we will be able to comply with the other provisions of Section 404 of Sarbanes-Oxley. We cannot be certain as to the timing of the completion of our evaluation, testing and remediation actions or the impact of the same on our operations. Furthermore there is no precedent available by which to measure compliance adequacy. If we are not able to implement the requirements relating to internal controls and all other provisions of Section 404 in a timely fashion or otherwise achieve adequate compliance with such requirements, then we might be subject to sanctions or investigation by regulatory authorities, such as the SEC or The Nasdaq Stock Market. Any such action may materially adversely affect our reputation, financial condition and the value of our securities, including our common stock. In addition, we expect that these laws, rules and regulations will increase our legal and financial compliance costs and make certain corporate governance activities more difficult, time-consuming and costly. We also expect that these new requirements will make it more difficult and expensive for us to obtain director and officer liability insurance.

If our professional reputation is harmed, then we will have difficulty obtaining new customers and retaining existing customers, either of which would adversely affect our revenues.

        We depend upon our reputation and the individual reputations of our senior professionals to obtain new customers and retain existing customers. Any factor that diminishes our reputation or the individual reputations of our senior professionals, including an ineffective response to terrorist activity or breach of security at any location we service, will make it more difficult for us to compete successfully for new customers or to retain existing customers and, therefore, would adversely affect our revenues.

Economic downturns or recessions may dampen the demand for our services, which will reduce our revenues.

        During economic declines, some decisions to implement security programs and install systems may be deferred or cancelled. In other cases, customers may increase their purchases of security systems because they fear more inventory shrinkage and theft will occur due to increasing economic need. We are not able accurately to predict to what extent an economic slowdown will decrease the demand for our services. If demand for our services decreases, then our revenues will decline.

Our business of providing contract guard services exposes us to liability resulting from acts or omissions of our contract guards.

        If we fail to screen for and recruit qualified security guards or if we fail to sufficiently train our security guards, then such failures could result in our inability to provide the services we have been contracted to provide or in our security guards causing harm to third parties through improper use or discharge of firearms, improper search and seizure, or other misconduct, which would expose us to liability. Agreements to provide security products and services typically contain provisions which limit liability to customers in an attempt to reduce this risk. However, in the event of litigation with respect to such matters, there is no assurance that these limitations will be enforced, and the costs of such litigation could have a material adverse effect on our operating results. We also maintain insurance coverage that we believe is appropriate for our liability risks. We have never had a judgment issued against us in connection with acts or omissions of our employees, and we have never paid any settlement in connection with any such acts or omissions in excess of $20,000. Nonetheless, claims or lawsuits brought against us could allege substantial damages that, if awarded and ultimately paid, could increase our expenses and adversely affect our operating results.

Our ownership and use of firearms exposes us to liability and criminal penalties.

        Our business requires that we own firearms and that these firearms be used by our contract guards. If our security guards improperly discharge or otherwise improperly handle their firearms in the scope or outside the scope of their employment, harm or injury to third parties may result. We may be held liable for such harm or injury and this could materially and adversely affect our business, financial condition and results of operations. Furthermore, we may lose our license as a firearm distributor and may be exposed to criminal penalties.

        We are subject to Federal laws and regulations relating to the distribution and use of firearms. We must maintain procedures to ensure that we comply with these laws and regulations. As discussed previously, a firearm was stolen from one of our security guards servicing one of our contracts and the U.S. Department of Homeland Security has asserted that we did not comply with appropriate procedures in connection with such theft. If we are unable to maintain and create procedures with respect to our distribution and use of firearms which comply with applicable Federal laws and regulations, then we will not be able to fulfill our contracts with Federal agencies and may be banned from obtaining or renewing Federal government contracts, and our revenues would decline significantly.

Risks Relating to this Offering

After this offering, management will continue to beneficially own a significant percentage of our common stock and will have the ability to influence all matters requiring the approval of our board of directors and our shareholders.

        Immediately after consummation of this offering, management will own shares of our common stock which will represent approximately 29% of the combined voting power of our outstanding capital stock (approximately 27% if the over-allotment option is exercised in full). Management will have the power to influence the election of our directors and all decisions made by our shareholders and, in general, to influence the outcome of any corporate transaction or other matter submitted to the shareholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets. The interests of management may conflict with the interests of our other shareholders, including the holders of the common stock offered hereby. See "Security Ownership."

Provisions of our articles of incorporation and Georgia law may have anti-takeover effects that could prevent a change in control which the shareholders consider favorable and could negatively affect your investment.

        Provisions in our articles of incorporation and our bylaws could delay or prevent a change of control of the Company or a change in our management that would provide shareholders with a premium to the market price of their common stock. Our articles of incorporation currently authorize the issuance of 10,000,000 shares of our preferred stock. Our board of directors has the power to issue any or all of these additional shares without shareholder approval, and such shares can be issued with such rights, preferences and limitations as may be determined by our board of directors. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of any holders of preferred stock that may be issued in the future. We presently have no commitments or contracts to issue any shares of preferred stock. Authorized and unissued preferred stock could delay, discourage, hinder or preclude an unsolicited acquisition of the Company, could make it less likely that shareholders receive a premium for their shares as a result of any such attempt and could adversely affect the market price of, and the voting and other rights, of the holders of outstanding shares of common stock. Currently, we have outstanding 100 shares of our Series C Redeemable Preferred Stock; these shares will remain outstanding after this offering unless and until they are redeemed by us. Our articles of incorporation and bylaws also contain provisions that:

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    create a classified board of directors that prevents a majority of the board from being elected at one time;

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    prohibit cumulative voting in the election of directors, which would otherwise allow less than a majority of shareholders to elect director candidates;

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    limit the ability of shareholders to call special meetings of shareholders; and

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    establish advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon by shareholders at shareholder meetings.

See "Description of Securities."

We may experience significant volatility in the price of our common stock even if our business is doing well, which could cause you to lose all or part of your investment.

        The stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. The market price of our common stock may also fluctuate as a result of variations in our operating results. In addition, because there has been no market for our common stock prior to this offering, we cannot predict the extent to which investor interest in our stock will lead to the development of an active trading market or how liquid that market might become. If the trading volume of our common stock is low, then the fluctuations in the overall stock market could be exaggerated in the price of our common stock. In addition, due to the nature of our business, the market price of our common stock may fall in response to a number of factors, some of which are beyond our control, including:

    •
    announcements of competitive developments by us or others;

    •
    changes in estimates of our financial performance or changes in recommendations by securities analysts;

    •
    any loss by us of a major customer;

    •
    additions or departures of key management or other personnel;

    •
    our failure to meet financial analysts' performance expectations or guidance we provide;

    •
    future sales of our common stock or preferred stock;

    •
    volume fluctuations;

    •
    acquisitions or strategic alliances by us or our competitors;

    •
    our historical and anticipated operating results;

    •
    quarterly fluctuations in our financial and operating results;

    •
    changes in market valuations of other companies that operate in our business markets or in our industry;

    •
    lack of adequate trading liquidity as a public company; and

    •
    general market and economic conditions.

        Accordingly, market fluctuations, as well as general economic, political and market conditions such as recessions and interest rate changes, may negatively impact the market price of our common stock, and you may not be able to sell your shares without incurring a loss.

Substantial sales of our common stock after this offering could cause our stock price to fall.

        Immediately after consummation of this offering, our present shareholders will beneficially own approximately 1.2 million shares of common stock. Subject to applicable law, such shareholders could sell all or some of their shares of common stock from time to time for any reason. We cannot accurately predict the effect, if any, that future sales of outstanding common stock or the availability of common stock for sale will have on the market price of the common stock prevailing from time to time. We may also issue additional shares of common stock upon the exercise of vested options or warrants, by grant to employees, directors and consultants or, after expiration of the lock-up agreements discussed below, in connection with acquisitions and to raise additional capital. Sales of substantial amounts of common stock in the public market following this offering, or the perception that such sales could occur, could adversely affect prevailing market prices of the common stock.

        All of our current shareholders have agreed that, for a period of 12 months following the date of this prospectus, they will not issue or sell any shares of common stock or securities convertible into or exercisable for such stock held by any of them now or in the future without the prior written consent of the representative of the underwriters. See "Shares Eligible for Future Sale" and "Security Ownership."

You will incur immediate and substantial dilution of the value of your shares of common stock.

        If you purchase units in this offering, you will incur immediate dilution of approximately $7.14 per share. In addition, we have issued options to acquire shares of our common stock at a price significantly below the initial public offering price. To the extent these options are exercised, you will incur additional dilution. See "Dilution" for a more complete description of the dilution that you will incur.

After prepayment of substantially all of the Paragon Notes in an aggregate principal amount of $7.3 million and payment of all dividends due on our Series C Redeemable Preferred Stock, management will have broad discretion in the application of the remaining net proceeds of this offering and may apply such proceeds to uses that do not increase our profits or market value, and this may cause the value of your common stock to decline.

        After using approximately an aggregate of $7.8 million of the net proceeds of this offering to repay substantially all of the Paragon Notes in an aggregate amount of $7.3 million and pay all dividends due on our Series C Redeemable Preferred Stock, our management will have broad discretion in the application of the remaining net proceeds of this offering, which we believe will total approximately $1.7 million. You will not have the opportunity, as part of your investment decision, to assess whether the remaining net proceeds are being used appropriately. The remaining net proceeds may be used for corporate purposes that do not increase our profitability or our market value. Pending application of the proceeds, they may be placed in investments that do not produce income or that lose value.

A substantial portion of the proceeds of this offering will be paid to officers of Paragon System in respect of the Paragon Notes and Series C Redeemable Preferred Stock held by them. Consequently, such proceeds will not be available for other purposes which may increase our profitability or market value.

        We will pay approximately $7.8 million of the net proceeds of this offering to Messrs. Keathley, Luther, Bright and Wilson, who are officers and former shareholders of Paragon Systems, in repayment of the Paragon Notes held by them in aggregate principal amount of $7.3 million and in payment of the dividends due on the Series C Redeemable Preferred Stock held by them. Accordingly, these proceeds will not be available for other purposes that may increase our profitability or market value. After these payments are made to Messrs. Keathley, Luther, Bright and Wilson, the net proceeds of this offering will be approximately $1.7 million dollars.

If we do not meet our payment obligations under the Paragon Notes or the Series C Redeemable Preferred Stock, then we may lose control of Paragon Systems which is our only source of operating revenue.

        We have pledged 55% of the capital stock of Paragon Systems to Messrs. Keathley, Luther, Bright and Wilson, the former shareholders of Paragon Systems, to secure our payment obligations with respect to the Paragon Notes and the Series C Redeemable Preferred Stock held by them. If we default on such payment obligations, then Messrs. Keathley, Luther, Bright and Wilson may foreclose on such capital stock. If they do so, then we would no longer recognize control of Paragon Systems, the operations of which provide all of our operating revenue.

There has been no prior market for our units, common stock or warrants, and a public market for our securities may not develop or be sustained, which could make it more difficult for you to sell your units, common stock or warrants.

        Prior to this offering, there has been no public trading market for our securities. An active public market for our securities may not develop or be sustained after this offering, and the market price might fall below the initial public offering price. The public offering price for the units has been determined by negotiations between us and the underwriters based upon several factors and does not necessarily bear any relationship to our assets, book value, results of operations or net worth or any other generally accepted criteria of value and should not be considered as indicative of the actual value of the Company. Therefore, the market price of the units may fall below the public offering price of the units at any time following the offering. See "Underwriters".

        Although the units, common stock and warrants have been approved for listing on The Nasdaq SmallCap Stock Market, an active trading market for our securities may not develop. To the extent an active trading market does develop, factors such as quarterly variations in our financial results, public announcements by us or others, general market conditions or certain regulatory pronouncements may cause the market price of our securities to fluctuate substantially.

The redemption of our warrants in this offering may adversely affect potential investors by requiring them to sell or exercise the warrants at a time that may be disadvantageous for them.

        Our warrants forming a part of the units will be redeemable at $0.25 per warrant upon 30 days written notice to the warrant holder, provided that (i) there is then an effective registration statement under the Securities Act of 1933 (the "Securities Act") covering the shares issuable upon exercise of the warrants, (ii) the closing price of our common stock equals or exceeds $9.00 per share for 20 consecutive trading days prior to the date of the notice of redemption, and (iii) 12 months have elapsed since the date of this prospectus.

        Notice of redemption of the warrants could force holders to exercise the warrants and pay the exercise price therefor at a time when it may be disadvantageous for them to do so, sell the warrants at the current market price when they might otherwise wish to hold the warrants or accept the redemption price, which is likely to be substantially less than the market value of the warrants at the time of redemption.

If a current prospectus, and possibly state blue sky registration, is not in place, then you will not be able to exercise your warrants.

        Holders of our warrants will be able to exercise their warrants only if a current registration statement relating to such shares is then in effect and, if an exemption is not otherwise available, only if the shares are qualified for sale under the securities laws of the applicable state or states. We have undertaken and intend to file and keep current a registration statement covering the shares of common stock issuable upon exercise of the warrants, but we cannot assure you that we will be able to do so. If required, we intend to seek to qualify such shares for sale in those states where the units are to be offered, but we cannot assure you that such qualification will occur. The warrants may be of no value if the current registration statement covering the shares underlying the warrants is not effective and available or, if required, such underlying shares are not or cannot be registered in the applicable states.

We do not intend to pay dividends on our common stock, and you may not experience a return on investment without selling your securities.

        We have never declared or paid, nor do we intend in the foreseeable future to declare or pay, any cash dividends on our common stock. Because we intend to retain all future earnings to finance the operation and growth of our business, you will likely need to sell your securities in order to realize a return on your investment, if any.

        We are obligated to pay dividends on our outstanding shares of Series C Redeemable Preferred Stock equal to 5% of the redemption value per annum (or $300,000 per year on 100 shares of Series C Redeemable Preferred Stock). See "Dividend Policy."

FORWARD-LOOKING STATEMENTS

        We have made forward-looking statements in this prospectus, included under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," that are based on our management's beliefs and assumptions and on information currently available to management. Forward-looking statements include the information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, potential growth opportunities, benefits resulting from the offering, the effects of future regulation and the effects of competition.

        Forward-looking statements include all statements that are not historical facts. Words such as "believes," "expects," "anticipates," "intends," "seeks," "could," "will," "predicts," "potential," "continue," "may," "plans," "estimates" and similar expressions, or the negative of these and similar expressions, are intended to identify such forward-looking statements. Examples of forward-looking statements in this prospectus include statements regarding:

    •
    the impact of terrorist activity or breach of security on our business;

    •
    our ability to retain and manage our guards;

    •
    our plans for expansion and growth of our business;

    •
    our ability to compete effectively in our industry;

    •
    our expectations regarding the likelihood of introduction of new regulations that would adversely affect our business;

    •
    our estimates of our capital requirements and needs for additional financing;

    •
    risks related to Federal government contracts;

    •
    Federal government audits and cost adjustments;

    •
    differences between authorized amounts and amounts received by us under Federal government contracts;

    •
    changes in Federal government (or other applicable) procurement laws, regulations, policies and budgets;

    •
    our ability to retain contracts during re-bidding processes; and

    •
    the other factors that we describe in this prospectus under "Risk Factors."

        Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. You should not put undue reliance on any forward-looking statements. You should understand that many important factors, in addition to those discussed in "Risk Factors" and elsewhere in this prospectus, could cause our results to differ materially from those expressed in forward-looking statements. These factors include our competitive environment, economic and other conditions in the markets in which we operate and governmental regulations.

        All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in this prospectus. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of these statements in light of new information or future events.

USE OF PROCEEDS

        We estimate that our net proceeds from the sale of the 1,800,000 units we are offering at an initial offering price of $6.00 per unit will be approximately $9.5 million, or $10.5 million if the underwriters exercise their over-allotment option in full, after deducting estimated underwriting discounts and commissions and after deducting estimated offering expenses. The primary purposes of this offering are to obtain additional equity capital, create a public market for our common stock and facilitate future access to public capital markets.

        We will use approximately $7.8 million of the net proceeds of this offering to repay substantially all of the Paragon Notes in an aggregate principal amount of $7.3 million and pay all dividends due on our outstanding Series C Redeemable Preferred Stock. All of the Paragon Notes carry an annual interest rate of 7%. Of the portion of the Paragon Notes which we will repay with the net proceeds of this offering, an aggregate principal amount of $6.2 million matures on the earlier of February 15, 2005 or the date on which we receive the proceeds of this offering and an aggregate principal amount of $1.1 million matures on February 28, 2005. We are obligated to pay dividends on our outstanding shares of Series C Redeemable Preferred Stock equal to 5% of the redemption value per annum (or $300,000 per year on 100 shares of Series C Redeemable Preferred Stock). See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources."

        We intend to use the remaining net proceeds we receive from this offering for general corporate purposes, including capital expenditures, working capital and possible strategic acquisitions that we may determine to pursue in the future. See "Business—Our Strategy—Acquisitions." We frequently evaluate acquisition opportunities and, at any given time, may be in various stages of due diligence or preliminary discussions with respect to a number of potential transactions. From time to time, we may enter into non-binding letters of intent, but we are not currently subject to any definitive agreement with respect to any transaction material to our operations or otherwise so far advanced in any discussions as to make a transaction material to our operations reasonably certain. Pending final use, we may invest the net proceeds of this offering in short-term, investment grade, interest-bearing securities or guaranteed obligations of the United States or its agencies.

        The following table sets forth the use of the proceeds from this offering as described above:

	($ in thousands)	Percentage of Proceeds from this Offering
Proceeds from this offering, 1,800,000 units at an offering price of $6.00 per unit	$10,800	100%
Costs related to this offering, including professional services fees and distribution costs	(1,313)	(12.2)

Net proceeds from this offering	9,487	87.8
Pay promissory notes with an outstanding principal balance of $6.2 million	(6,200)	(57.4)
Pay interest on promissory notes with an outstanding principal balance of $6.2 million	(253)	(2.3)
Pay a portion of the promissory notes with an outstanding principal balance of $1.5 million	(1,100)	(10.2)
Pay interest on promissory notes with an outstanding principal balance of $1.5 million	(62)	(0.6)
Pay dividends on the Series C Redeemable Preferred Stock through August 2004	(150)	(1.4)

Cash available for general corporate purposes	$1,722	15.9%

        We have retained Bathgate Capital Partners LLC to secure mezzanine financing for us. If we obtain this financing, then we intend to use the proceeds thereof to repay, to the extent of such proceeds, the Paragon Notes. If we do so, then we will have additional proceeds from this offering to use for general corporate purposes, including capital expenditures, working capital and possible strategic acquisitions. There is no assurance that we will obtain such financing, and there is no definitive agreement currently in place with respect to any such financing.

DIVIDEND POLICY

        We intend to seek to maximize shareholder value through growth. As a result, we do not expect to pay cash dividends on our common stock but intend, instead, to utilize available cash to support the development and expansion of our business, including acquisition opportunities.

        Any future determination relating to our dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including future earnings, capital requirements, financial condition, contractual obligations and the terms of any credit facility or other financing agreements we may obtain or enter into, future prospects and any other factors our board of directors may deem relevant at the time such payment is considered.

        We are obligated to pay dividends on our outstanding shares of Series C Redeemable Preferred Stock equal to 5% of the redemption value per annum (or $300,000 per year on 100 shares of Series C Redeemable Preferred Stock). See "Description of Securities."

CAPITALIZATION

        The following table sets forth, as of September 30, 2004, our historical consolidated capitalization as adjusted to reflect (i) net proceeds to us from this offering of approximately $9.5 million; (ii) the application of such proceeds to repay substantially all of the Paragon Notes in the aggregate principal amount of $7.3 million and pay all dividends due on our Series C Redeemable Preferred Stock; (iii) the Acquisition; and (iv) the Exchange and Recapitalization. You should read this table in conjunction with "Historical Selected Financial Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Unaudited Pro Forma Condensed Financial Statements" and our historical consolidated financial statements and notes to those financial statements appearing elsewhere in this prospectus.

	As of September 30, 2004
	Actual	As Adjusted
	(unaudited)	(unaudited)
	($ in thousands)
Cash	$310	$2,032

Notes payable due February 15, 2005	$6,200	$—
Note payable to our lender	400	400
Notes payable due February 28, 2005	1,500	400
Note payable under factoring facility	1,722	1,722
Capital lease obligations	216	216
Series C Redeemable Preferred Stock subject to mandatory redemption	6,000	6,000

Total debt	16,038	8,738
Series A Convertible Preferred Stock subject to conversion to common stock	460	—
Series B Convertible Preferred Stock subject to conversion to common stock	196	—
Common stock	1	1
Additional paid-in capital	115	9,823
Retained earnings (deficit)	(1,098)	(1,098)

Total capitalization	$15,712	$17,464

DILUTION

        If you invest in our units, your interest will be diluted to the extent of the difference between the public offering price per unit and the adjusted net tangible book value (deficit) per share of our common stock immediately upon the completion of this offering.

        The net tangible book value (deficit) of our common stock as of September 30, 2004 was $(12.5) million, or $(10.13) per share. Net tangible book value (deficit) per share before this offering has been determined by dividing net tangible book value (deficit) (book value of total assets less intangible assets including goodwill, less total liabilities) by the number of shares of common stock outstanding as of September 30, 2004 giving effect to the Exchange and Recapitalization. After (i) giving effect to the sale of our units in this offering at an initial public offering price of $6.00 per unit, (ii) deducting underwriting discounts and commissions and estimated offering expenses payable by us and (iii) giving effect to the Exchange and Recapitalization, our tangible book value as of September 30, 2004 would have been $(3.5) million, or $(1.14) per share. This represents an immediate increase in net adjusted tangible book value of $8.99 per share to existing holders of common stock and an immediate dilution in net tangible book value (deficit) of $7.14 per share to purchasers of common stock in this offering, as illustrated in the following table:

Public offering price per unit		$6.00
Adjusted net tangible book value (deficit) per share at September 30, 2004	$(10.13)
Increase per share attributable to new purchasers	8.99

Pro forma net tangible book value (deficit) per share		(1.14)

Net tangible book value dilution per share to new purchasers		$7.14

Net tangible book value dilution per share to new purchasers as a percentage of public offering price per unit		119%

        The following table sets forth the total cash invested in the Company by existing shareholders and by persons investing in this offering:

	Cash Investment	Percentage of Total Cash Invested	Shares Outstanding After this Offering	Percentage of Shares Outstanding	Average Price Paid per Share
	($ and shares in thousands, except per share data)
Cash investment made by existing shareholders	$772	7.9%	1,200	39.5%	$0.64

Cash investment made by persons participating in this offering	10,800	109.9%	1,800	59.3%	6.00
Less costs of this offering being paid out of the proceeds of this offering	(1,313)	(13.4)%	—	—	—
Less costs of this offering paid by the Company through December 31, 2004	(435)	(4.4)%	—	—	—

	9,052	92.1%	1,800	59.3%	$5.03

Shares issued to former shareholders of Paragon Systems and current shareholders of Tri-S			35	1.2%	—

Shareholders' investment after the offering	$9,824	100.0%	3,035	100.0%	$3.24

        The following table reconciles cash invested by shareholders to net tangible shareholder deficit:

($ and shares in thousands except per share data)
Shareholders' investment after this offering	$9,824
Retained deficit as of September 30, 2004	(1,098)

Shareholders' equity after this offering as of September 30, 2004	8,726
Less goodwill and other intangible assets as of September 30, 2004	(12,190)

Tangible shareholders' deficit as of September 30, 2004 after this offering	$(3,464)

Total shares outstanding after this offering	3,035

Tangible shareholders' deficit per share as of September 30, 2004 after this offering	$(1.14)

        If the over-allotment option is exercised in full, then the pro forma net tangible book value (deficit) per share of common stock after giving effect to the sale of our units in this offering and the transactions described above would be $(0.61) per share, the increase in the net tangible book value per share would be $0.53, and the dilution to persons who purchase units in this offering would be $6.61 per share.

        As of September 30, 2004, there was an aggregate of 200,000 shares of common stock issuable upon the exercise of an outstanding option at an exercise price of $0.04 per share. After giving effect to the Exchange and Recapitalization, 64,725 shares of common stock will be issuable upon the exercise of the outstanding option granted at an exercise price of $0.12 per share. As of September 30, 2004, there also was a warrant outstanding to purchase 50,000 shares of common stock at an exercise price of $1.00 per share. After giving effect to the Exchange and Recapitalization, 16,181 shares of common stock will be issuable upon the exercise of the warrant at an exercise price of $3.09 per share. Assuming the exercise of the foregoing outstanding option and warrant, dilution to new investors would be $7.12 per share ($6.60 assuming the over-allotment option is exercised in full).

HISTORICAL SELECTED FINANCIAL DATA

        We did not have an operating business before the Acquisition. Consequently, the historical selected financial data set forth in the accompanying summary of historical and selected financial data presents the historical selected financial data of Paragon Systems prior to the Acquisition and the financial information of Tri-S for periods prior to the Acquisition and Tri-S consolidated with Paragon Systems for the nine months ended September 30, 2004. The results of operations for the nine-months ended September 30, 2004 are not necessarily indicative of results that may be expected for the full fiscal year. The selected historical financial data should be read in conjunction with "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and our historical consolidated financial statements included elsewhere in this prospectus.

        Basic income (loss) per share is computed by dividing income (loss) available to common shareholders by the weighted average number of common shares outstanding for the period after giving effect to the Exchange and Recapitalization. Diluted earnings per share reflects the potential dilution that would occur if securities or other contracts to issue common stock were exercised or converted into common stock.

        The Predecessor Company was formerly a subchapter S corporation; consequently, pro forma income tax expense, pro forma net income and pro forma income per share are presented on the face of the summary of historical selected financial data for the periods presented as the Predecessor Company. The necessary adjustments include only taxes at a statutory rate of 38% for each period presented. The pro forma income per share calculation of the Predecessor Company operations is based on the weighted average number of common shares outstanding, after giving effect to the Exchange and Recapitalization of Tri-S, which acquired the Predecessor Company in February 2004.

        Tri-S was incorporated during the fourth quarter of 2001. For purposes of calculating the weighted average shares outstanding for the pro forma income per share calculation for the year ended December 31, 2001 and prior periods, it is assumed that the Company was incorporated on January 1, 1999.

	Historical Selected Financial Data
	Predecessor Basis
	Paragon Systems, Inc.
	Year Ended December 31, 1999	Year Ended December 31, 2000	Year Ended December 31, 2001	Year Ended December 31, 2002	Nine months ended 9/30/03	Year Ended December 31 2003	Jan. 1, 2004 to Feb. 27, 2004
	(In thousands, except per share data)
Statement of Operations Data:
Revenues	$5,691	$7,698	$16,491	$21,364	$21,766	$29,395	$4,705
Direct labor	2,023	3,076	9,092	11,983	11,872	16,070	2,481
% of revenues	35.55%	39.96%	55.13%	56.09%	54.54%	54.67%	52.73%
Indirect labor and other contract support costs	2,442	3,417	6,000	7,615	8,137	11,151	2,113
% of revenues	42.91%	44.39%	36.38%	35.64%	37.38%	37.94%	44.91%
Selling, general and administrative expenses	588	652	896	1,179	977	1,466	230
% of revenues	10.33%	8.47%	5.43%	5.52%	4.49%	4.99%	4.89%
Amortization of intangible assets	—	—	—	—	—	—	—
Operating income (loss)	638	553	503	587	780	708	(119)
% of revenues	11.2%	7.2%	3.1%	2.7%	3.6%	2.4%	-2.5%
Depreciation and amortization expense	50	62	88	68	46	175	28
Interest income	—	—	28	23	8	12	—
Interest expense	(8)	(14)	(11)	(7)	(20)	(30)	(11)
Interest on redeemable preferred stock	—	—	—	—	—	—	—
Income (loss) before taxes	630	539	520	603	768	690	(130)
Pro forma income tax expense (benefit)	239	205	198	229	292	262	(49)
Pro forma net income (loss)	391	334	322	374	476	428	(81)
Pro forma basic net income (loss) per common share	0.48	0.41	0.40	0.46	0.58	0.52	(0.10)
Pro forma diluted net income (loss) per common share	0.48	0.41	0.40	0.40	0.45	0.39	(0.10)
Balance Sheet Data (at Period End):
Cash	$127	$239	$647	$877	$1,206	$846	$275
Current assets	2,124	3,005	5,003	5,911	6,408	5,713	6,803
Total assets	2,237	3,201	5,147	6,114	6,830	6,883	7,230
Long term obligations	—	—	—	—	—	185	175
Total liabilities	782	1,207	2,760	3,124	3,072	3,058	3,720
Cash dividends	—	—	—	—	—	—	—

	Historical Selected Financial Data
	Successor Basis
	Tri-S Security Corporation				Tri-S Security Corporation and Subsidiary Consolidated
	Year Ended December 31, 2001	Year Ended December 31, 2002	Nine Months Ended 9/30/03	Year Ended December 31, 2003	Nine Months ended 9/30/04 Consolidated
	(In thousands, except per share data)
Statement of Operations Data:
Revenues	$—	$—	$—	$—	$17,728
Direct labor	—	—	—	—	9,506
% of revenues					53.62%
Indirect labor and other contract support costs	—	—	—	—	6,792
% of revenues					38.31%
Selling, general and administrative expenses	100	216	210	347	1,097
% of revenues					6.19%
Amortization of intangible assets	—	—	—	—	252
Operating income (loss)	(100)	(216)	(210)	(347)	81
% of revenues					0.5%
Depreciation and amortization expense	—	—	—	—	440
Interest income	—	—	—		3
Interest expense	—	—	—	—	(1,018)
Interest on redeemable preferred stock	—	—	—	—	(175)
Income (loss) before taxes	(100)	(216)	(210)	(347)	(1,109)
Pro forma income tax expense (benefit)	(38)	(82)	(80)	(130)	(424)
Pro forma net income (loss)	(62)	(134)	(130)	(217)	(685)
Pro forma basic net income (loss) per common share	(0.08)	(0.16)	(0.16)	(0.26)	(0.83)
Pro forma diluted net income (loss) per common share	(0.08)	(0.16)	(0.16)	(0.26)	(0.83)
Balance Sheet Data (at Period End):
Cash	$—	$93	$239	$102	$310
Current assets	—	93	239	102	5,030
Total assets	—	213	244	362	21,007
Long term obligations	—	—	—	—	8,563
Total liabilities	—	2	3	3	21,333
Cash dividends	—	—	—	—	—

UNAUDITED PRO FORMA
CONDENSED FINANCIAL STATEMENTS

        The following unaudited pro forma condensed financial statements are presented to illustrate the effects of the transactions contemplated by the Exchange and Recapitalization, the completion of this offering and the use of proceeds of this offering (collectively, the "Capital Transactions"), as well as the Acquisition. The Exchange and Recapitalization includes all the transactions contemplated by the Agreement Regarding Notes and Preferred Shares, the Extension Agreement and the reverse stock split, which we intend to effectuate immediately prior to the completion of this offering. In the reverse stock split, we intend to exchange (i) all the shares of our common stock, Series A Convertible Preferred Stock and Series B Convertible Preferred Stock outstanding immediately prior to the completion of this offering for an aggregate of 1.2 million newly-issued shares of common stock; and (ii) all rights to purchase shares of common stock outstanding immediately prior to the completion of this offering for rights to purchase an aggregate of 113,269 shares of common stock. See "Recent Developments."

        Tri-S did not have an operating business prior to the Acquisition. Expenses consisted primarily of services performed and fees incurred associated with the creation and capitalization of the Company and the pursuit of acquisition opportunities. The financial statements of Paragon Systems, as an operating entity, are the more relevant information available prior to the Acquisition of Paragon Systems by Tri-S. Consequently, the accompanying unaudited pro forma condensed financial statements present the financial statements of Paragon Systems as the Predecessor Company prior to the Acquisition and the consolidated financial statements of Tri-S as the Successor Company subsequent to the Acquisition.

        Historical amounts for the year ended December 31, 2003 are derived from audited 2003 financial statements for Paragon Systems combined with audited 2003 financial statements for Tri-S. Historical amounts as of September 30, 2004 and for the nine months ended September 30, 2004, are derived from the unaudited consolidated financial statements of Tri-S for the nine months ended September 30, 2004 combined with the historical unaudited financial statements of Paragon Systems for the two months ended February 27, 2004.

        The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. These adjustments are more fully described in the notes to the pro forma condensed financial statements below.

        The Unaudited Pro Forma Condensed Consolidated Balance Sheet at September 30, 2004 assumes that the Acquisition and Capital Transactions took place on that date. The Unaudited Pro Forma Condensed Statement of Operations for the year ended December 31, 2003 and the nine months ended September 30, 2004 assume that the Acquisition and Capital Transactions took place on January 1, 2003, the beginning of the 2003 fiscal year. Such information is not necessarily indicative of the Company's financial position or results of operations that would have occurred if the Acquisition and Capital Transactions had been consummated as of the dates indicated, nor should it be construed as being a representation as to the Company's future financial position or results of operations.

        The unaudited pro forma condensed consolidated financial statements should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements, the related notes and the other financial information included elsewhere in this prospectus.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

at September 30, 2004

($ in thousands)

	Successor Basis
	Historical Consolidated Balance Sheet	Pro Forma Adjustments for the Capital Transactions		Pro Forma Balance Sheet
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$310	$1,722	(f)	$2,032
Trade accounts receivable, net	4,443			4,443
Prepaid expenses and other assets	277	(185	)(f)	92

Total current assets	5,030			6,567

Property and equipment, less accumulated depreciation	356			356
Investment in joint venture	3,431			3,431
Intangible assets—net	1,679			1,679
Goodwill	10,511			10,511

Total assets	$21,007			$22,544

Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
Trade accounts payable	35			35
Accrued expenses	2,833	(215	)(f)	2,618
Short term notes payable	9,822	(7,300	)(f)	2,522
Current portion of capital lease obligations	80			80

Total current liabilities	12,770			5,255

Other liabilities:
Capital lease obligations, less current portion	136			136
Income taxes payable	1,056			1,056
Deferred income taxes	1,371			1,371
Mandatory redeemable preferred stock	6,000			6,000

Total liabilities	21,333			13,818

Stockholders' equity (deficit):
Common stock	1		(f)(h)(i)(j)	1
Preferred stock	656	(656	)(g)(h)	0
Additional paid-in capital	115	9,708	(f)(g)(h)(i)	9,823
Retained earnings (deficit)	(1,098)			(1,098)

Total stockholders' equity (deficit)	(326)			8,726

Total liabilities and stockholders' equity (deficit)	$21,007			$22,544

See accompanying notes to the Unaudited Pro Forma Condensed Financial Statements.

Tri-S Security Corporation and Subsidiary

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2003

(in thousands, except per share data)

	Combined Statement of Operations Year Ended December 31, 2003	Purchase Acquisition Adjustments		Pro Forma Statement of Operations With Acquisition Adjustments	Pro Forma Adjustments for the Capital Transaction		Pro Forma Statement of Operations
Revenues	$29,395			$29,395			$29,395

Operating expenses:
Direct labor	16,070			16,070			16,070
Indirect labor and other contract support costs	11,151			11,151			11,151
Selling, general and administrative	1,813			1,813			1,813
Amortization of intangible assets	0	432	(d)	432			432

	29,034			29,466			29,466

Operating income	361			(71)			(71)

Other income (expense):
Interest income	12			12			12
Interest expense	(30)	(539	)(a)(b)	(569)	434	(k)	(135)
Interest on mandatory redeemable preferred stock	0	(300	)(c)	(300)			(300)

	(18)			(857)			(423)

Income (loss) before income taxes	343			(928)			(494)
Pro forma income tax expense	131	(483	)(e)	(352)	165	(c)	(187)

Pro forma net income (loss)	$212			$(576)			$(307)

Basic pro forma net income (loss) per common stock				$(0.70)			$(0.11)
Diluted pro forma net income (loss) per common stock				$(0.70)			$(0.11)
Basic weighted average number of common stock				823			2,910
Diluted weighted average number of common stock				1,107			2,942

See accompanying notes to the Unaudited Pro Forma Condensed Financial Statements.

Tri-S Security Corporation and Subsidiary

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2003

(in thousands)

	Tri-S	Paragon Systems	Combined Statement of Operations Year Ended December 31, 2003
Revenues	$—	$29,395	$29,395

Operating expenses
Direct labor		16,070	16,070
Indirect labor and other contract support costs		11,151	11,151
Selling, general and administrative	347	1,466	1,813
Amortization of intangible assets			0

	347	28,687	29,034

Operating income (loss)	(347)	708	361

Other income (expense):
Interest income		12	12
Interest expense		(30)	(30)
Interest on mandatory redeemable preferred stock			0

	0	(18)	(18)

Income (loss) before income taxes	(347)	690	343
Pro forma income tax expense (benefit)	(131)	262	131

Pro forma net income (loss)	$(216)	$428	$212

See accompanying notes to the Unaudited Pro Forma Condensed Financial Statements.

Tri-S Security Corporation and Subsidiary

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Nine Months Ended September 30, 2004

(in thousands, except per share data)

	Combined Statement of Operations
				Pro Forma Statement of Operations With Acquisition Adjustments
	Nine Months Ended September 30, 2004	Purchase Acquisition Adjustments			Pro Forma Adjustments for the Capital Transaction		Pro Forma Statement of Operations
	(unaudited)
Revenues	$22,433			$22,433			$22,433

Operating expenses:
Direct labor	11,987			11,987			11,987
Indirect labor and other contract support costs	8,905			8,905			8,905
Selling, general and administrative	1,327			1,327			1,327
Amortization of intangible assets	252	69	(d)	321			321

	22,471			22,540			22,540

Operating income	(38)			(107)			(107)

Other income (expense):
Interest income	3			3			3
Interest expense	(1,029)	(86	)(a)(b)	(1,115)	328	(k)	(787)
Interest on mandatory redeemable preferred stock	(175)	(48	)(c)	(223)			(223)

	(1,201)			(1,335)			(1,007)

Income (loss) before income taxes	(1,239)			(1,442)			(1,114)
Pro forma income tax expense	(473)	(74	)(e)	(547)	124	(e)	(423)

Pro forma net income (loss)	$(766)			(895)			$(691)

Basic pro forma net income (loss) per common stock				$(1.08)			$(0.23)
Diluted pro forma net income (loss) per common stock				$(1.08)			$(0.23)
Basic weighted average number of common stock				828			3,035
Diluted weighted average number of common stock				1,269			3,104

See accompanying notes to the Unaudited Pro Forma Condensed Financial Statements.

Tri-S Security Corporation and Subsidiary

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Nine Months Ended September 30, 2004

($ in thousands, except per share data)

	Paragon Systems
		Tri-S	Combined Statement of Operations
	Two Months Ended February 27, 2004	Nine Months Ended September 30, 2004
			Nine Months Ended September 30, 2004
	(unaudited)	(unaudited)	(unaudited)
Revenues	$4,705	$17,728	$22,433

Operating expenses:
Direct labor	2,481	9,506	11,987
Indirect labor and other contract support costs	2,113	6,792	8,905
Selling, general and administrative	230	1,097	1,324
Amortization of intangible assets		252	252

	4,824	17,647	22,471

Operating income	(119)	81	(38)

Other income (expense):
Interest income	0	3	3
Interest expense	(11)	(1,018)	(1,029)
Interest on mandatory redeemable preferred stock		(175)	(175)

	(11)	(1,190)	(1,201)

Income (loss) before income taxes	(130)	(1,109)	(1,239)
Pro forma income tax expense	(49)	(424)	(473)

Pro forma net income (loss)	$(81)	$(685)	$(766)

See accompanying notes to the Unaudited Pro Forma Condensed Financial Statements.

Notes to Unaudited Pro Forma Condensed Financial Statements

        The Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2003 and the Unaudited Pro Forma Condensed Combined Statement of Operations for the nine months ended September 30, 2004 give effect to the following adjustments related to the Acquisition.

        The Acquisition was accounted for as a purchase in accordance with SFAS No. 141, Business Combinations. The adjustments reflect the financing of the Acquisition and purchase accounting adjustments as follows (dollars in thousands):

  Funds Used for the Acquisition:

Cash payment to former shareholders of Paragon Systems(1)	$2,300
Promissory notes with interest at 7%	6,200
Promissory notes with interest at 7%	1,500
Series C Redeemable Preferred Stock with a dividend rate at 5%(2)	6,000

Total funds used for the Acquisition	$16,000

  Composition of Purchase Price:

Book value of net assets acquired	$3,511
Investment in joint venture	3,761
Income tax liabilities(3)	(1,408)
Deferred income tax liabilities(4)	(2,045)
Federal government contracts	1,700
Goodwill	10,481

Total net assets acquired, at fair value	$16,000

(1)
Simultaneous with the closing of the Acquisition, Paragon Systems sold $4.3 million in receivables to LSQ, an unaffiliated company which factors receivables. The proceeds of the transaction were utilized as follows (dollars in thousands):

Cash payment to former shareholders of Paragon Systems	$2,300
Pay off outstanding borrowings under the Paragon Systems line-of-credit	1,175
Additional cash for working capital at Paragon Systems	700
Fees and interest costs	120

$4,295

(2)
We agreed to issue an aggregate of 100 shares of Series C Redeemable Preferred Stock to Charles Keathley, Robert Luther, Harold Bright and John Wilson, the former shareholders of Paragon Systems, in connection with the Acquisition. These shares were valued at their per share redemption value ($60,000 per share), which represents, in the aggregate, the balance of the purchase price for Paragon Systems not paid in cash or notes and was a result of arms' length negotiations between Tri-S and Messrs. Keathley, Luther, Bright and Wilson.

(3)
Paragon Systems used the cash basis of accounting for income taxes prior to the Acquisition, at which time Paragon Systems was required to change its accounting method to the accrual basis. Income taxes as a result of the change in method become due in four annual installments and were recorded as an adjustment of $1.4 million to the purchase price of Paragon Systems in accordance with business combination purchase accounting.

(4)
As a result of the Acquisition, the Company recorded a net deferred tax liability of $2.0 million. This deferred tax liability results from the difference between financial reporting and income tax bases of assets and liabilities purchased.

        Adjusting Entries to the Pro Forma Condensed Financial Statements:

  I.
  To reflect additional interest expense and dividend requirements for promissory notes and shares of Series C Redeemable Preferred Stock issued to Messrs. Keathley, Luther, Bright and Wilson in conjunction with the Acquisition, summarized as follows:

		Predecessor Basis—Paragon Systems
		Year Ended December 31, 2003	58 Days Ended February 27, 2004
		($ in Thousands)
(a)	Additional interest expense on promissory notes with an aggregate principal amount of $6.2 million, which accrue interest at 7% per annum.	$434	$69
(b)	Additional interest expense on promissory notes with an aggregate principal amount of $1.5 million, which accrue interest at 7% per annum.	$105	$17
(c)	Additional dividend requirements, presented as interest expense, on shares of Series C Redeemable Preferred Stock with an aggregate redemption value of $6.0 million, which accrue at a rate of 5% per annum.	$300	$48
  II.
  To reflect additional amortization expense for the increase in the fair value of Federal government contracts in conjunction with the Acquisition, summarized as follows:

		Predecessor Basis—Paragon Systems
		Year Ended December 31, 2003	58 Days Ended February 27, 2004
		($ in Thousands)
(d)	Additional amortization expense on increase in fair value of Federal government contracts.	$432	$69

  The fair value of each Federal government contract is amortized over the remaining contract term on a straight line basis.

  III.
  Paragon Systems used the cash basis of accounting for income taxes prior to the Acquisition. Paragon Systems recognized income taxes pertaining to built in gains tax relating to periods prior to its subchapter S election. Pro forma income taxes are recognized at 38% of income or loss before income taxes. The Successor Company expects to report taxable income on its Federal and state income tax returns after recognizing its loss from operations. Cash distributions from the Company's 10% equity interest in the joint venture will offset all of the Company's operating losses.

    (e)
    Pro forma income tax for the:

(in Thousands)
Year Ended December 31, 2003
Purchase acquisition adjustments	$483
Pro forma adjustments for the Capital Transactions	165
Nine Months Ended September 30, 2004
Purchase acquisition adjustments	74
Pro forma adjustments for the Capital Transactions	124
  IV.
  The Unaudited Pro Forma Condensed Consolidated Balance Sheet gives effect to the following adjustments related to the Capital Transactions as of September 30, 2004:

  (f)
  The adjustments reflect the Capital Transactions as follows:

($ in Thousands)
Proceeds from the unit offering, 1,800,000 units at $6.00 per unit	$10,800
Costs related to the unit offering, including professional services fees and distribution costs	(1,313)

Net proceeds from this offering	9,487
Pay promissory notes with an outstanding principal balance of $6.2 million	(6,200)
Pay interest on promissory notes with an outstanding principal balance of $6.2 million	(253)
Pay a portion of promissory notes with an outstanding principal balance of $1.5 million	(1,100)
Pay interest on promissory notes with an outstanding principal balance of $1.5 million	(62)
Pay dividends on the Series C Redeemable Preferred Stock through August 2004	(150)

Cash available for working capital	$1,722

Costs of this offering paid through September 30, 2004	185
Cost of this offering paid from September 30, 2004 to December 31, 2004	250
Estimated cost of this offering to be paid subsequent to December 31, 2004	200

Estimated total cost of this offering excluding underwriters fee	$635

  The Company has entered into an Exchange and Recapitalization Agreement with all the holders of its common stock, Series A Convertible Preferred Stock and Series B Convertible Preferred Stock and all the holders of rights to purchase its common stock pursuant to which the Company will effect an exchange and recapitalization of all outstanding common stock, Series A Convertible Preferred Stock and Series B Convertible Preferred Stock and rights to acquire its common stock. The Company has also entered into the Agreement Regarding Notes and Preferred Shares with Messrs. Keathley and Luther pursuant to which the Company has agreed to repay the Amended Paragon Notes with a portion of the net proceeds of this offering. The Company has also entered into the Extension Agreement with Messrs. Bright and Wilson pursuant to which Messrs. Bright and Wilson have agreed to extend the maturity dates of the Paragon Notes held by them until the earlier of February 15, 2005 or the date upon which the Company receives the net proceeds of this offering. Additionally, each of Messrs. Keathley, Luther, Bright and Wilson has agreed to extend the maturity date of the Joint Note until the earlier of February 15, 2005 or the date upon which the Company receives the net proceeds of this offering. We intend for the transactions contemplated by the Exchange and Recapitalization Agreement to become effective immediately prior to the completion of this offering.

    The adjustments to the Unaudited Pro Forma Condensed Consolidated Balance Sheet at September 30, 2004, which give effect to the Capital Transactions may be summarized as follows:

    (g)
    an exchange of all the outstanding shares of Series A Convertible Preferred Stock, par value $1.00 per share, for an aggregate of 242,718 shares of common stock;

    (h)
    an exchange of all the outstanding shares of Series B Convertible Preferred Stock, par value $1.00 per share, for an aggregate of 129,718 shares of common stock;

    (i)
    a reverse stock split of all the outstanding shares of common stock into 827,832 shares of common stock; and

    (j)
    an exchange of all outstanding rights to purchase 350,000 shares of common stock for options to purchase 113,269 shares of common stock.

  The exchange and recapitalization discussed above will not be effectuated pursuant to the original terms of the securities being exchanged but rather pursuant to the terms of the Exchange and Recapitalization Agreement the Company has entered into with the holders of its common stock, Series A Convertible Preferred Stock and Series B Convertible Preferred Stock and the holders of rights to purchase its common stock. Pursuant to the Exchange and Recapitalization Agreement, which will effect approximately a 3.09-for-1 reverse stock split, the number of shares underlying the rights to purchase common stock and the exercise prices thereof will also be adjusted to reflect the reverse stock split.

  The reverse stock split will be accounted for in accordance with AICPA Accounting Research Bulletin 43, Chapter 7B. The par value and authorized number of shares of common stock will remain unchanged. The amounts recorded for the par value of common stock and additional paid-in capital will be adjusted to reflect the exchange. The par value of the common stock will be the product of the number of shares outstanding multiplied by the par value per share. The excess amount of par value will be transferred to additional paid-in capital. Retained earnings (accumulated deficit) will remain unchanged.

  V.
  The adjustments to the Unaudited Pro Forma Condensed Combined Statement of Operations, which give effect to the Capital Transactions, may be summarized as follows (dollars in thousands):

    To reflect pro forma adjustments resulting from this offering and the use of proceeds:

		Combined Pro Forma Basis
		Year Ended December 31, 2003	Nine Months Ended September 30, 2004
		($ in thousands)
(k)	Reduction in interest expense on promissory notes with an aggregate principal amount of $6.2 million, which accrues interest at 7% per annum.	$434	$325
	Reduction in interest expense on promissory note due to our lender	—	3
  VI.
  Basic income (loss) per share is computed by dividing income (loss) available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that would occur if securities or other contracts to issue common stock were exercised or converted into common stock.

    The following chart provides a compilation of the weighted average shares, on a pro forma basis, before and after this offering and, in each case, after the Exchange and Recapitalization (in thousands).

	Basic Shares Outstanding		Diluted Shares Outstanding
	2003	2004	2003	2004
	(in thousands)
After the Exchange and Recapitalization but before this offering	823	828	1,107	1,269

After Exchange and Recapitalization and this offering
Existing common stock	823	828	823	828
Conversion of Series A Convertible Preferred Stock	123	243	123	243
Conversion of Series B Convertible Preferred Stock	129	129	129	129
This offering	1,800	1,800	1,800	1,800
Issued to former shareholders of Paragon Systems	20	20	20	20
Issued to current shareholder of Tri-S	15	15	15	15
Conversion of outstanding stock options	—	—	32	65
Conversion of outstanding warrants	—	—	—	4

	2,910	3,035	2,942	3,104

RECENT DEVELOPMENTS

Acquisition of Paragon Systems

        On February 27, 2004, we completed the Acquisition for a total purchase price of $16.0 million payable in cash, shares of our capital stock and notes as set forth below. At the closing of the Acquisition, we:

    •
    paid an aggregate of $2.3 million in cash to Charles Keathley, Robert Luther, Harold Bright and John Wilson, the former shareholders of Paragon Systems;

    •
    issued to Messrs. Keathley, Luther, Bright and Wilson the Paragon Notes in the original aggregate principal amount of approximately $7.7 million bearing interest at the rate of 7.0% per annum, of which amount $5.5 million was originally due on May 31, 2004, approximately $700,000 was originally due on June 10, 2004, and $1.5 million was originally due on February 28, 2005; and

    •
    agreed to issue to Messrs. Keathley, Luther, Bright and Wilson an aggregate of 100 shares of Series C Redeemable Preferred Stock, with an aggregate redemption value of $6.0 million and an annual dividend of 5% of the redemption value.

        Our payment obligation under a portion of the Paragon Notes having an aggregate value of $7.0 million and our redemption and dividend obligations under the Series C Redeemable Preferred Stock issued to Messrs. Keathley, Luther, Bright and Wilson are secured by a pledge to Messrs. Keathley, Luther, Bright and Wilson of approximately 55% of the capital stock of Paragon Systems that we acquired in the Acquisition. The purchase price of the Acquisition was determined as a result of arms' length negotiations between Tri-S and Messrs. Keathley, Luther, Bright and Wilson. An independent appraiser was not used to determine the fair market value of Paragon Systems prior the the Acquisition.

Agreements with Former Shareholders of Paragon Systems

        On September 29, 2004, we entered into an agreement with Messrs. Keathley and Luther, two of the former shareholders of Paragon Systems, each of whom is a current executive officer of Paragon Systems, pursuant to which, among other things:

    •
    we amended and restated a portion of the Paragon Notes held by them having an aggregate value of $5.2 million to provide that such promissory notes shall be payable on December 31, 2003;

    •
    Messrs. Keathley and Luther agreed not to exercise any rights they may have to foreclose on the shares of Paragon Systems pledged to them until January 1, 2005;

    •
    we paid to Messrs. Keathley and Luther, or paid on their behalf, an aggregate of $90,000;

    •
    we agreed to issue to Messrs. Keathley and Luther upon completion of this offering an aggregate number of shares of our common stock having an aggregate value of $120,000, with each share valued at the initial offering price of the common stock offered hereby;

    •
    we agreed to issue to Messrs. Keathley and Luther an aggregate of (i) 82 shares of our Series C Redeemable Preferred Stock in satisfaction of their right to receive such shares in connection with the Acquisition and (ii) two shares of our common stock; and

    •
    we agreed to use a portion of the net proceeds of this offering to repay the amended and restated Paragon Notes and pay all the dividends due on the Series C Redeemable Preferred Stock.

        On November 30, 2004, we entered into an additional agreement with Messrs. Keathley and Luther, pursuant to which, among other things:

    •
    we further amended a portion of the Paragon Notes issued to them having an aggregate value of approximately $4.4 million to provide that such promissory notes shall be payable on the earlier of February 15, 2005 or the date on which we receive the proceeds of this offering;

    •
    Messrs. Keathley and Luther agreed not to exercise any rights they may have under the Joint Note, which was issued jointly to Messrs. Keathley, Luther, Bright and Wilson and has an aggregate value of approximately $706,500, until February 16, 2005;

    •
    Messrs. Keathley and Luther agreed not to exercise any rights they may have to foreclose on the shares of Paragon Systems pledged to them until February 16, 2005; and

    •
    we paid to Messrs. Keathley and Luther, or paid on their behalf, an aggregate of $71,500, of which $62,500 was applied to repay a portion of the Paragon Notes issued to them.

        Additionally, on September 7, 2004 we also entered into an agreement with Messrs. Bright and Wilson, each of whom is also a current executive officer of Paragon Systems, pursuant to which Messrs. Bright and Wilson have:

    •
    agreed to extend the maturity dates of a portion of the Paragon Notes issued to them, having an aggregate value of $1.1 million, until the earlier of January 1, 2005 or the date on which we receive proceeds from this offering; and

    •
    acknowledged that they have deferred any rights they may have to foreclose on the shares of Paragon Systems pledged to them.

        On December 14, 2004, we entered into an additional agreement with Messrs. Bright and Wilson, pursuant to which, among other things,

    •
    Messrs. Bright and Wilson agreed to extend the maturity dates of a portion of the Paragon Notes issued to them having an aggregate value of approximately $1.1 million until the earlier of February 15, 2005 or the date on which we receive the proceeds from this offering;

    •
    Messrs. Bright and Wilson agreed to extend the maturity date of the Joint Note until the earlier of February 15, 2005 or the date on which we receive the proceeds of this offering; and

    •
    we paid to Messrs. Bright and Wilson an aggregate of approximately $118,000, of which approximately $70,000 was applied to repay a portion of the Paragon Notes issued to them.

Exchange and Recapitalization

        We intend to enter into an Exchange and Recapitalization Agreement with all the holders of our common stock, Series A Convertible Preferred Stock and Series B Convertible Preferred Stock and all holders of rights to acquire our common stock pursuant to which we will agree to effect an exchange and recapitalization of our outstanding common stock, Series A Convertible Preferred Stock and Series B Convertible Preferred Stock and rights to acquire our common stock. See "Description of Securities." We intend that the transactions contemplated by the Exchange and Recapitalization Agreement will become effective immediately prior to the completion of this offering. Pursuant to the Exchange and Recapitalization Agreement, we will:

    •
    exchange all of the outstanding shares of our Series A Convertible Preferred Stock for an aggregate of 242,718 shares of common stock;

    •
    exchange all of the outstanding shares of our Series B Convertible Preferred Stock for an aggregate of 129,450 shares of common stock;

    •
    implement a reverse stock split of all the outstanding shares of our common stock into 827,832 shares of common stock; and

    •
    exchange all of our outstanding options to purchase 350,000 shares of common stock for options to purchase 113,269 shares of common stock.

Agreement with Shareholder of the Company

        On December 7, 2004, we entered into an agreement with Douglas Ball, a holder of a majority of our outstanding shares of Series B Convertible Preferred Stock, pursuant to which, among other things:

    •
    Mr. Ball released us from all liability pursuant to that certain Consulting Agreement dated March 25, 2002 between us and Mr. Ball and that certain Employment Agreement dated March 25, 2002 between us and Mr. Ball;

    •
    Mr. Ball agreed to execute the Exchange and Recapitalization Agreement and the lock-up agreement discussed in "Shares Eligible for Future Sale";

    •
    we paid Mr. Ball $20,000;

    •
    we agreed to pay Mr. Ball no later than January 15, 2005 an additional $40,000;

    •
    we agreed to hire Mr. Ball as an independent consultant for a one-year term for aggregate compensation of $36,000; and

    •
    we agreed to issue to Mr. Ball upon completion of this offering 15,000 shares of our common stock.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The results of operations set forth below are presented on a historical basis for the Company. Historical amounts for the years ended December 31, 2001, 2002 and 2003, are derived from audited financial statements for Paragon Systems, the Predecessor Company, and Tri-S, the Successor Company, and represent the mathematical addition of the results of operations for the Predecessor Company and the Successor Company for such years. Historical amounts for the nine months ended September 30, 2004, are derived from the Company's unaudited consolidated financial statements, which represent the mathematical addition of the Successor Company's consolidated results of operations for the period from January 1, 2004 through September 30, 2004 and the Predecessor Company's results of operations for the period from January 1, 2004 through February 27, 2004.

        The Predecessor Company was formerly a subchapter S corporation; consequently, pro forma income tax expense and pro forma net income are presented on the face of the historical statements of operations for the periods presented as the Predecessor Company. The adjustments include only taxes at a statutory rate of 38% for each period presented.

        In accordance with requirements of purchase accounting, the assets and liabilities of the Predecessor Company were adjusted to their estimated fair values and the resulting goodwill computed for the Acquisition. The application of purchase accounting generally results in higher depreciation and amortization expense in periods subsequent to the Acquisition. Accordingly, the results discussed for the three and nine months ended September 30, 2004 are not comparable with the three and nine months ended September 30, 2003.

        The information set forth below should be read together with the historical consolidated financial statements of Tri-S and Paragon Systems, the notes to those financial statements and the other financial information appearing elsewhere in this prospectus.

Overview

        We operate in a single reportable segment offering contract guard services to various Federal government agencies pursuant to long-term contracts. These guard services include providing uniformed and armed guards for access control, personnel protection, plant security, theft prevention, surveillance, vehicular and foot patrol, crowd control and the prevention of sabotage, terrorist and criminal activities. In connection with providing these services, we assume responsibility for a variety of functions, including recruiting, hiring, training, arming and supervising guards deployed to the Federal government agencies we serve as well as paying all guards and providing them with uniforms, fringe benefits and workers' compensation insurance.

        We were incorporated in Georgia in October 2001 for the purpose of acquiring and consolidating electronic and physical security companies in order to take advantage of the operating efficiencies created by a larger company. We currently intend to pursue acquisition opportunities in the contract guard services and systems integration services segments of the security industry. To this end, we acquired Paragon Systems in February 2004. Paragon Systems has been providing contract guard and logistics services to Federal government agencies since 1994 and 2000, respectively.

        We frequently evaluate acquisition opportunities and, at any given time, may be in various stages of due diligence or preliminary discussions with respect to a number of potential acquisitions. From time to time, we may enter into non-binding letters of intent, but we are not currently subject to any definitive agreement with respect to any acquisition material to our operations or otherwise so far advanced in any discussions as to make an acquisition material to our operations reasonably certain.

        During the year ended December 31, 2003, the Federal government exercised option renewals for seven of our existing contracts for providing contract guard and logistics services, which contracts generate aggregate annual revenue of approximately $9.8 million. Paragon Systems also obtained four new contracts for providing contract guard services, which contracts generate aggregate annual revenue of approximately $17.7 million. One contract for providing contract guard services which expired on December 31, 2002 was renewed for an additional five-year period and generates aggregate annual revenue of approximately $1.3 million. During 2004 and 2005, all of our existing contracts which generate aggregate annual revenue of approximately $29.0 million will be subject to renewal or extension by various Federal government agencies under the option renewal clauses of such contracts. All of our contracts have been renewed or extended for some period of time through the annual option renewal process. During 2004 and 2005, Paragon Systems has bid, or intends to bid, on eight new contracts for providing contract guard services which potentially could generate aggregate annual revenue of approximately $59.0 million and would incur aggregate expenses of approximately $55.0 million if such contracts are awarded to Paragon Systems.

        Renewing and extending existing contracts and obtaining new contracts are crucial to our ability to generate revenue and manage cash flow. All of our contracts may be terminated at any time by the Federal government, or the Federal government may determine not to renew or extend any of our contracts upon their scheduled expiration. We intend to seek additional contracts in the private sector in addition to pursuing contracts with Federal government agencies.

        If the Department of Homeland Security terminates our contract with them as a result of alleged non-compliance with the contract, including firearm procedures, or for any other reason, then we will lose the $3.5 million net revenue generated annually by such contract. The U.S. Department of Homeland Security has extended our contract with them through March 31, 2005.

        We have obtained substantially all of our current contracts through a competitive bidding process. Robert Luther, the Executive Vice President of Paragon Systems, currently manages the process of preparing and submitting our competitive bids for Federal government contracts, but he will no longer be employed by us as of February 28, 2005. We intend to replace him with a qualified employee who will be able to effectively manage the competitive bidding process. Additionally, we intend to hire a full-time employee to assist us in identifying contract opportunities with Federal government agencies and preparing and submitting bids for such contracts.

        The U.S. Small Business Administration administers business assistance programs for small disadvantaged businesses which it certifies as 8(a) firms. Paragon Systems' certification as an 8(a) firm expired in September 2002. We are unable to once again qualify for certification as an 8(a) firm because our revenues have exceeded the maximum levels accepted by the U.S. Small Business Administration for certification as an 8(a) firm. As a result, we are no longer eligible to bid on contracts designated specifically for 8(a) firms. Before September 2002, we bid on both contracts which could only be awarded to 8(a) firms, and on contracts not specifically designated for 8(a) firms. In 2001, we decided to focus on larger contracts which for the most part were not designated for 8(a) firms. We believe that we are now positioned to continue the growth of our business by bidding on and obtaining larger contracts. As previously stated in this overview, we have bid or intend to bid on eight contracts with an estimated annual revenue stream of approximately $59.0 million. We believe that we will be successful in obtaining several of these contracts. Our revenues and future growth depend on our ability to obtain larger contracts that are not designated for 8(a) firms.

        The demand for our services may be reduced due to declines or reductions in government spending on security forces. Our expenses may increase due to increasing labor rates for contract guards, the long sales cycle of Federal government contracting and any judgments or settlements we may be required to pay as a result of misconduct by our contract guards.

        Generally, our current contracts and the contracts on which we have bid and intend to bid have a 3% or higher profit margin. To the extent we pursue Federal government contracts through a competitive bidding process, we may find it difficult to achieve and maintain profitability. In addition to pursuing contracts through a competitive bidding process, we also intend to pursue negotiated contracts with Federal government agencies and in the private sector. Until we are able to obtain negotiated contracts which generate significant revenue, we will continue to rely on the low-margin contracts obtained through the competitive bidding process for our revenue.

Results of Operations of the Company

        The following table sets forth absolute dollar and percentage changes in our selected consolidated statement of operations data from period to period for the periods described below. The table below combines the Predecessor Basis and Successor Basis information presented in "Historical Selected Financial Data."

	Change from Year Ended December 31, 2001 to Year Ended December 31, 2002		Change from Year Ended December 31, 2002 to Year Ended December 31, 2003		Change from Nine Months Ended September 30, 2003 to Nine Months Ended September 30, 2004
	$	%	$	%	$	%
Revenues	4,873	29.55%	8,031	37.59%	667	3.06%
Operating expenses:
Direct labor	2,891	31.80%	4,087	34.11%	115	0.95%
Indirect labor and other contract support costs	1,615	26.92%	3,536	46.43%	768	9.44%
Selling, general and administrative	399	44.53%	418	35.45%	350	35.82%
Amortization of intangible assets					252
Operating income	(32)	(7.94)%	(10)	(2.70)%	(818)	(104.87)%
Interest income	(5)	(17.86)%	(11)	(47.83)%	(5)	(62.50)%
Interest expense	4	(36.36)%	(23)	328.57%	(1,009)	5,045.00%
Interest on mandatory redeemable preferred stock					(175)
Income (loss) before income taxes	(33)	(7.86)%	(44)	(11.37)%	(1,964)	(270.90)%

Revenues

        The increase in our revenues from period to period is directly attributable to the number and size of our contacts during successive periods. Generally, the revenue generated by a contract is dependent upon the number of labor hours required to service such contract. Substantially all of our revenues are generated by Federal government contracts awarded to us through a competitive bidding process. Prior to 2001, we primarily bid on Federal government contracts set aside for small, disadvantaged businesses certified as 8(a) firms by the U.S. Small Business Administration. In 2001, we began bidding on larger contracts not specifically set aside for certified 8(a) firms. From December 31, 2001 to December 31, 2002, the net number of our Federal government contracts grew from nine to 13. We obtained four new Federal government contracts in 2002. In 2003, five of our Federal government contracts expired, and we obtained four new Federal government contracts for a net reduction of one contract between December 31, 2002 and December 31, 2003. Our revenues continued to increase from 2002 to 2003 despite having one less contract because the average revenue from each of our contracts increased between 2002 and 2003. During the nine months ended September 30, 2004, we did not obtain any new contracts and none of our existing contracts expired. Consequently, our revenues for the nine months ended September 30, 2004 are nearly equivalent to our revenues for the nine months ended September 30, 2003. We obtained one small contract in October 2004.

        We are continually seeking opportunities to bid on contracts for contract guard services. During 2004, we submitted bids on four contracts to two Federal government agencies and are awaiting responses to such bids. Additionally, we have been invited to bid in 2004 and 2005 on four additional contracts to be awarded by two Federal government agencies.

        The following table sets forth the number of our Federal government contracts during the periods and in the revenue ranges indicated in the table:

Annual Revenues	Year Ended December 31, 2001	Year Ended December 31, 2002	Year Ended December 31, 2003	Nine Months Ended September 30, 2004
Less than $1.0 Million per Contract	4	7	6	5
$1.0 to $2.0 Million per Contract	2	3	5	2
$2.0 to $3.0 Million per Contract	1	2	1	4
Greater than $3.0 Million per Contract	2	1	4	1

        Of the four contracts generating annual revenue greater than $3.0 million per contract in 2003, two were awarded near the end of 2002, one was a continuing contract requiring substantially more service hours and one was modified from a single location to a multiple location contract. We anticipate that during 2004 five of our contracts will each generate annual revenue greater than $3.0 million.

        The following table sets forth the expiration years of our contracts existing as of September 30, 2004:

Number of Contracts	Year Expiring
2	2005
1	2006
5	2007
4	2008

        We expect future revenues to increase as we continue to recognize revenues from our existing contracts and to the extent we obtain new contracts.

Costs of Sales

        We categorize our cost of sales into two areas: (i) direct labor and (ii) indirect labor and other contract support costs.

        Direct Labor.    Direct labor is the most significant expense in providing guard services on any contract. From January 2001 through September 2004, this cost has ranged from 52.7% for the two months ended February 2004 to 56.1% for 2002. When bidding on contracts, we must anticipate labor rates during the contract term.

        Indirect Labor and Other Contract Support Costs.    This category of expenses consists primarily of indirect labor (guard supervisors), our portion of payroll taxes, employee benefit costs and other expenses, which are a relatively small portion of costs in this category. As with direct labor, when bidding on contracts, we must anticipate the cost of providing supervisory oversight of the guards performing the actual guard services and the related payroll taxes and employee benefits that are provided to both guards and to supervisors.

        General.    Our ability to accurately anticipate the costs of providing guard services is critical to our profitability. Upon deciding to focus bidding on and obtaining larger contracts in 2001, we reduced our anticipated profit margins to be more competitive and to obtain more contracts. Thus, it is more important than ever that we correctly anticipate all of the above mentioned costs. When bidding on contracts in 2002, we failed to accurately anticipate the cost of providing supervisory oversight on two contracts which we subsequently obtained. The costs of providing the necessary oversight increased our indirect labor costs and reduced our profit margins in 2003 and in the nine months ended September 2004 with respect to these two contracts. These two contracts were different from our other contracts in that they covered multiple locations over wide geographic areas. Two of the bids we have outstanding are on contracts which cover multiple locations over wide geographic areas. We believe that we have appropriately anticipated the costs of providing guard services when preparing our bids for these two contracts.

        Our cost of sales increased from 78.4% of revenues in 1999 to 92.6% of revenues in 2003 and to 93.1% of revenues for the nine months ended September 30, 2004. This increase is primarily attributable to two factors: (i) over the past several years we have reduced our profit margins in order to be more competitive in the bidding process for larger contracts; and (ii) we failed to accurately anticipate the costs of providing supervisory oversight on two existing contracts as discussed above. We believe that reducing our profit margins is one of the reasons we have been successful in obtaining several of our larger contracts in recent years. We anticipate that we will continue to keep our profit margins low for the foreseeable future in order to obtain larger contracts and increase our presence in the contract guard market. As a result, we anticipate that our cost of sales will be not less than 92% of our revenues for the next several years.

Selling, General and Administrative Expenses

        Selling, general and administrative expenses consist primarily of payroll and related expenses for administrative personnel in Paragon Systems' corporate office located in Huntsville, Alabama and in the Tri-S' corporate office located in Alpharetta, Georgia. It also includes occupancy costs at the two locations, consulting and professional fees, and certain miscellaneous office and corporation expenses. At Paragon Systems, selling, general and administrative expense increased in 2002 and 2003 as a result of increased salaries and employee benefits. Approximately, $92,000 of the 2003 increase resulted from certain accounts receivable being written off as not collectible. Since our customers are Federal government agencies, we do not provide for bad debt allowances in the ordinary course of business. We write off account balances primarily for two reasons: (i) disagreements between us and a government agency relating to contract interpretations; and (ii) cessation of project funding at the end of a contract term. When there is a disagreement involving contract interpretation, the Company and the appropriate government agency mutually agree on resolution. When an account is not collected due to cessation of project funding, we work with the appropriate government agency to attempt resolution. If the agency cannot resolve the funding issue, then we must write off the account balance. This only occurs at or near the expiration date of contracts. During 2001, 2002 and 2003 and the nine months ended September 30, 2004, Tri-S' corporate overhead consisted primarily of salaries and professional fees totaling $100,000, $216,000, $342,000 and $450,000, respectively.

Amortization of Intangible Assets

        Upon the Acquisition of Paragon Systems by Tri-S, Paragon Systems' existing contracts were valued in accordance with purchase accounting rules and the resulting asset values are being amortized over the remaining term of each contract proportionate to estimated future revenues.

Interest Income and Interest Expense

        Prior to the Acquisition, Paragon Systems maintained a bank line of credit to meet its temporary cash flow needs. Paragon Systems invested cash exceeding its short term requirements on a temporary basis. Incident with the Acquisition, the line of credit was paid off and closed and a factoring arrangement was established with LSQ. In addition, Tri-S executed $7.7 million in promissory notes payable to the former shareholders of Paragon Systems and issued to them an aggregate of 100 shares of our Series C Redeemable Preferred Stock with an aggregate redemption value of $6.0 million with 5% annual interest thereon. The increase in interest expense for the nine months ended September 2004 over the nine months ended September 2003 is entirely the result of (i) the issuance to the former shareholders of Paragon Systems of the promissory notes and the shares of Series C Redeemable Preferred Stock in connection with the Acquisition and (ii) our factoring arrangement with LSQ.

Pro Forma Income Tax Expense

        Prior to the Acquisition, Paragon Systems only recognized income tax expense relating to built in gains taxes for periods before its subchapter S election. Income tax expense reported by Paragon Systems has been replaced with pro forma income tax expense at 38% in all periods. This includes federal income taxes at 34% and state income taxes at 4% which is net of the federal effect. For the nine months ended September 2004, the results of operations of Tri-S consolidated with Paragon Systems shows a loss before income taxes of $1.1 million and an income tax benefit of $424,000. We will realize this benefit because taxable distributions from Paragon Systems' equity investment in the joint venture, Army Fleet Support, LLC, will more than offset the losses from operations.

Critical Accounting Policies

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires us to make certain estimates and judgments that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosure of contingent assets and liabilities. We believe the following critical accounting policies affect our more significant estimates and judgments. Actual results may differ from these estimates under different assumptions or conditions.

        Revenue Recognition.    We record revenue monthly as guard services are provided to our customers under contracts with Federal government agencies. We bill guard services in arrears at hourly or monthly rates based on the number of hours worked under some contracts and as fixed monthly amounts under other contracts. Hourly and monthly rates are determined as a result of our bids submitted in response to formal specifications included in solicitations for bids from government agencies. Hourly and monthly billing rates are developed by accumulating the estimated labor, general and administrative expenses, our profit objective and other costs to service a contract over a five year period.

        The terms of our contracts with Federal government agencies are complex and may be subject to differing interpretations. We make estimates and judgments about terms of the contracts in providing services and in billing and recording revenue. Differences in interpretation are generally resolved on a mutual basis in discussions with the government agency involved. The resolution of differences may result in a determination that amounts previously billed are not in accordance with contract terms and adjustments of amounts initially recorded as revenue may be material.

        Contracts with Federal government agencies may be subject to cessation of funding. Cessation of funding may result in amounts billed and recorded as revenue as being uncollectible. We work with the appropriate government agency to resolve funding issues. When funding issues become known, we make estimates and judgments about the extent of potential losses and adjust revenues accordingly. Actual amounts estimated could differ from amounts ultimately collected and these amounts could be material.

        Cost of Revenues.    Cost of revenues is primarily comprised of labor, related payroll taxes, employee benefits, workers compensation and liability insurance. Labor is recorded on an accrual basis. Direct and indirect labor, related payroll taxes and employee benefits account for over 90% of all cost of revenues and over 90% of all operating expenses. The wages paid component of labor include regular pay, bonus, overtime, vacation, training, holiday and sick time. Total hours paid normally exceed total hours billed mainly due to vacation, training, supervisory holiday and sick time, which is generally not billable. This non-billable time, however, is included in the development of the billable rate. Medical benefits and workers compensation costs are based on premium-based plans and are expensed based on actual premiums paid. One time expenses, such as extra training required on starting a new contract, are expensed when incurred.

        We make estimates and judgments of amounts recorded for accruals of labor related costs. Expenses most subject to estimation and judgment are accrued vacation and workers compensation costs. For some contracts, we assume existing liabilities for accrued vacation. The terms of vacation policies may be complex and subject to interpretation. Workers compensation insurance is subject to retroactive audit. Actual amounts could differ from the amounts initially recorded.

        Goodwill and other Intangible Assets.    We account for goodwill and other intangible assets in accordance with SFAS No. 142, Goodwill and other Intangible Assets ("SFAS No. 142"), which requires goodwill and some intangible assets to no longer be amortized. Instead, goodwill will be subject to an annual impairment test. The goodwill impairment test involves a two-step approach. The first step of the test is to compare the fair value of the reporting unit, which is the business of Paragon Systems, to its book value, including goodwill. The fair value of the reporting unit is measured using discounted projected future cash flows. Cash flow estimates include projections of revenues from existing contracts with Federal government agencies, including projected renewals and extensions. The related costs of revenues are based on our historical costs. The projections are subject to the uncertainties of realizing contract renewals and extensions, the pricing of future contracts and reasonable estimates of future labor costs and other costs of revenues.

        If the book value exceeds the fair value, then the second step of the goodwill impairment test, used to measure the amount of impairment loss, compares the implied fair value of the reporting unit goodwill with the book value of that goodwill. If the book value exceeds the implied fair value of that goodwill, then an impairment loss will be recognized to the extent of the excess. The implied fair value of goodwill will be determined in the same manner as the amount of goodwill recognized in the Acquisition of Paragon Systems; that is, the fair value of the reporting unit will be allocated to all of the assets and liabilities of that unit as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the price paid to acquire the reporting unit. The excess of the fair value of the reporting unit over the amounts assigned to its assets and liabilities is the implied fair value of goodwill. We will complete our first goodwill impairment test as of December 31, 2004.

        Goodwill was valued at $10.5 million at the date of the Acquisition of Paragon Systems. Should an impairment test cause us to recognize an impairment loss, the book value of goodwill will be reduced by the amount of the impairment loss. An equal charge to expense will be made reducing our results of operations.

        SFAS No. 142 also requires that intangible assets with definite lives be amortized over their estimated useful lives and reviewed for impairment whenever events or changes in circumstances indicate an asset's carrying value may not be recoverable. Our intangible assets are amortized over the remaining life of each contract in place on the date of the Acquisition. Accordingly, amortization periods range from two to five years.

        Investment in Joint Venture.    We account for our 10% interest in the joint venture, Army Fleet Support, LLC, on the cost basis because we do not exercise significant influence over the operating and financial activities of the joint venture. We record cash distributions received from the joint venture as reductions of our investment in the joint venture. In November 2003, Paragon Systems made an investment of $715,000 in the joint venture. The carrying value of the investment in the joint venture was increased by $3,761,000 as a result of the purchase accounting adjustments made in the Acquisition of Paragon Systems in February 2004.

        The following cash distributions have been made by the joint venture during 2004:

First quarter 2004	$715,000
Second quarter 2004	149,000
Third quarter 2004	172,000
Fourth quarter 2004	1,100,000

$2,136,000

        The timing and amount of distributions received from the joint venture vary widely and may not be predictable. These distributions may materially affect our cash flow and financial position. To the extent cash distributions are received in excess of the cost of the investment, they may materially affect our results of operations.

Liquidity and Capital Resources

Summary

        Liquidity is the measurement of our ability to have adequate cash or access to cash at all times in order to meet financial obligations when due, as well as to fund corporate development and expansion and other activities. Historically, we have met our liquidity requirements through a combination of cash provided by operations, cash provided by debt from third party lenders and issuances of debt and equity securities.

        The following table sets forth the changes in the major components of working capital between December 31, 2003 and September 30, 2004:

(in thousands)
Working capital at December 31, 2003	$2,754
Acquisition related items:
Cash payment to former shareholders of Paragon Systems in February 2004	(2,300)
Promissory notes payable to former shareholders of Paragon Systems due February 15, 2005	(6,200)
Promissory notes payable to former shareholders of Paragon Systems due February 28, 2005	(1,500)
Interest on promissory notes payable to former shareholders of Paragon Systems	(418)
Accrued interest on Series C Redeemable Preferred Stock	(175)
All other items, net	99

Working capital at September 30, 2004	$(7,740)

        Nearly all of the changes in working capital from December 31, 2003 to September 30, 2004 result from the Acquisition of Paragon Systems by Tri-S. Working capital of the operating business is relatively constant from period to period and generally fluctuates due to timing of cash disbursements and collections of accounts receivable.

Cash Flow from Operations

        Cash generated or used by operating activities of the operating business for the years ended December 31, 2001, 2002 and 2003 and the nine months ended September 30, 2003 and 2004 is as follows:

	Including Interest	Excluding Interest
	(in thousands)
Year ended December 31, 2001	$809	$792
Year ended December 31, 2002	(97)	(81)
Year ended December 31, 2003	163	181
Nine months ended September 30, 2003	179	191
Nine months ended September 30, 2004	49	1,250

        The two key cash flow drivers are payroll and collection of accounts receivable. Payroll includes wages, workers compensation insurance, medical insurance, union and other benefits. Payroll and related costs account for over 90% of all operating expenses. The day of the week on which a month ends can dramatically effect the timing of cash disbursements for these items. All accounts receivable are billed near the end of each month. Processing delays can delay the actual billing date therefore extending collection by the number of days delayed. The above described conditions affecting cash flow timing are temporary at any point in time.

        Our cash receipts are nearly all received from Federal government agencies as payment for security guard services provided by us. Payments are usually received by the invoice due date; however, payments may be received as much as 45 days or more after the invoice due date due to factors beyond our control. When payments are received after the invoice due date, we adjust payments to our vendors accordingly. Payments to our employees cannot be delayed. As a result, there may be significant swings in cash flow from one period compared to another comparable period. Our cash flows will continue to be dependent upon the timing of cash receipts from our customers.

Capital Expenditures and Investment

        Expenditures for vehicles and office equipment for the years ended December 31, 2001, 2002 and 2003 and the nine months ended September 30, 2003 and 2004 are as follows:

(in thousands)
Year ended December 31, 2001	$36
Year ended December 31, 2002	127
Year ended December 31, 2003	427
Nine months ended September 30, 2003	21
Nine months ended September 30, 2004	62

        Our capital requirements are driven by individual contract specifications and primarily relate to our need for vehicles, firearms, uniforms, computers and communication devices for guards to service our contracts. We generally must make capital expenditures during the initial or start-up phase of new contracts. Several new contracts we obtained in late 2002 necessitated expenditures in late 2002 and in 2003. In 2003, we expended $365,000 for vehicles to service two contracts with wide geographic areas. Most of these vehicles were financed through vehicle leases. Two of the bids we have outstanding are on contracts which cover wide geographic areas. If we obtain one or both of these contracts, we anticipate financing the vehicle requirements of such contracts through leasing and purchasing the firearms, communications equipment and uniforms required by such contracts using cash on hand.

        In November 2003, Paragon Systems invested $715,000 in the joint venture in exchange for a 10% equity interest therein. We have received cash distributions from the joint venture of $715,000 in January through February 2004, $149,000 in June 2004, $172,000 in September 2004 and $1,100,000 in

December 2004. Based on information we have received from the joint venture's management regarding the joint venture's intentions for making distributions, we anticipate receiving cash distributions from the joint venture of approximately $300,000 in January 2005. We also anticipate that cash distributions to us from the joint venture in 2005 will total approximately $1.1 million to $1.5 million, excluding the distribution we expect to receive in January 2005.

Contractual Obligations and Commercial Commitments

        The following table summarizes our future contractual obligations for the years indicated:

	Payments Due by Year Commencing September 30, 2004
	2004	2005	2006	2007	2008	thereafter
	($ in thousands)
Promissory notes—aggregate principal balance of $6.2 million		$6,200
Interest on promissory notes @ 7%	$132	283
Note issued to our lender	400
Promissory notes—aggregate principal balance of $1.5 million		1,500
Interest on promissory notes @ 7%		105
Shares of Series C Redeemable Preferred Stock with an aggregate redemption value of $6.0 million				$6,000
Interest on shares of Series C Redeemable Preferred Stock @ 5%		450	300	150
Operating leases	30	67	20	13	$13	$238
Capital leases	35	138	52
Income taxes payable from conversion of Paragon from S to C corporation		352	352	352	352

	$597	$9,095	$724	$6,515	$365	$238

Sources of Cash

        For 2004 and 2005, we expect that our primary sources of cash will be from cash on hand, cash received as distributions from the joint venture, cash generated by operating activities and the net proceeds from this offering after repayment of substantially all of the Paragon Notes in aggregate principal amount of $7.3 million and payment of all dividends due on our Series C Redeemable Preferred Stock. We believe that we will have sufficient liquidity from our cash on hand, cash distributions from the joint venture, and the net proceeds of this offering after repayment of substantially all of the Paragon Notes in aggregate principal amount of $7.3 million and payment of all dividends due on our Series C Redeemable Preferred Stock to meet our current financial obligations during the next 12 months.

        In July 2004, Paragon Systems entered into a modification of its factoring facility with LSQ which was originally entered into in February 2004. Pursuant to the factoring facility, LSQ will, from time to time, purchase certain accounts receivable from Paragon Systems at a discount of 1.25% and provide to Paragon Systems a professional accounts receivable management service for a funds usage fee of prime plus .75% on the outstanding funds advanced on the accounts receivable purchased. The factoring facility has a $5.0 million initial purchase limit and a one-year term which will automatically renew unless Paragon Systems gives 60 days' prior notice of its intent not to renew. If we raise $6.0 million in capital, through this offering or otherwise, then the discount fee will be reduced to 1.00%. Since we entered into the factoring facility with LSQ, we have borrowed approximately $21.9 million, repaid approximately $19.8 million and owe at September 30, 2004 approximately $1.7 million.

        In July 2004, Paragon Systems issued a promissory note to a lender which allows Paragon Systems to receive cash advances up to $400,000. Paragon Systems assigned a security interest in various assets of Paragon Systems, including two receivable balances approximating $440,000 in the aggregate. On December 29, 2004, Paragon Systems paid all indebtedness due under the promissory note. Paragon Systems is not entitled to borrow such amounts in the future from the lender.

        Our short-term cash needs are for working capital, capital expenditures, remaining unpaid transaction costs and liabilities related to the Acquisition of Paragon Systems, which includes principal and interest payments as well as income tax payments. At September 30, 2004, liabilities related to the Acquisition of Paragon Systems and other long-term debt obligations approximates $16.5 million. Over the next twelve months, we expect to pay out approximately $9.0 million related to these obligations, a great majority of such payments anticipated to be funded from the proceeds of this offering.

        Our long-term cash needs are related to the costs of developing and expanding our business, including capital expenditures, working capital and additional acquisitions. We expect to meet these cash needs through cash from operations, if any, cash on hand, the net proceeds of this offering after the repayment of substantially all of the Paragon Notes in aggregate principal amount of $7.3 million and payment of all dividends due on our Series C Redeemable Preferred Stock and as well as through possible issuances of equity or debt securities. If we are otherwise unable to obtain additional capital or sell assets, then we may not be able to meet our obligations and growth plans.

Competitive Bidding Process

        We generate substantially all of our revenue from Federal government contracts obtained through a competitive bidding process. We start the bidding process with a detailed review of the specifications contained in the solicitation for bid. We expend considerable management time on this process. We incur minimal cost other than management time to complete our bid. The process is lengthy and we may receive one or more revisions to contract specifications which may cause us to adjust our bid. There may also be considerable lapses of time between receipt of initial specifications, receipt of revised specifications, submission of our bid and contract award. It may take weeks or months after bids are submitted for a contract to be awarded. During this time, our only cost is management's time and out of pocket expenses.

        Once a contract is awarded to us, we purchase uniforms, firearms, communications and other equipment needed to service the contract. For any number of reasons, including protest by our competitors, a contract may be rescinded. In 2003, one of our contracts was rescinded. We had purchased approximately $80,000 in firearms for use on this contract. We have been able to use a portion of these firearms on other contracts. We are also permitted to file a claim to recover our unrecovered expenditures on the rescinded contract and will do so in the near future. We are also servicing one contract where contract specifications were changed by the government agency after the award was approved, requiring us to incur additional expenditures. Generally, when additional requirements are placed on the contractor by the government agency, the contractor is permitted to file a claim to recover these additional expenditures. At the recommendation of the government agency, we are preparing to file such a claim to recover in excess of $400,000 of such expenses. This process is lengthy and requires the use of our cash because we must fund the expenses during the claim process in order to properly service the contract. We have also charged our expenditures to cost of operation in our financial statements reducing our profit margins. We will credit any recovery to operations.

        Our contracts are subject to audits and cost adjustments by the Federal government. We have never been required to reimburse the Federal government for any funds in connection with its audit of our contracts.

Twelve-Month Outlook

        Paragon Systems has historically funded its cash requirements during periods of negative cash flow by borrowing on a bank line of credit. The Acquisition of Paragon Systems by Tri-S created substantial cash requirements that we can not meet through our normal operations. We will use approximately $7.8 million of the net proceeds of this offering to repay substantially all of the Paragon Notes in aggregate principal amount of $7.3 million and pay all dividends due on our Series C Redeemable Preferred Stock.

        We anticipate that our major sources and uses of cash during the next twelve months will be as follows:

(in thousands)
Cash on hand following this offering from Unaudited Pro Forma Condensed Consolidated Balance Sheet as of September 30, 2004	$2,032
Cash distributions from the joint venture in December 2004	1,100
Anticipated cash distribution from the joint venture in January 2005	300
Anticipated cash distribution from the joint venture in April 2005	425
Anticipated cash distribution from the joint venture in July 2005	425

4,282

Payment of remaining balance on $1.5 million promissory due February 28, 2004	(400)
Payment of interest on $1.5 million promissory note	(30)
Payment of $0.4 million promissory note due to our lender	(400)
Payment of dividends on Series C Redeemable Preferred Stock @ 5%	(150)
Payments related to extensions of the Paragon Notes	(280)
Payments relating to this offering from September 30, 2004 through December 31, 2004	(250)
Loan to executive officer	(100)
Payments to current shareholder	(87)
Payment of balance due factor as of September 30, 2004	(1,722)
Capital lease payments	(138)
Operating lease payments	(60)

(3,617)

Cash remaining to fund growth	$665

        All of the amounts presented above are management's best estimates. Actual amounts will differ from the amounts presented and the differences may be material.

        We believe that the cash remaining to fund operating activities set forth in the table above will be sufficient to sustain our current operating activities (based on our current number of contracts) for the next twelve months without additional borrowing; however, we anticipate that in the next twelve months we will obtain additional contracts which would generate annual revenues of approximately $14.0 million. If we obtain these new contracts, then the start-up expenses (including expenses for firearms, uniforms and communications equipment but excluding expenses for vehicles) of these new contracts will be approximately $250,000 to $300,000.

        Furthermore, if we obtain these new contracts, then the accounts receivable buildup associated with these new contracts will also require cash. Accounts receivable are due 30 days from invoice date, and invoices are issued at the end of each month. Therefore, if we obtain the new contracts we will have to cover two months of accounts receivable before being paid on the associated invoices. If we obtain the new contracts as we anticipate, then we will need the following cash or access to cash for startup expenses and accounts receivable buildup associated with such contracts:

(in thousands)
Two months accounts receivable ($14.0 million divided by 6)	$2,333
Start-up costs for new contracts	300
Accounts payable and accrued expenses at 50% of accounts receivable	(1,166)

Working capital needed to fund anticipated new contracts with $14.0 million in new revenues	$1,467

        All of the amounts presented above are management's best estimates. Actual amounts will differ from the amounts presented and the differences may be material.

        We believe we will have access to sufficient funds to provide for the working capital needed to fund the additional contracts we anticipate obtaining in the next twelve months. We believe such funds will be available from the following sources:

Accounts Receivable
Current accounts receivable balance	$4,443
Accounts receivable from new sales	2,333

Total accounts receivable	$6,776

Accounts receivable available for factoring, one half of above amount	$3,388

Cash available from factoring at 90%	3,049
Cash remaining to fund growth from above	665

Cash available to fund growth	3,714

        We believe that if we obtain the new contracts as anticipated, then we will need to borrow approximately $1,000,000 from LSQ pursuant to our factoring facility in order fund the expenses associated with the new contracts.

Recent Accounting Pronouncements

        In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity ("SFAS No. 150"). The statement specifies that instruments within its scope embody obligations of the issuer and, therefore, the issuer must classify them as liabilities. SFAS No. 150 prohibits entities from restating financial statements for earlier years presented. Our Series C Redeemable Preferred Stock qualities as a financial instrument with characteristics of liabilities and equity. Accordingly, this liability is classified as debt in our financial statements.

        In January 2003, the FASB issued FASB Interpretation 46, Consolidation of Variable Interest Entities ("FIN 46"), which expands upon existing accounting guidance that addresses when a company should include in its financial statements the assets, liabilities and activities of a variable interest entity. The consolidation requirements of FIN 46 apply immediately to variable interest entities created after January 31, 2003. Paragon Systems owns a 10% equity interest in the joint venture in which it does not have significant influence, as such, the investment is accounted for under the cost method of accounting. The accounting for the investment does not qualify for consolidation as a variable interest entity.

Quantitative and Qualitative Disclosures About Market Risk

        We are exposed to various market risks, including changes in interest rates. Market risk is the potential loss arising from adverse changes in market rates and prices, such as interest rates and foreign currency exchange rates. We do not enter into derivatives or other financial instruments for trading or speculative purposes. We have not entered into financial instruments to manage and reduce the impact of changes in interest rates and foreign currency exchange rates, although we may enter into such transactions in the future.

        Our promissory notes payable carry interest rates which are fixed. Our factoring facility has a funds usage fee which varies with the prime rate. Accordingly, if we sell our accounts receivable to LSQ and such accounts remain unpaid, then any increase in the prime rate will increase the funds usage fee we owe on such unpaid accounts and, therefore, reduce our earnings.

Selected Quarterly Financial Data

        The following table sets forth, for each quarter in our last two completed fiscal years and the three subsequent quarters, selected data from our statement of operations as well as other financial data. We do not believe that our quarterly results are impacted materially by seasonal changes. The information for each of these quarters is unaudited and has been prepared on the same basis as the audited financial statements appearing elsewhere in this prospectus and, in the opinion of management, includes all adjustments, consisting only of normal recurring adjustments, that are necessary for a fair presentation of our results of operations for such periods. The months of January and February 2004 preceeding the Acquisition have been combined with Tri-S consolidated for the month ended March 2004 to obtain amounts presented for the quarter ended March 31, 2004. Expenses of Tri-S prior to the Acquisition have been combined with the expenses of Paragon Systems to arrive at the amounts reported for all quarters presented.

        Basic income (loss) per share is computed by dividing income (loss) available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that would occur if securities or other contracts to issue common stock were exercised or converted into common stock.

        The accompanying quarterly financial statements present the financial statements of Paragon Systems as the Predecessor Company prior to the Acquisition and the consolidated financial statements of Tri-S as the Successor Company subsequent to the Acquisition. The Predecessor Company was formerly a subchapter S corporation; consequently, pro forma tax and pro forma income per share are presented on the face of the historical statements of operations for the periods presented as the Predecessor Company. The necessary adjustments include only taxes at a statutory rate of 38% for each period presented. The pro forma income per share calculation of the Predecessor Company operations is based on the weighted average number of common shares outstanding of Tri-S, which acquired the Predecessor Company in February 2004.

	Tri-S and Paragon Systems Combined
	For the Three Months Ended
	March 31, 2004	June 30, 2004	September 30, 2004
	(unaudited)	(unaudited)	(unaudited)
	(In thousands, except per share data)
Revenues	$7,283	$7,468	$7,682

Gross profit	595	411	535
Selling, general and administrative	437	434	456
Amortization of intangible assets	36	108	108

Operating income	122	(131)	(29)

Interest income / (expense), net	(185)	(444)	(397)
Interest on preferred shares subject to mandatory redemption	(25)	(75)	(75)

Income (loss) before income taxes	(88)	(650)	(501)
Pro forma income tax expense (benefit)	(33)	(247)	(190)

Pro forma net income (loss)	$(55)	$(403)	$(311)

Basic pro forma income (loss) per share	$(0.07)	$(0.49)	$(0.38)

Diluted pro forma income (loss) per share	$(0.07)	$(0.49)	$(0.38)

Basic weighted average shares	825	828	828
Diluted weighted average shares	1,262	1,265	1,276
Pro forma income tax rate	38%	38%	38%

	Tri-S and Paragon Systems Combined
	For the Three Months Ended
	March 31, 2003	June 30, 2003	September 30, 2003	December 31, 2003
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(In thousands, except per share data)
Revenues	$7,223	$6,790	$7,753	$7,626

Gross profit	679	559	519	417
Selling, general and administrative	354	371	461	627
Amortization of intangible assets

Operating income	325	188	58	(210)

Interest income/(expense), net	(6)	13	(19)	(6)
Interest on preferred shares subject to mandatory redemption	—	—	—	—

Income (loss) before income taxes	319	201	39	(216)
Pro forma income tax expense (benefit)	121	76	15	(82)

Pro forma net income (loss)	$198	$125	$24	$(134)

Basic pro forma income (loss) per share	$0.24	$0.15	$0.03	$(0.16)

Diluted pro forma income (loss) per share	$0.19	$0.12	$0.02	$(0.16)

Basic weighted average shares	823	823	823	823
Diluted weighted average shares	1,033	1,039	1,113	1,227
Pro forma income tax rate	38%	38%	38%	38%

	Tri-S and Paragon Systems Combined
	For the Three Months Ended
	March 31, 2002	June 30, 2002	September 30, 2002	December 31, 2002
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(In thousands, except per share data)
Revenues	$4,897	$5,218	$5,217	$6,032

Gross profit	285	654	559	275
Selling, general and administrative	442	335	255	370
Amortization of intangible assets

Operating income	(157)	319	304	(95)

Interest income / (expense), net	6	(3)	(1)	14
Interest on preferred shares subject to mandatory redemption	—	—	—	—

Income (loss) before income taxes	(151)	316	303	(81)
Pro forma income tax expense (benefit)	(57)	120	115	(31)

Pro forma net income (loss)	$(94)	$196	$188	$(50)

Basic pro forma income (loss) per share	$(0.12)	$0.24	$0.23	$(0.06)

Diluted pro forma income (loss) per share	$(0.12)	$0.21	$0.20	$(0.06)

Basic weighted average shares	809	823	823	823
Diluted weighted average shares	841	931	952	978
Pro forma income tax rate	38%	38%	38%	38%

BUSINESS

Overview

        Through our wholly-owned subsidiary, Paragon Systems, we provide contract guard services to various Federal government agencies pursuant to long-term contracts. We strive to provide cost-effective solutions to ensure the safety and security of the assets and personnel of our customers and to continually improve the protection we provide for their personnel, programs, resources and facilities. Our goal is to provide demonstrably superior contract guard services with the highest degree of integrity and responsiveness.

        We were formed in October 2001 for the purpose of acquiring and consolidating electronic and physical security companies in order to take advantage of the operating efficiencies created by a larger company. We intend to pursue acquisition opportunities in the contract guard services and system integration services segments of the security industry. We made our first acquisition in February 2004 when we acquired Paragon Systems, a contract guard services and logistics provider. Prior to the Acquisition of Paragon Systems, we had no operations. Currently, our operations consist only of the operations of Paragon Systems.

        Paragon Systems was incorporated in 1987 in Alabama and has provided contract guard services to Federal government agencies since 1994. Initially, Paragon Systems was established as an engineering company to service contracts with the Federal government agencies and with the U.S. Army Missile Command in both space and defense related areas of business. Paragon Systems has participated in high level engineering projects for the U.S. Army, NASA, other government agencies and local industry. Paragon Systems is a licensed engineering company as well as a security company.

        While serving as an engineering company, Paragon Systems contracted with Lockheed Martin to furnish assistance in Federal contract administration for Lockheed Martin on a sub-contract for construction at the NASA missile plant located in Iuka, Mississippi. Paragon Systems also provided engineering and technical support for contract cost management to NASA's Orbital Maneuvering Vehicle program, which developed an orbital vehicle that would be carried aloft by the space shuttle and maintained in orbit to perform specific tasks for the International Space Station. Paragon Systems also performed a number of high level engineering projects for Control Dynamics Corporation, including conducting preliminary design tasks for development of a heavy launch lift vehicle, which was at that time planned to be a robotic successor for the space shuttle.

        In 1994, Paragon Systems applied its engineering expertise and management skills to the security industry. Paragon Systems was awarded its first contract in 1994 to provide security services for the U.S. Army Corps of Engineers. Since such time, Paragon systems has obtained contracts with various other Federal government agencies and has provided high-level, expert security services. Paragon Systems has, through the utilization of its systems engineering skills, developed contract guard security services as its core business. Paragon Systems no longer provides engineering services.

        In 1991, Paragon Systems applied to be certified as a small and disadvantaged business by the U.S. Small Business Administration (an "8(a) firm"). In 1993, Paragon Systems was certified as an 8(a) firm and was awarded its first guard contract to provide security guard services for the U.S. Army Corps of Engineers. Since such time, Paragon Systems has obtained contracts with various other Federal government agencies and has developed contract guard security services as its core business. Paragon Systems' certification as an 8(a) firm expired in September 2002, and its revenues from its security guard service business have grown to a level which makes it ineligible to qualify once again for certification as an 8(a) firm. Paragon Systems is now expanding its security guard service business by bidding on larger contracts than it was first awarded when certified as an 8(a) firm.

        Through Paragon Systems, we employ over 700 persons in the course of providing contract guard services and maintain field offices located in Birmingham, Alabama; Mobile, Alabama; Montgomery,

Alabama; Louisville, Kentucky; Baltimore, Maryland; Glynco, Georgia; Stennis Space Center, Mississippi; and Vicksburg, Mississippi. At our offices in Huntsville, Alabama, we maintain a full support staff to support all field operations, including human resources, accounting, payroll, quality control, logistics, computer services, training, and other supporting functions as needed.

        In addition to our core business of providing contract guard services, we have two non-core business interests relating to logistics services. First, in 2000, Paragon Systems entered into two contracts to provide logistics services by developing and executing plans for improved logistics systems in support of U.S. Army facilities located at Fort Bliss, Texas and Fort Sill, Oklahoma. These contracts will expire in March 2005, and we have not determined whether we will pursue any additional logistics contracts. Second, through Paragon Systems, we own a 10% equity interest in the joint venture, Army Fleet Support, LLC, which provides logistics support for U.S. Army aviation training at Fort Rucker, Alabama. As a minority equity holder, we do not participate in the management of, or have any operational authority with respect to, Army Fleet Support, LLC.

        We currently have a total of ten customers and twelve Federal government contracts. We provide contract guard services for eight of our customers and logistics services for our other two customers. Two of our contract guard customers have two contracts with us. The following table sets forth the number of our Federal government contracts during the time periods and in the revenue ranges indicated:

Annual Revenues	Year Ended December 31, 2001	Year Ended December 31, 2002	Year Ended December 31, 2003	Nine Months Ended September 30, 2004
Less than $1.0 Million per Contract	4	7	6	5
$1.0 to $2.0 Million per Contract	2	3	5	2
$2.0 to $3.0 Million per Contract	1	2	1	4
Greater than $3.0 Million per Contract	2	1	4	1

The Security Industry

        The security industry encompasses a variety of high-tech and low-tech products and services. The service segment of the security industry includes contract guard services, armored car services, executive protection, fire suppression, alarm monitoring, closed circuit television ("CCTV"), access control, biometric, home automation and system integration services.

        The global security industry has grown largely due to an increasing fear of crime and terrorism. In the United States, the demand for security related products and central station monitoring services also has grown steadily. We believe that there is continued heightened attention to and demand for security due to the events of September 11, 2001 and the ensuing threat, or perceived threat, of criminal and terrorist activities.

        Despite the size and prospects for growth of the services segment of the security industry, the services segment, including the contract guard services and system integration services, remains highly fragmented. This high degree of fragmentation in the security industry makes it a prime candidate for future consolidation.

Contract Guard Service

        The contract guard services segment of the security industry includes security and patrol services, as well as various types of investigation services, including background, undercover, insurance claims and financial fraud.

        Contract guard services are provided under contracts in which the guard company agrees to recruit, hire, train, supervise, schedule and pay security guards deployed to certain specified sites, as well as to provide firearms, uniforms and equipment. Typical functions for security guards include patrolling the premises, checking identification for access control, staffing a security control center, monitoring activities on CCTV and responding to emergency requests for assistance.

        Contract guard services are customarily charged to the customer at an hourly or monthly rate (which can be fixed or variable). A contract guard company's profit is based on the "spread" of the hourly or monthly rate over the cost of the guard.

        Demand for guard services is dependent upon a number of factors, including demographic trends, general economic variables such as growth in the gross domestic product, unemployment rates, consumer spending levels, perceived and actual crime rates, government legislation and technology. According to The Freedonia Group's report on Private Security Services issued in March 2004, the market for guard services in the United States is forecasted to rise at an annual rate of 5% through 2008 to $16.3 billion, and the number of guards employed by private security firms is expected to rise 4% per year through 2008 to 730,000. The Freedonia Group states that the revenue growth in the industry will be powered by rising demand for better trained, more skilled and more experienced guarding personnel who generally command significantly higher wages.

        Although we currently provide contract guard services only to Federal government agencies, the contract guard services segment of the security industry also includes state government and private sectors, with customer sites including residential and office buildings, wholesale and retail businesses, warehouses, industrial facilities, hospitals and all state-run properties and facilities. The Federal government, state government and private sectors present diverse operating environments and unique challenges for contract guard service providers operating in such sectors. We intend to expand our operations in the Federal government sector and introduce operations in the state government and private sectors.

        The Federal government awards substantially all contracts for contract guard services through a competitive bidding process; however, certain agencies permit negotiated contracting through the GSA. Contracts awarded through a competitive bidding process generally have lower profit margins than negotiated contracts because in a competitive bidding process bidders compete predominantly on price. The Federal government is the largest procurer of products and services in the world, and the Federal contract market provides significant business opportunities for contract guard service providers approved to contract for the Federal government. Contracting with the Federal government, however, poses certain risks. Among these risks are that the Federal government may terminate the contract at its discretion, that funds to pay awarded contracts may not be appropriated by Congress, that service providers to the Federal government may not be able to comply with complex procurement laws and the other risks identified in the section "Risk Factors—Risks Relating to Government Contracting."

        The private sector enterprises, however, generally do not obtain contract guard services through a competitive bid process but privately negotiate contracts for such services, resulting in contracts with higher profit margins because price is not always the primary basis for competition for such contracts. The private sector provides an opportunity for contract guard service providers to grow through acquisitions.

Security System Integration

        The term "integrated systems" refers to security systems which combine the features of security products like CCTV and intrusion control. The critical concept in system integration is that the components of the system communicate with one another in order to improve system performance. This communication among system components is accomplished through the use of specialized software. The most highly complex integrated systems utilize a common database, which is often managed and maintained by the systems integrator. Because of their complexity and reliance on software, integrated systems require a higher degree of proficiency than ordinary add-on type systems like CCTV or access control.

        We currently do not operate in the system integration segment of the security industry; however, we intend to expand our business by selectively pursuing acquisition opportunities in this segment. We intend to target for acquisition existing organizations with established reputations for quality customer service. We will seek to identify and acquire organizations offering customized, integrated systems in the high-end commercial and high-end residential electronic security markets.

        We believe that offering system integration services will complement, and create synergies with, the contract guard services we currently offer. In the course of providing contract guard services under our current Federal government contracts, for example, our security guards monitor and operate integrated systems sold and installed by providers of integrated systems. If we are able to sell integrated systems to our clients and install such systems for our clients, in addition to monitoring and operating such systems, then we will be able to offer products and services which complement our contract guard services. We also believe that offering system integration products and services will increase our profitability because contracts for system integration products and services generally have higher profit margins than contracts for guard services, and the system integration segment is anticipated to grow more rapidly than the contract guard segment.

Our Strategy

Operations

        Our objective is to increase our revenues, profitability and market position and that of the businesses we may acquire in the future, while maintaining the highest level of service to our customers. The key elements of our operations strategy include the following:

  •
  managing personnel costs by minimizing turnover through effective recruitment, training and supervision of guards;

  •
  retaining existing customers and engaging new customers by servicing clients with the highest degree of integrity and responsiveness;

  •
  developing cost-effective solutions for the security needs of our customers; and

  •
  capitalizing on the growing trend among businesses and Federal government agencies to outsource non-core functions such as security officer services.

Federal Government Contracts

        The majority of our current contracts for contract guard services were awarded by the Federal government through a competitive bid process. We intend to grow our business by obtaining new Federal government contracts through the competitive bidding process and providing additional services under our current Federal government contracts and by negotiated contracts. We have hired a consulting firm in Washington, D.C. to assist us in preparing our bids and negotiating contracts and in identifying Federal government contracts for contract guard services which are available for bids or which may be privately negotiated. We believe this consulting firm will identify new business opportunities for us.

        We also intend to hire a full-time employee to provide business development and marketing services for the Company. This person's job responsibilities will focus on identifying new contract opportunities with Federal government agencies and preparing and submitting bids for such contracts.

        Over the next five years, we intend to bid on Federal government contracts for contract guard services that range in value between $500,000 and $50 million. Our ability to bid on larger contracts is constrained because we do not currently have, and do not anticipate that we will have after this offering, sufficient capital to cover the substantial start-up costs we would incur if awarded contracts with higher values.

Acquisitions

        We intend to develop and expand our business by selectively pursuing acquisition opportunities in the contract guard services and system integration services segments of the security industry. We intend to target for acquisition existing companies with established reputations for quality customer service.

        In the system integration market, we will seek to identify and acquire organizations offering customized, integrated systems in the high-end commercial and high-end residential electronic security markets.

        In the contract guard services market, we will seek to acquire organizations that provide contract guard services to Federal government agencies and to the private sector. We are specifically looking to acquire larger organizations that provide contract guard services to Federal government agencies pursuant to negotiated contracts or which otherwise have contracts with higher profit margins. We are also looking to acquire organizations that provide contract guard services to the private sector, including residential and commercial facilities, and which have contracts with higher profit margins than our current Federal government contracts. Although we intend our initial acquisition activities to be concentrated in the Southeast, Midwest and Atlantic coastal portions of the United States, we have not placed any geographic restrictions on our future acquisition strategy. We believe we will have significantly more acquisition possibilities in the private sector than in the Federal government sector.

        We frequently evaluate acquisition opportunities and, at any given time, may be in various stages of due diligence or preliminary discussions with respect to a number of potential acquisitions. From time to time, we may enter into non-binding letters of intent, but we are not currently subject to any definitive agreement with respect to any acquisition material to our operations or otherwise so far advanced in any discussions as to make an acquisition material to our operations reasonably certain.

        Because the security industry is still very highly fragmented, we believe there will be no lack of opportunities for acquiring the type of companies that are the focus of our planned acquisition efforts. Both industry segments are marked by concentration by several of the well-known, larger providers of security services, such as Tyco International Ltd. on the electronic side of the business and Allied Security, Inc., Securitas Security Services USA and Rentokil Initial plc on the physical security side. Although there is concentration among the larger providers, we believe there are numerous quality, sizable regional and local providers that are available for acquisition.

Our Contract Guard Services Operations

        Through Paragon Systems, we provide contract guard services to various Federal government agencies. Our contract guard services include providing uniformed and armed guards for access control, plant security, personnel security, theft prevention, surveillance, vehicular and foot patrol, crowd control and the prevention of sabotage, terrorist and criminal activities. We provide guards and other personnel who are, depending on the particular requirements of the customer, uniformed or plain-clothed, armed or unarmed, and who patrol in marked radio cars or stand duty on the premises at stationary posts. Our guards maintain contact with headquarters or supervisors via car radio or hand-held radios. In addition, our guards respond to emergency situations and report to appropriate authorities for fires, natural disasters, work accidents and medical crises.

        In connection with providing these services, we assume responsibility for a variety of functions, including recruiting, hiring, training and supervising the guards deployed to the Federal agencies we serve, as well as paying all guards and providing them with firearms, uniforms, fringe benefits, workers' compensation insurance and any required bonding. We are responsible for preventing the interruption of guard services as a consequence of illness, vacations or resignations.

        We strive to provide cost-effective solutions to ensure the safety and security of the assets of our customers and continually to improve the protection we provide for their personnel, programs, resources and facilities. Our goal is to provide demonstrably superior contract guard services with the highest degree of integrity and responsiveness.

Our Logistics Contracts

        In 2000, Paragon Systems entered into two contracts to provide logistics services by developing and executing plans for improved logistics systems in support of U.S. Army facilities located at Fort Bliss, Texas and Fort Sill, Oklahoma. Pursuant to these contracts, Paragon Systems provides expertise in support of the U.S. Army's Velocity Management initiatives, known as the Logistics Centers of Excellence ("LCOE") programs, by developing and executing plans for improved logistics systems in terms of readiness and cost reduction. Paragon Systems designs and operates LCOEs at Fort Bliss, Texas and Fort Sill, Oklahoma to support the Army's Materiel Command weapon programs. Paragon Systems provides the essential and critical interfaces and lines of technical communications between the various U.S. Army Aviation and Missile Command Project Offices, the end user and the weapons prime contractors. These contracts expire pursuant to their terms in March 2005, and we have not determined whether we will pursue any additional logistics contracts.

Our Equity Interest in Army Fleet Support, LLC

        Through Paragon Systems, we own a 10% equity interest in the joint venture, Army Fleet Support, LLC, which provides all logistics support for U.S. Army aviation training at Fort Rucker, Alabama. In providing this support, the joint venture provides personnel, management, material parts, supplies, transportation and equipment to perform aviation unit maintenance, aviation unit intermediate maintenance and approved depot maintenance.

        L-3 Communications Integrated Systems and Vertex Aerospace LLC collectively own the majority equity interest in the joint venture. L-3 Communications Integrated Systems provides comprehensive logistics support and services, including extensive rotary-wing aircraft systems integration, modification and maintenance. Vertex Aerospace LLC is an aviation and aerospace technical services company, managing and servicing rotary-wing air craft, as well as other equipment, primarily for government customers.

        As a minority equity holder, we do not participate in the management of, or have any operational authority with respect to, the joint venture. None of our management personnel or employees provides any services to the joint venture. In June 2003, Paragon Systems made an initial capital contribution to the joint venture of $715,000. Since such time through December 31, 2004, Paragon Systems has received approximately $2.1 million in cash distributions with respect to its equity interest in the joint venture.

Sales and Marketing

        We have a sales and marketing approach designed to focus on Federal government agencies. We market our services through the offices of our subsidiary, Paragon Systems, located in Huntsville, Alabama. Currently, the executive officers of Paragon Systems conduct all of our sales and marketing efforts. We do not have a separately designated sales and marketing staff but intend to establish a separate sales and marketing department to identify opportunities in the Federal government and private sectors and to negotiate and bid on Federal government contracts. Our key marketing vehicles are our website, Federal government bulletin board sites on the Internet, word of mouth and customer referrals.

Employees

        As of December 31, 2004, we employed 732 individuals, consisting of 640 security guards and 92 sales, marketing, managerial and administrative employees. Two of the former shareholders of Paragon Systems serve half-time as the President and Executive Vice President of Paragon Systems pursuant to employment agreements which expire in February 2005 and are responsible for managing substantially all of Paragon Systems' operations relating to the provision of contract guard services. We are currently conducting a search for new management to replace these two executives, who have agreed to continue to provide services to Paragon Systems in a transitional role until we are able to hire and train new management personnel. We intend to hire qualified personnel with experience in the security industry at the earliest opportunity.

        Our business is labor intensive and, as a result, is affected by the availability of qualified personnel and the cost of labor. Although the contract guard services industry is characterized by high turnover, we believe our experience compares favorably with that of the industry. We have not experienced any material difficulty in employing suitable numbers of qualified guards, although when labor has been in short supply, we have been required to pay higher wages and incur overtime charges.

        We believe that the quality of our guards is essential to our ability to offer effective and reliable service, and we believe diligence in their selection and training produces the level of performance required to maintain customer satisfaction and internal growth. Our policy requires that all selected applicants for a guard position with us undergo a detailed pre-employment interview and a background investigation covering such areas as employment, education, military service, medical history and, subject to applicable state laws and criminal record checks. Personnel are selected based upon physical fitness, maturity, experience, personality, stability and reliability. We treat all employees and applicants for employment without unlawful discrimination as to race, creed, color, national origin, sex, age, disability, marital status or sexual orientation in all employment-related decisions. All Federal guard service contracts require that guards be a minimum of 21 years of age.

        Our comprehensive training programs for our guards include pre-assignment training, on-the-job assignment training and refresher training. Pre-assignment training explains the duties and powers of a guard, report preparation, emergency procedures, ethics and professionalism, grounds for discharge, general orders, uniforms and personal appearance, and basic post responsibilities. It also includes jurisdiction and legal responsibilities, use of force, arrest authority and procedures, search and seizure procedures, crime scene protection, rules of evidence, hostage situations, bomb threats and incidents, workplace violence, sabotage and espionage, terrorism/anti-terrorism, and weapons of mass destruction. On-the-job assignment training covers specific duties as required by the post and job orders. Ongoing refresher training is given on an annual basis as the need arises as determined by the local area supervisor and manager or quality control personnel.

        Unionized employees account for approximately 60% of our employees and work under collective bargaining agreements with the following unions: the United Union of Security Guards; the Industrial, Technical and Professional Employees Union; and the Security Police and Fire Professionals of America. These collective bargaining agreements do not permit work stoppages, and we have experienced no work stoppages attributable to labor disputes. Our relations with our employees have generally been satisfactory. Guards and other personnel supplied by us to our customers are our employees, even though they may be stationed regularly at the customer's premises.

Insurance

        We maintain all appropriate forms of insurance, including comprehensive general liability, performance and crime bonding, professional liability and automobile coverage. Special coverage is sometimes added in response to unique customer requirements. We also maintain compliance with all state workers' compensation laws. A certificate of insurance, which meets individual contract specifications, is made available to every customer.

        Generally, our Federal government contracts do not require that we obtain a performance bond; however, one of our current contracts does require a performance bond in the amount equal to 20% of the current year's contract price of $3.0 million or $600,000. The fee to obtain this bond is 1% of the bond amount. The bond does not cover losses incurred by our failure to perform due to acts of terrorism.

Customers

        Since February 27, 2004, when we acquired Paragon Systems, we have provided our contract guard services to seven customers in seven states. We provide contract guard services for the following Federal government agencies: (i) the GSA; (ii) the Social Security Administration; (iii) the Corps of Engineers; (iv) the U.S. Coast Guard; (v) the Federal Law Enforcement Training Center; (vi) the NASA John C. Stennis Space Center; and (vii) the U.S. Food and Drug Administration.

        Our typical customer contract will provide for an hourly or monthly billing rate used for all security guards at a site or variable hourly billing rates for different guards. Our contracts are usually multi-year contracts with renewal options. For the six months ended June 30, 2004, ten contracts represented more than 93% of our consolidated revenues.

        For the year ended December 31, 2003, our contracts with the Social Security Administration, the General Services Administration, the Federal Law Enforcement Training Center and the Stennis Space Center each accounted for more than 10% of our consolidated revenue, as adjusted for our acquisition of Paragon Systems.

Competition in Contract Guard Services

        The contract guard services segment of the security industry is highly competitive but fragmented. Contract guard services generally compete with each other on price and the quality of service provided; the scope of the services performed; name recognition; the extent and quality of the guard supervision, recruiting, selection and training; and the ability to handle multiple worksites nationwide.

        We provide contract guard services to Federal government agencies located exclusively in the southeastern United States. On any given contract for which we bid, there are generally five to ten other bidders. We compete primarily on price, the quality of our service and our history of providing contract guard services in the Southeast for over a decade.

        Our largest competitors in the contract guard services market include contract security service providers such as Coastal International Security and Wackenhut/Alletug. These competitors are much larger than we are and have significantly greater name recognition and resources in our target markets than we do. The guard industry also contains a large number of smaller regional and local security service providers in the United States in addition to those listed above which also directly compete with us, including Alpha Protective Services and Security Consultants Group.

        We believe that we have highly skilled accounting and cost management personnel and an excellent reputation for providing services to our customers on time and within budget. These competitive advantages contribute to our ability to obtain Federal government contracts through the competitive bidding process. Our primary competitive disadvantage results from our centralized management.

Although we maintain field offices at certain contract sites, certain primary support functions for all of our contracts are provided out of our office located in Huntsville, Alabama, which is a competitive disadvantage when we are bidding for contracts against firms willing to establish full-blown support offices at the contract site.

        Because of the contract guard services industry's low barriers to entry, other competitors are also likely to enter the industry. Furthermore, traditional guard companies will increasingly compete with the electronics side of the security industry, as customers increase their level of automation and replace guards with more sophisticated electronic hardware.

Government Regulation and Legal Proceedings

        We are subject to city, county and state firearm and occupational licensing laws that apply to security guards and private investigators. In addition, many states have laws or regulations requiring training and registration of security guards, regulating the use of badges and uniforms, prescribing the use of identification cards or badges, and imposing minimum bond, surety or insurance standards. We may be subjected to penalties or fines as the result of licensing irregularities or the misconduct of one of our guards from time to time in the ordinary course of our business.

        We are also subject to certain Federal regulations, including regulations concerning the use and distribution of firearms. Violations of these regulations may result in criminal penalties. Furthermore, we are subject to Federal laws and regulations relating to the formation, administration and performance of Federal government contracts, including the Federal Acquisition Regulations and supplemental GSA regulations, the Truth in Negotiations Act and the Cost Accounting Standards. See "Risk Factors—Risks Related to Government Contracting."

        The U.S. Department of Homeland Security has sent a cure notice to us which alleges, among other things, that we did not comply with appropriate procedures in connection with the theft of one of our firearms from one of our security guards. Although no litigation has been brought against us with respect to this incident, the Federal government has claimed that we did not perform in compliance with applicable rules and regulations regarding such theft.

        Except as otherwise discussed in this prospectus, we believe we are currently in material compliance with all applicable laws and regulations. Based on currently known facts, that there are no claims or litigation pending against us, the disposition of which would materially affect our financial position or future operating results, although we cannot be certain as to the ultimate outcome of any such claim or litigation. In addition, exposure to litigation is inherent in our ongoing business and may harm our business in the future.

Facilities

        Our corporate headquarters and principal executive offices are located in Alpharetta, Georgia, and our contract guard services operations are located at the offices of our wholly-owned subsidiary, Paragon Systems, in Huntsville Alabama. We lease space at both locations. We are obligated to pay rent on the Alpharetta, Georgia facility of approximately $1,930 per month through February 2005. We are obligated to pay rent on the Huntsville, Alabama facility of approximately $3,900 per month, plus a share of operating expenses, through November 2005.

        We believe our leased facilities are adequate to meet our needs and that additional facilities are available to us to meet our expansion needs for the foreseeable future on commercially reasonable terms. We have leased our office locations at market rates prevailing at the time the leases for such facilities were executed.

MANAGEMENT

        Our executive officers, directors and significant employees, as of January 7, 2005, are as follows:

Name	Age	Position
Ronald G. Farrell	61	Chairman of the Board, President and Chief Executive Officer of the Company
E. Wayne Stallings	59	Chief Financial Officer of the Company
Charles Keathley	75	President of Paragon Systems
Robert Luther	73	Executive Vice President of Paragon Systems
Carla Cilyok	38	Vice President for Finance and Accounting of Paragon Systems

        The Company is actively interviewing candidates to serve as its chief operating officer. Although it has not reached an agreement with anyone, it expects to employ one of the candidates shortly after the completion of this offering.

        Mr. Farrell is currently the only director of the Company. Dr. James A. Verbrugge (age 63), L.K. Toole (age 68) and James M. Logsdon (age 57) will commence serving as directors of the Company effective immediately upon the effectiveness of the registration statement filed with the SEC covering the units offered hereby (the "registration statement"), and Dr. Verbrugge and Messrs. Toole and Logsdon have agreed to so serve. See "Management—Directors and Executive Officers—Board of Directors."

        Certain additional information concerning the individuals named above is set forth below:

        Ronald G. Farrell is the Company's founder and has served as its sole director and officer since the Company was formed in October 2001. From December 1998 to December 2001, Mr. Farrell served as Chairman of the Board and Chief Executive Officer of Golf Entertainment, Inc. At various times from 1986 through 1998, Mr. Farrell founded and served as Chairman of the Board and Chief Executive Officer of Computer Integration Corporation, Sports Leisure, Inc., Automotive Industries, Inc. and Builders Design, Inc.

        L.K. Toole founded Toole Consulting Company in 1997, which provides consulting services to Lucent Technologies, Inc. and GTE Corporation, among other clients. Mr. Toole retired in 1997 as a senior vice president of GTE Corporation, concluding a 36 year career in the telecommunications industry. During his career, which included 15 years with AT&T, Inc., Mr. Toole served in various executive capacities, including President of GTE China, Senior Vice President—Asia Pacific, Vice President—Business Development worldwide for wireless networks, and Chairman of the Board of Directors of a joint venture in Argentina which built a nationwide wireless network.

        Dr. James A. Verbrugge is Emeritus Professor of Finance in the Terry College of Business at the University of Georgia. He is also the Director of the Center for Strategic Risk Management at the University of Georgia. From 1976 to 2001, he was the Chairman of the Department of Banking and Finance in the Terry College of Business, where he held the Chair of Banking from 1992 to 2002. He is a member of the board of directors of each of eResource Capital Group, Inc., Crown Crafts, Inc. and Verso Technologies, Inc. and also serves on the boards of two private companies.

        James M. Logsdon is a consultant with The Logsdon Group, which Mr. Logsdon founded in March 2004. The Logsdon Group provides tactical and strategic consulting services to business organizations. He served as President, Chief Operating Officer and a director of Verso Technologies, Inc., a publicly-held technology company, from January 2000 until March 2004. From January 1998 to January 2000, Mr. Logsdon served as Vice President and General Manager of Branch

Operations—East for the Network Services division of GTE Corporation, a global telecommunications company. From January 1991 to December 1997, he served as GTE's Vice President, Sales & Marketing—Commercial Markets.

        E. Wayne Stallings has served as the Company's Chief Financial Officer since October 2004. From 1992 to September 2004, Mr. Stallings served in various executive capacities, including Senior Vice President and Chief Financial Officer with Wellington Leisure Products, Inc., a manufacturer of rope and outdoor products. In February 2003, Wellington Leisure Products, Inc. filed for protection under Chapter 11 of the United States Bankruptcy Code. Mr. Stallings was Chief Financial Officer of Wellington Leisure Products, Inc. from November 1992 to January 2003. Prior to 1992, Mr. Stallings in various executive capacities for over 10 years in the United States corporate office of Grand Metropolitan, PLC, a major United Kingdom public company.

        Charles Keathley, along with others, founded Paragon Systems in 1983 and has served as its President since its inception. Mr. Keathley served as a director of Paragon Systems until it was acquired by the Company in February 2004.

        Robert Luther, along with others, founded Paragon Systems in 1983 and has served as its an Executive Vice President since its inception. In this capacity Mr. Luther is primarily responsible for managing the security systems division of our business, preparing technical proposals and conducting marketing and business development efforts. Mr. Luther served as a director of Paragon Systems until it was acquired by the Company in February 2004.

        Carla Cilyok has served as the Chief Financial Officer and controller of Paragon Systems since 1997. Prior to 1997, Ms. Cilyok served as the Business Manager for Paragon Systems.

Board of Directors

        Our bylaws provide that our board of directors shall consist of between one member and nine members. Our board of directors currently consists of one member, Ronald G. Farrell. Upon the effectiveness of the registration statement, our board of directors will consist of four members, Dr. Verbrugge and Messrs. Farrell, Toole and Logsdon. If we have more than two directors, our articles of incorporation provide for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms. As a result, approximately one-third of our board of directors will be elected each year. Dr. Verbrugge and Messrs. Farrell, Toole and Logsdon will commence serving as directors of the Company upon the effectiveness of the registration statement as follows: Mr. Logsdon will serve as a Class I Director until the 2006 annual meeting of shareholders; Dr. Verbrugge will serve as a Class II Director until the 2007 annual meeting of shareholders; and Messrs. Farrell and Toole will each serve as Class III Directors until the 2008 annual meeting of shareholders. Upon the effectiveness of the registration statement, Dr. Verbrugge and Messrs. Farrell, Toole and Logsdon will serve as directors until the expiration of their applicable terms and until their successors have been elected and qualified or until their earlier death, resignation or removal. This classification of the board of directors may delay or prevent a change in control of the Company. See "Description of Securities."

Executive Officers

        Our board of directors appoints our executive officers on an annual basis to serve until their successors have been elected and qualified, subject to applicable employment agreements. See "Management—Director and Executive Compensation—Employment Agreement." There are no family relationships among any of our directors or officers.

Board Committees

        Compensation Committee.    Our board of directors established a compensation committee in October 2004, which committee will commence its duties upon the effectiveness of the registration statement and will consist of Dr. Verbrugge and Messrs. Toole and Logsdon. The responsibilities of the compensation committee will include reviewing and recommending to the board of directors the compensation of all of our officers and directors, including stock compensation and loans, establishing and reviewing general policies relating to the compensation and benefits of our employees and administering our 2004 Stock Incentive Plan.

        Audit Committee.    Our board of directors established an audit committee in October 2004, which committee will commence its duties upon the effectiveness of the registration statement and will consist of Dr. Verbrugge and Messrs. Toole and Logsdon. The responsibilities of the audit committee will include reviewing our internal accounting procedures and consulting with and reviewing the services provided by our independent auditors.

Director Compensation

        We will compensate each member of our board of directors for their service on our board at an annual rate of $10,000 per year. We will also compensate each member of our board of directors who serves on a committee of the board at an annual rate of $2,500 for each committee on which such member serves and reimburse our board members for reasonable expenses incurred by them in attending such meetings of the board and any committees of the board of which they are members. Members of our board of directors are also eligible to receive stock options granted pursuant to our 2004 Stock Incentive Plan.

Executive Compensation

        The following table sets forth the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by our Chief Executive Officer during the year ended December 31, 2003, as well as for any other of our employees whose salary and bonus exceeded $100,000 during the year ended December 31, 2003.

Summary Compensation Table

		Annual Compensation					Long-Term Compensation
Name and Principal Position	Year	Salary ($)		Bonus ($)	Other Annual Compensation ($)		Securities Underlying Options (#)
Ronald G. Farrell Chief Executive Officer and President of the Company	2004 2003 2002	273,538 248,769 167,859	(1) (3)	$145,000 — —	45,627 45,000 —	(2) (2)	— — 300,000	(4)
E. Wayne Stallings Chief Financial Officer of the Company	2004 2003 2002	30,880 — —		— — —	— — —		— — —
Charles Keathley President of Paragon Systems	2004 2003 2002	207,693 235,173 232,037		— — 92,500	— — —		— — —
Robert Luther Executive Vice President of Paragon Systems	2004 2003 2002	184,429 203,767 200,362		— — 65,000	— — —		— — —
Carla Cilyok Vice President for Finance and Accounting of Paragon Systems	2004 2003 2002	103,640 93,994 90,829		5,000 12,000 17,300	— — —		— — —
Harold Bright Executive Vice President of Paragon Systems	2004 2003 2002	189,011 205,020 202,812		— — 42,900	— — —		— — —
John Wilson Vice President of Paragon Systems	2004 2003 2002	132,679 157,348 154,059		— — 42,200	— — —		— — —

(1)
Includes $19,538 paid in lieu of accrued vacation.

(2)
Includes $18,000 for automobile expenses and $15,000 for medical and dental insurance.

(3)
Includes $17,769 paid in lieu of accrued vacation.

(4)
This option, which is exercisable until January 1, 2011 at an exercise price of $0.04 per share, was issued pursuant to an employment agreement between the Company and Mr. Farrell. This option was issued at an exercise price equal to or greater than the fair market value of our common stock on the date of issuance as determined by the board of directors of the Company. This option vested as to 100,000 underlying shares on each of December 31, 2002, December 31, 2003 and December 31, 2004. See "Management—Director and Executive Compensation—Employment Agreement." Upon the Exchange and Recapitalization, this option will be exchanged for an option to purchase 97,087 shares of common stock at an exercise price of $0.12 per share.

Option Grants In Last Fiscal Year

        We did not grant any options to purchase our common stock during the year ended December 31, 2004 to our Chief Executive Officer or to any other employee named in the Summary Compensation Table above.

Aggregate Option Exercises in the Last Fiscal Year and Fiscal Year-End Option Values

        The following table presents information concerning the value at December 31, 2004 of all unexercised options held by our Chief Executive Officer and any other employee named in the Summary Compensation Table above.

	Number of Securities Underlying Unexercised Options at December 31, 2004
			Value of Unexercised In-the-Money Options at December 31, 2004
Name
	Exercisable	Unexercisable	Exercisable	Unexercisable
Ronald G. Farrell	300,000	—	$201,000	$—

401(k) Plan

        In 1994, Paragon Systems adopted the Paragon Systems, Inc. 401(k) Profit Sharing Plan (the "401(k) plan") which covers all of our eligible employees who have attained age 21. The 401(k) plan excludes from participation all collectively-bargained and non-resident alien employees. The 401(k) plan is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the 401(k) plan trust is intended to qualify under Section 501(a) of the Code. None of the contributions to the 401(k) plan made by eligible employees or by us or any of the investment earnings thereon is taxable to such employees until withdrawn, and any contributions we may make are expected to be deductible by us when made. Our eligible employees may elect to reduce their eligible compensation by up to 10%, subject to statutorily prescribed limits, and to have such compensation reductions contributed on their behalf to the 401(k) plan. The 401(k) plan permits us to make matching contributions to the 401(k) plan.

2004 Stock Incentive Plan

        Overview.    Our 2004 Stock Incentive Plan provides for the grants of incentive awards to eligible participants, including our employees, officers, directors, consultants and independent contractors. These awards include (i) options to purchase shares of common stock that qualify as "incentive stock options" within the meaning of Section 422 of the Code; (ii) options to purchase shares of common stock that do not qualify as incentive options ("non-qualified options"); (iii) awards of shares of common stock that are subject to risk of forfeiture and transferability restrictions that lapse after specified periods of time or upon the occurrence of events described in our 2004 Stock Incentive Plan ("restricted stock awards"); and (iv) awards of shares of common stock ("stock bonuses"). Incentive options and non-qualified options are collectively referred to in this prospectus as "options," and options, restricted stock awards, and stock bonuses are collectively referred to herein as "incentive awards."

        Our 2004 Stock Incentive Plan was approved and adopted by our board of directors and shareholders on October 13, 2004. The maximum number of shares of common stock that are available for issuance under our 2004 Stock Incentive Plan is 500,000. As of October 13, 2004, 500,000 shares of common stock were available for future grant under our 2004 Stock Incentive Plan.

        Administration.    The 2004 Stock Incentive Plan provides that it will be administered by our board of directors or by a committee of our board of directors. We have appointed the compensation committee of our board of directors as the "committee" to administer our 2004 Stock Incentive Plan. In accordance with and subject to the provisions of the 2004 Stock Incentive Plan, the committee has the authority to determine all provisions of incentive awards as the committee may deem necessary or desirable and as consistent with the terms of the 2004 Stock Incentive Plan, including (i) the recipients to be granted incentive awards under the 2004 Stock Incentive Plan; (ii) the nature and extent of the incentive awards to be made to each participant; (iii) the time or times when incentive awards will be granted; (iv) the duration of each incentive award; and (v) the restrictions and other conditions to which the payment or vesting of incentive awards may be subject.

        Eligible Participants.    All employees (including officers and directors who are also employees), non-employee directors, consultants and independent contractors of the Company or any subsidiary of the Company who, in the judgment of the committee, have contributed, are contributing or are expected to contribute to the achievement of economic objectives of the Company and its subsidiaries will be eligible to participate in our 2004 Stock Incentive Plan.

        Options.    The per share price to be paid by a participant upon exercise of an option will be determined by the committee in its discretion at the time of the option grant, provided that the exercise price for incentive stock options must be equal to the fair market value of one share of common stock on the date of grant and 110% of the fair market value if, at the time the incentive stock option is granted, the participant owns, directly or indirectly, more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company. An option will become exercisable at such times and in such installments as may be determined by the committee in its sole discretion at the time of grant, provided that no option may be exercisable after 10 years from its date of grant.

        Restricted Stock Awards.    Restricted stock awards are awards of common stock granted to a recipient which are subject to restrictions on transferability and the risk of forfeiture. The committee may impose such restrictions or conditions, not inconsistent with the provisions of our 2004 Stock Incentive Plan, to the vesting of restricted stock awards as it deems appropriate, including that the participant remain in the continuous employ or service of the Company or any of its subsidiaries for a specified period of time or that the participant or the Company, or any subsidiary or division of the Company, satisfy specified performance goals or criteria.

        Stock Bonuses.    Stock bonuses are awards of common stock that are not subject to any restrictions other than, if imposed by the committee, restrictions on transferability. A participant may be granted one or more stock bonuses under our 2004 Stock Incentive Plan, and such stock bonuses will be subject to such terms and conditions, consistent with other provisions of our 2004 Plan, as may be determined by the committee in its sole discretion.

        Transferability.    No right or interest of any participant in an incentive award may be assigned or transferred, except pursuant to a qualified domestic relations order (other than in the case of incentive stock options), testamentary will, the laws of descent and distribution, or as otherwise expressly permitted by our 2004 Stock Incentive Plan, or subjected to any lien or otherwise encumbered during the lifetime of the participant, either voluntarily or involuntarily, directly or indirectly, by operation of law or otherwise, unless approved by the committee in its sole discretion.

        Amendment and Termination.    Our 2004 Stock Incentive Plan will terminate at midnight no later than October 13, 2014, unless terminated earlier by action of our board of directors. Our board of directors may suspend or terminate our 2004 Stock Incentive Plan or any portion thereof at any time and may amend our 2004 Stock Incentive Plan in any respect without shareholder approval, unless shareholder approval is then required by federal securities or tax laws or the rules of any stock exchange or quotation system, including the over-the-counter electronic bulletin board or the Nasdaq Stock Market, on which the common stock is then listed.

Employment Agreement

        We have entered into an employment agreement with Mr. Farrell pursuant to which Mr. Farrell has agreed to serve as Chief Executive Officer and President of the Company until December 31, 2008. The agreement provides for (i) payment of a specified base salary ($175,000 in 2005) which increases by 5% per year; (ii) payment of an annual incentive bonus equal to 5% of the Company's pre-tax income for such year (which income includes dividends and distributions made to us with respect to our interest in the joint venture), provided that such bonus may not exceed 150% of Mr. Farrell's base salary for such year; (iii) prohibitions against Mr. Farrell's disclosure of confidential information, solicitation of our employees and participation in a business competitive with our business during his employment and for a period of one year following the termination of his employment; and (iv) continuation of Mr. Farrell's compensation and benefits for the remainder of the term of his employment agreement if his employment is terminated by the Company without "cause" or by Mr. Farrell for "good reason" or upon a "change of control" of the Company. Pursuant to Mr. Farrell's employment agreement, we also provide certain other benefits and expense reimbursements to Mr. Farrell which are consistent with his position as the chief executive officer of the Company. Mr. Farrell is also entitled to participate in any employee benefit plan, stock option plan and other fringe benefit plan at the discretion of our board of directors. For the year ended December 31, 2004, Mr. Farrell's base salary under his employment agreement was $254,000. For the year ending December 31, 2005, Mr. Farrell's base salary under his employment agreement is $175,000.

Compensation Committee Interlocks and Insider Participation

        Upon the effectiveness of the registration statement, our compensation committee will consist of Dr. Verbrugge and Messrs. Toole and Logsdon. None of the members of our compensation committee will be, or has ever been, at any time since the time of our formation, one of our officers or employees. None of our executive officers currently serves or in the past has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board or compensation committee. Prior to the formation of the compensation committee, compensation decisions were made by our entire board of directors.

CERTAIN TRANSACTIONS

        The following is a description of transactions since January 1, 2003 to which we have been a party in which the amount involved in the transaction exceeds $60,000 and in which any director, executive officer or holder of more than 5% of our capital stock had or will have a direct or indirect material interest other than compensation arrangements that are described under "Management—Director and Executive Compensation." In addition, described below are certain transactions between us and our promoters.

Employment Agreement

        We have entered into an employment agreement with Mr. Farrell. Mr. Farrell is the sole director, Chief Executive Officer and President of the Company. In addition, upon closing of this offering, Mr. Farrell will indirectly beneficially own approximately 28.9% of our common stock.

        Pursuant to his employment agreement, Mr. Farrell has agreed to serve as Chief Executive Officer and President of the Company until December 31, 2008. The agreement provides for (i) payment of a specified base salary ($175,000 in 2005) which increases by 5% per year; (ii) payment of an annual incentive bonus equal to 5% of the Company's pre-tax income for such year (which income includes dividends and distributions made to us with respect to our interest in the joint venture), provided that such bonus may not exceed 150% of Mr. Farrell's base salary for such year; (iii) prohibitions against Mr. Farrell's disclosure of confidential information, solicitation of our employees and participation in a business competitive with our business during his employment and for a period of one year following the termination of his employment; and (iv) continuation of Mr. Farrell's compensation and benefits for the remainder of the term of his employment agreement if his employment is terminated by the Company without "cause" or by Mr. Farrell for "good reason" or upon a "change of control" of the Company. Pursuant to Mr. Farrell's employment agreement, we also provide certain other benefits and expense reimbursements to Mr. Farrell which are consistent with his position as the chief executive officer of the Company. Mr. Farrell is also entitled to participate in any employee benefit plan, stock option plan and other fringe benefit plan at the discretion of our board of directors. For the year ended December 31, 2004, Mr. Farrell's base salary under his employment agreement was $254,000. For the year ending December 31, 2005, Mr. Farrell's base salary under his employment agreement is $175,000.

Indebtedness of Management

        Pursuant to Mr. Farrell's employment agreement with the Company, Mr. Farrell, the sole director, Chief Executive Officer and President of the Company, would have otherwise been entitled to receive during 2004 an aggregate bonus of $435,000; however, in order to improve the financial position of the Company, he agreed to forfeit $290,000 thereof and accept a cash bonus of $145,000 and a loan for $100,000. In connection with the loan, Mr. Farrell issued a promissory note to the Company dated December 31, 2004 in the principal amount of $100,000, which bears interest at a rate of 2.48% per year and is payable on December 31, 2006. The note may be prepaid at any time without penalty and may be paid, at the election of Mr. Farrell, in cash or shares of our common stock or any combination thereof.

Agreements with Former Shareholders of Paragon Systems

        On September 29, 2004, we entered into an agreement with Messrs. Keathley and Luther, two of the former shareholders of Paragon Systems, each of whom is a current executive officer of Paragon Systems, pursuant to which, among other things:

    •
    we amended and restated a portion of the Paragon Notes held by them having an aggregate value of $5.2 million to provide that such promissory notes shall be payable on December 31, 2003;

    •
    Messrs. Keathley and Luther agreed not to exercise any rights they may have to foreclose on the shares of Paragon Systems pledged to them until January 1, 2005;

    •
    we paid to Messrs. Keathley and Luther, or paid on their behalf, an aggregate of $90,000;

    •
    we agreed to issue to Messrs. Keathley and Luther upon completion of this offering an aggregate number of shares of our common stock having an aggregate value of $120,000, with each share valued at the initial offering price of the common stock offered hereby;

    •
    we agreed to issue to Messrs. Keathley and Luther an aggregate of (i) 82 shares of our Series C Redeemable Preferred Stock in satisfaction of their right to receive such shares in connection with the Acquisition and (ii) two shares of our common stock; and

    •
    we agreed to use a portion of the net proceeds of this offering to repay the amended and restated Paragon Notes and pay all the dividends due on the Series C Redeemable Preferred Stock.

        On November 30, 2004, we entered into an additional agreement with Messrs. Keathley and Luther, pursuant to which, among other things:

    •
    we further amended a portion of the Paragon Notes issued to them having an aggregate value of approximately $4.4 million to provide that such promissory notes shall be payable on the earlier of than February 15, 2005 or the date on which we receive the proceeds of this offering;

    •
    Messrs. Keathley and Luther agreed not to exercise any rights they may have under the Joint Note, which was issued jointly to Messrs. Keathley, Luther, Bright and Wilson and has an aggregate value of approximately $706,500, until February 16, 2005;

    •
    Messrs. Keathley and Luther agreed not to exercise any rights they may have to foreclose on the shares of Paragon Systems pledged to them until February 16, 2005; and

    •
    we paid to Messrs. Keathley and Luther, or paid on their behalf, an aggregate of $71,500, of which $62,500 was applied to repay a portion of the Paragon Notes issued to them.

        Additionally, on September 7, 2004 we also entered into an agreement with Messrs. Bright and Wilson, each of whom is also a current executive officer of Paragon Systems, pursuant to which Messrs. Bright and Wilson have:

    •
    agreed to extend the maturity dates of a portion of the Paragon Notes issued to them, having an aggregate value of $1.1 million, until the earlier of January 1, 2005 or the date on which we receive proceeds from this offering; and

    •
    acknowledged that they have deferred any rights they may have to foreclose on the shares of Paragon Systems pledged to them.

        On December 14, 2004, we entered into an additional agreement with Messrs. Bright and Wilson, pursuant to which, among other things,

    •
    Messrs. Bright and Wilson agreed to extend the maturity dates of a portion of the Paragon Notes issued to them having an aggregate value of approximately $1.1 million until the earlier of February 15, 2005 or the date on which we receive the proceeds from this offering;

    •
    Messrs. Bright and Wilson agreed to extend the maturity date of the Joint Note until the earlier of February 15, 2005 or the date on which we receive the proceeds from this offering; and

    •
    we paid to Messrs. Bright and Wilson an aggregate of approximately $118,000, of which approximately $70,000 was applied to repay a portion of the Paragon Notes issued to them.

Agreement with Shareholder of the Company

        On December 7, 2004, we entered into an agreement with Douglas Ball, a holder of a majority of our outstanding shares of Series B Convertible Preferred Stock, pursuant to which, among other things:

    •
    Mr. Ball released us from all liability pursuant to that certain Consulting Agreement dated March 25, 2002 between us and Mr. Ball and that certain Employment Agreement dated March 25, 2002 between us and Mr. Ball;

    •
    Mr. Ball agreed to execute the Exchange and Recapitalization Agreement and the lock-up agreement discussed in "Shares Eligible for Future Sale";

    •
    we paid Mr. Ball $20,000;

    •
    we agreed to pay Mr. Ball no later than January 15, 2005 an additional $40,000;

    •
    we agreed to hire Mr. Ball as an independent consultant for a one-year term for aggregate compensation of $36,000; and

    •
    we agreed to issue to Mr. Ball upon completion of this offering 15,000 shares of our common stock.

Exchange and Recapitalization

        We have entered into an Exchange and Recapitalization Agreement with the holders of our common stock, Series A Convertible Preferred Stock and Series B Convertible Preferred Stock and rights to purchase our common stock. Mr. Farrell, the Company's sole director, Chief Executive Officer and President, indirectly owns shares of our common stock and directly owns options to purchase our common stock and, accordingly, is a party to the Recapitalization and Exchange Agreement.

        As part of Exchange and Recapitalization, R.G.F. Investments, Inc. (of which Mr. Farrell is the sole director, officer and shareholder) and its affiliates will exchange 2,500,000 shares of common stock held by them immediately prior to the recapitalization for 809,061 shares of common stock upon completion of the Exchange and Recapitalization. In connection with the Exchange and Recapitalization, Mr. Farrell will also exchange an option to purchase 300,000 shares of common stock at an exercise price of $0.04 per share for an option to purchase 97,087 shares of common stock at an exercise price of $0.12 per share.

Indemnification Agreements

        On October 13, 2004, we entered into indemnification agreements with Mr. Farrell, our sole director, Chief Executive Officer and President, and Mr. Stallings, our Chief Financial Officer, pursuant to which we will indemnify them to the fullest extent permitted by applicable law if they are involved or become involved or are threatened to be involved in any investigation, action, claim suit or proceeding, whether civil, criminal, administrative or investigative, by reason of that fact that they were or are serving as an officer or director of the Company or were or are serving at our request as an agent of any other entity. Upon effectiveness of the registration statement, we will also enter into the same type of indemnification agreements with Dr. Verbrugge and Messrs. Logsdon and Toole, all of whom will commence serving as directors of the Company upon completion of this offering.

Issuances of Securities

        On November 11, 2001, we issued 2,500,000 shares of our common stock to R.G.F. Investments, Inc., of which Mr. Farrell is the sole officer, director and shareholder, for aggregate consideration of $100,000, 50% of which was paid by Mr. Farrell by delivery of a promissory note in favor of the Company and 50% of which was paid by Mr. Farrell by providing services to us with a market value of at least $50,000. The Company cancelled Mr. Farrell's promissory note in exchange for Mr. Farrell agreeing to forgive $50,000 in accrued but unpaid salary. Such shares will be exchanged in the Exchange and Recapitalization for an aggregate of 809,061 shares of common stock, of which 97,087 shares of common stock have been transferred to an affiliate of R.G.F. Investments, Inc.

        Pursuant to Mr. Farrell's Employment Agreement, on January 1, 2002, we issued to Mr. Farrell an option to purchase 300,000 shares of common stock, exercisable for a ten-year period at a price of $0.04 per share. Such option will be exchanged in the Exchange and Recapitalization for an option to purchase 97,087 shares of common stock at an exercise price of $0.12 per share.

Future Transactions

        We believe that all of the transactions set forth above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. All future transactions, if any, between us and our officers, directors and principal shareholders will be approved by a majority of our board of directors, including a majority of the independent, disinterested outside directors of the board, and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

SECURITY OWNERSHIP

        Upon completion of this offering, the only capital stock of the Company that will be outstanding will be 3,035,002 shares of common stock and 100 shares of Series C Redeemable Preferred Stock. Our Series C Redeemable Preferred Stock does not have voting rights, other than as required by applicable law. See "Recent Developments—Exchange and Recapitalization" and "Description of Securities."

        The following table sets forth as of January 6, 2005 the beneficial ownership of our common stock, as adjusted for this offering and the Exchange and Recapitalization which we intend to effect immediately prior to the completion of this offering, by (i) each person or group of persons known to us to beneficially own more than 5% of the outstanding shares of our voting stock, (ii) each director and executive officer of the Company; (iii) each person who will become a director upon completion of this offering; (iv) each named executive officer of the Company named in the Summary Compensation Table above; and (v) all executive officers and directors of the Company as a group.

        Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated in the footnotes to the table below, each shareholder named in the table has sole voting and investment power with respect to the shares shown as beneficially owned by such shareholder. The percentage calculations in the table below are based on 3,035,002 shares of common stock to be issued and outstanding immediately after the Exchange and Recapitalization, plus shares of common stock that may be acquired within 60 days of January 6, 2005, by each individual or group listed. Shares not outstanding but deemed beneficially owned by virtue of right of an individual or member of a group to acquire them within 60 days of January 6, 2005, are treated outstanding only when determining the amount and percentage owned by such individual or group. Unless otherwise indicated, the address of each individual named below is the address of the Company, 3700 Mansell Road, Suite 220, Alpharetta, Georgia 30032.

	Common Stock
Name of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class
Ronald G. Farrell†‡	906,149	(1)	28.9%
James A. Logsdon†	0		—
L. K. Toole†	0		—
James A. Verbrugge†	0		—
E. Wayne Stallings‡	0		—
Charles Keathley	0		—
Robert Luther	0		—
Carla Cilyok	0		—
Harold Bright	0		—
John Wilson	0		—
Michael F. Bennett	194,984	(2)	6.4%
All directors and executive officers as a group (5 persons)	906,149		28.9%

†
Director of the Company upon the effectiveness of the registration statement.

‡
Officer of the Company.

*
Less than 1% of the issued and outstanding shares of our common stock.

(1)
Includes (i) 711,974 shares of common stock held by R.G.F. Investments, Inc., a corporation in which Mr. Farrell is the sole shareholder, officer and director, over which shares Mr. Farrell may be deemed to have sole investment and voting power; (ii) 97,087 shares of common stock held by Mr. Farrell's spouse, over which shares Mr. Farrell may be deemed to have sole investment and voting power; and (iii) 97,087 shares of common stock issuable upon exercise of an option held by Mr. Farrell.

(2)
Includes 36,408 shares held by Southwick Capital, LLC, a limited liability company controlled by Mr. Bennett, over which shares Mr. Bennett may be deemed to have sole investment and voting power.

DESCRIPTION OF SECURITIES

        The following is a description of our capital stock as set forth in our amended articles of incorporation and amended bylaws, the forms of which have been filed with SEC as exhibits to the registration statement of which this prospectus is a part. The following description of our capital stock does not purport to be complete and is subject to and qualified by our amended articles of incorporation and amended bylaws and applicable provisions of Georgia law.

General

        Our authorized capital stock consists of 25,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $1.00 per share ("Preferred Stock"), of which 1,000,000 shares have been designated as Series A Convertible Preferred Stock, 250,000 shares have been designated as Series B Convertible Preferred Stock, and 100 shares have been designated as Series C Redeemable Preferred Stock.

        Upon completion of this offering, after giving effect to the Exchange and Recapitalization, 3,305,022 shares of common stock will be issued and outstanding (including the 2,070,000 shares of common stock forming a part of the units issued in this offering, assuming the underwriters' over-allotment is exercised in full), 100 shares of Series C Redeemable Preferred Stock will be outstanding, and no shares of Series A Convertible Preferred Stock or Series B Convertible Preferred Stock will be outstanding. See "Recent Developments—Exchange and Recapitalization." In addition, 500,000 shares of common stock will be reserved for issuance pursuant to our 2004 Stock Incentive Plan which will become effective upon the completion of this offering.

Units

        We will issue 1,800,000 units, with each unit consisting of one share of our common stock and one warrant to purchase one share of our common stock. The units will have no rights (i.e., voting, redemption, etc.) independent of the rights existing in the common stock and the warrants which form the unit. Until the units are divided into their separate components of one share of common stock and one warrant, only the units will be quoted on The Nasdaq SmallCap Market. Each unit will be divided into its separate component of one share of common stock and one warrant to purchase one share of common stock on the date which is the earlier of (i) 60 days immediately following this offering or (ii) 30 days immediately following the date on which the over-allotment option is exercised in full. We will notify the unit holders of the separation of the units 30 days prior thereto through the issuance of a widely-disseminated press release. Following the separation of the units, the shares of common stock will be quoted on The Nasdaq SmallCap Market, and the warrants will be quoted separately from the common stock on The Nasdaq SmallCap Market. The units will cease to exist at that time.

Common Stock

        Voting Rights.    The holders of common stock are entitled to one vote per share on all matters. The common stock does not have cumulative voting rights, which means that holders of the shares of common stock with a majority of the votes to be cast for the election of directors can elect all directors then being elected.

        Dividends.    Each share of common stock has an equal and ratable right to receive dividends to be paid from our assets legally available therefor when, as and if declared by our board of directors. We do not anticipate paying cash dividends on the common stock in the foreseeable future. See "Dividend Policy."

        Conversion.    The common stock has no conversion rights.

        Liquidation.    In the event we dissolve, liquidate or wind up, the holders of common stock are entitled to share equally and ratably in the assets available for distribution after payments are made to our creditors and to the holders of any outstanding Preferred Stock we may designate and issue in the future with liquidation preferences greater than those of the common stock.

        Other.    The holders of shares of common stock have no preemptive, subscription or redemption rights and are not liable for further call or assessment. All of the outstanding shares of common stock are, and the shares of common stock offered hereby will be, fully paid and nonassessable.

        Prior to the date of this prospectus, there has been no established public trading market for the common stock. Our common stock has been approved for quotation on The Nasdaq SmallCap Stock Market under the symbol "TRIS."

Warrants

        Each warrant to be issued as a part of a unit pursuant to this offering will entitle the holder to purchase one share of common stock at an exercise price equal to the unit offering price beginning on the date the units separate through the date which is 60 months after the date of this prospectus, subject to the redemption rights described below. The warrants will be issued pursuant to the terms of a warrant agreement between the warrant agent, Registrar and Transfer Company, and us. We have authorized and reserved for issuance the shares of common stock issuable upon exercise of the warrants. The warrants are exercisable to purchase a total of 1,800,000 shares of our common stock, unless the underwriters' over-allotment option relating to the warrants is exercised, in which case the warrants are exercisable to purchase a total of 2,070,000 shares of common stock.

        The warrant exercise price and the number of shares of common stock purchased upon exercise of the warrants are subject to adjustment in the event of, among other events, a stock dividend on, or a subdivision, recapitalization or reorganization of, the common stock, or the merger or consolidation of us with or into another corporation or business entity.

        Commencing 12 months from the date of this prospectus and until the expiration of the warrants, we may redeem all outstanding warrants, in whole but not in part, upon not less than 30 days' notice, at a price of $0.25 per warrant, provided that the closing sale price of our common stock equals or exceeds $9.00 per share for 20 consecutive trading days preceding our redemption announcement. The redemption notice must be provided not more than five business days after conclusion of the 20 consecutive trading days in which the closing sale price of the common stock equals or exceeds $9.00 per share. In the event we exercise our right to redeem the warrants, the warrants will be exercisable until the close of business on the date fixed for redemption in such notice. If any warrant called for redemption is not exercised by such time, it will cease to be exercisable and the holder thereof will be entitled only to the redemption price.

        We must have on file a current registration statement with the SEC pertaining to the common stock underlying the warrants in order for a holder to exercise the warrants or in order for the warrants to be redeemed by us. The shares of common stock underlying the warrants must also be registered or qualified for sale under the securities laws of the states in which the warrant holders reside. We intend to use our best efforts to keep the registration statement current, but we cannot assure you that such registration statement (or any other registration statement filed by us covering shares of common stock underlying the warrants) can be kept current. In the event the registration statement covering the underlying common stock is not kept current, or if the common stock underlying the warrants is not registered or qualified for sale in the state in which a warrant holder resides, the warrants may be of no value.

        We are not required to issue any fractional shares of common stock upon the exercise of warrants or upon the occurrence of adjustments pursuant to anti-dilution provisions. We will pay to holders of fractional shares an amount equal to the cash value of such fractional shares based upon the then-current market price of a share of common stock.

        The warrants may be exercised upon surrender of the certificate representing such warrants on or prior to the expiration date (or earlier redemption date) of such warrants at the offices of the warrant agent with the form of "Election to Purchase" on the reverse side of the warrant certificate completed and executed as indicated, accompanied by payment of the full exercise price in cash or by official bank or certified check payable to the order of us for the number of warrants being exercised. Shares of common stock issued upon exercise of warrants for which payment has been received in accordance with the terms of the warrants will be fully paid and nonasessable.

        The warrants do not confer on the warrant holder any voting or other rights of our shareholders. Upon notice to the warrant holders, we have the right to reduce the exercise price or extend the expiration date of the warrants. Although this right is intended to benefit warrantholders, to the extent we exercise this right when the warrants would otherwise be exercisable at a price higher than the prevailing market price of the common stock, the likelihood of exercise, and the resultant increase in the number of shares outstanding, may impede or make more costly a change in our control.

        We have agreed not to solicit exercise of the warrants other than through the underwriters. Upon any exercise of the warrants after the first anniversary of the date of this prospectus, we will pay the underwriters a fee of 5% of the aggregate warrant exercise price if: (i) the market price of our common stock on the date the warrants are exercised is greater than the then exercise price of the warrants; (ii) the exercise of the warrants was solicited by a member of the NASD and such solicitation has been designated in writing by the warrantholder; (iii) the warrants are not held in a discretionary account; (iv) disclosure of the compensation arrangements was made both at the time of the offering and at the time of exercise of the warrants; and (v) the solicitation of exercise of the warrant was not in violation of Regulation M promulgated under the Securities Exchange Act of 1934 (the "Exchange Act").

Preferred Stock

        Our board of directors is authorized, without further shareholder action, to divide any or all shares of our authorized preferred stock into series and to fix and determine the designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereon, of any series so established, including voting powers, dividend rights, liquidation preferences, redemption rights and conversion or exchange privileges. Upon the completion of this offering, after giving effect to the Exchange and Recapitalization, 100 shares of Series C Redeemable Preferred Stock will be outstanding, and no shares of either Series A Convertible Preferred Stock or Series B Convertible Preferred Stock will be outstanding. As of the date of this prospectus, our board of directors has no plans, agreements or understandings for the issuance of any shares of preferred stock.

        Series C Redeemable Preferred Stock.    Holders of Series C Redeemable Preferred Stock have no voting rights, except as otherwise required by applicable law. Holders of Series C Redeemable Preferred Stock have no preemptive, conversion or sinking fund rights. In the event of a liquidation, dissolution or winding up of the Company, holders of common stock are not entitled to any liquidation preference and do not share in the assets of the Company.

        The Series C Redeemable Preferred Stock has a redemption value of $60,000 per share. We may redeem the outstanding shares of Series C Preferred Stock at any time but must redeem all the outstanding shares of Series C Redeemable Preferred Stock no later than February 27, 2007. The holders of the Series C Preferred Stock are entitled to receive cumulative cash dividends at an annual rate of 5% of the redemption value (or $3,000 per share per annum) payable semi-annually on August 31 and February 28 of each year.

Provisions of our Articles of Incorporation and Bylaws and Georgia law Regarding Shareholders' Rights and Related Matters

        Shareholders' rights and related matters are governed by the Georgia Business Corporation Code and our articles of incorporation and bylaws. The provisions of our articles of incorporation and bylaws and Georgia law summarized below could have the effect of preventing, hindering or delaying a change in control of the Company or a change in management.

        Classified Board of Directors; Removal of Directors.    If our shareholders elect more than two members to our board of directors, then our board of directors will be divided into three classes of directors, serving staggered three-year terms. As a result, approximately one-third of our board of directors will be elected each year. In addition, members of the board of directors may only be removed for cause and then only at a special meeting of shareholders called for such purpose by the affirmative vote of at least two-thirds of the then-outstanding shares of common stock. The classification of directors, together with the limitation on the removal of directors, and the ability of the remaining directors to fill any vacancies on the board of directors, has the effect of making it more difficult for shareholders to change the composition of the board of directors.

        Advance Notice of New Business and Director Nominations.    Our bylaws provide that any shareholder proposals or director nominations must be provided to us in writing at least 120 days before the date of an annual meeting of shareholders or, in the case of a special meeting of shareholders, within ten days after notice of such special shareholders' meeting was sent by us to the shareholders. Such provision may preclude shareholders from bringing matters before the shareholders at an annual meeting or from making nominations for directors at an annual meeting.

        Anti-Takeover Provisions and Georgia Law.    The Georgia Business Corporation Code generally restricts a company from entering into specified business combinations with an interested shareholder, which is generally defined as any person or entity that is the beneficial owner of at least 10% of a company's voting stock, for a period of five years after the date on which such shareholder became an interested shareholder, unless:

    •
    its board of directors approves the business combination or the transaction in which the shareholder became an interested shareholder prior to the date the shareholder became an interested shareholder;

    •
    the interested shareholder acquires 90% of the company's voting stock in the same transaction in which it exceeds 10%; or

    •
    subsequent to becoming an interested shareholder, such shareholder acquires 90% of the company's voting stock and the business combination is approved by the holders of a majority of the voting stock entitled to vote thereon.

        The business combination statute applies only if a corporation's bylaws specifically provide that it applies. We have elected to be covered by the business combination statute.

        The Georgia Business Corporation Code also contains provisions that impose certain fair price and other procedural requirements applicable to specified business combinations with any person who owns 10% or more of the common stock. These statutory requirements restrict business combinations with, and accumulations of shares of voting stock of, certain Georgia corporations. The fair price statute applies only if a corporation elects to be covered by its restrictions. We have elected to be covered by the fair price statute.

        Ability to Consider Other Constituencies.    Our articles of incorporation permit our board of directors to consider the interests of our employees, customers, suppliers and creditors, the communities in which our offices or other establishments are located and all other factors the directors consider pertinent, in addition to considering the effects of any actions on us and our shareholders, when determining what is in the best interests of our shareholders. Pursuant to this provision, the board of directors may consider numerous subjective factors affecting a proposal, including certain non-financial matters, and on the basis of these considerations may oppose a business combination or other transaction which, viewed exclusively from a financial perspective, might be attractive to some, or even a majority, of our shareholders.

Indemnification and Limitation of Liability

        Our articles of incorporation eliminate the personal liability of our directors to the Company or our shareholders for monetary damage for any breach of duty as a director, provided that we do not (and we cannot) eliminate or limit the liability of a director for:

    •
    a breach of duty involving appropriation of a business opportunity of the Company;

    •
    an act or omission which involves intentional misconduct or a knowing violation of law;

    •
    any transaction from which the director receives an improper personal benefit; or

    •
    unlawful corporate distributions.

        In addition, if at any time the Georgia Business Corporation Code is amended to authorize further elimination or limitation of the personal liability of a director, then the liability of each of our directors will be eliminated or limited to the fullest extent permitted by such provisions, as so amended, without further action by the shareholders, unless otherwise required. These provisions of the articles of incorporation will limit the remedies available to a shareholder in the event of breaches of any director's duties to such shareholder or the Company.

        Under our bylaws, we must indemnify any director or officer who was, is or is threatened to be made a party to any legal proceeding, whether civil, criminal, administrative or investigative (including any action or suit by or in our right) because such person is or was a director or officer, against liability incurred in such proceeding. Our bylaws do not require such indemnification for any liability incurred in a proceeding in which the director or officer is adjudged liable to us or is subjected to injunctive relief in our favor for:

    •
    any appropriation, in violation of such director's or officer's duties, of any business opportunity of the Company;

    •
    acts or omissions which involve intentional misconduct or a knowing violation of law;

    •
    unlawful corporate distributions; or

    •
    any transaction from which such officer or director received an improper personal benefit.

        In addition, our bylaws provide that (i) we must advance funds to pay or reimburse the reasonable expenses incurred by a director or officer who is a party to a proceeding because such person is a director or officer, if such director or officer satisfies the conditions contained in our bylaws, and (ii) we may indemnify and advance expenses to our employees or agents who are not also directors or officers to the same extent that we could to a director.

        Furthermore, we afford additional protection to our directors and executive officers pursuant to indemnification agreements we have entered into with each such person. Pursuant to such agreements, we will indemnify our directors and executive officers to the fullest extent permitted by applicable law in the event that they are involved or become involved or are threatened to be involved in any investigation, action, claim suit or proceeding, whether civil, criminal, administrative or investigative, by reason of that fact that they are or were serving as an officer or director of the Company or are or were serving at our request as an agent of any other entity.

Transfer Agent and Registrar

        Registrar and Transfer Company, located in Cranford, New Jersey, will act as the transfer agent and registrar for our units, common stock and warrants.

SHARES ELIGIBLE FOR FUTURE SALE

        Upon completion of this offering, we will have outstanding 3,305,002 shares of common stock (including the 2,070,000 shares of common stock forming a part of the units issued in this offering, assuming the underwriters' over-allotment is exercised in full) without taking into account any options or warrants which may be granted or exercised. Upon completion of this offering and after giving effect to the Exchange and Recapitalization, we will have options outstanding to purchase 113,269 shares of common stock. All of the units sold hereby will be freely tradable without restriction or further registration under the Securities Act by persons other than our "affiliates" (defined in Rule 144 under the Securities Act as a person who directly or indirectly through the use of one or more intermediaries controls, is controlled by, or is under common control with, us). Immediately prior to this offering, after giving effect to the Exchange and Recapitalization, we will have outstanding 1,200,000 shares of common stock, which shares will be deemed restricted securities within the meaning of Rule 144. Shares of common stock acquired or to be acquired by our officers and employees pursuant to the exercise of options or restricted stock grants will be, upon the filing of a Registration Statement on Form S-8 registering such shares, freely tradable without restriction or further registration under the Securities Act by persons other than "affiliates." Sales of restricted securities and shares of common stock held by "affiliates" are subject to certain volume, timing and manner of sale restrictions pursuant to Rule 144. Any sales of substantial amounts of these shares in the public market might adversely affect prevailing market prices for the shares of common stock.

        In general, under Rule 144, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least one year, including "affiliates" of the Company, would be entitled to sell within any three-month period that number of shares that does not exceed the greater of (i) 1% of the number of shares of common stock then outstanding or (ii) the average weekly trading volume of the common stock during the four calendar weeks preceding such sale. Sales pursuant to Rule 144 are subject to certain manner of sale provisions, notice requirements and the availability of current public information about us. A person (or persons whose shares are aggregated) who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, would be entitled to sell such shares under Rule 144(k) without regard to any of the requirements described above. We are unable to estimate the number of restricted shares or shares held by affiliates that will be sold under Rule 144 because this will depend in part on the market price for the common stock, the personal circumstances of the holders of the shares and other factors.

        In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchases shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering is entitled to resell such shares 90 days after the effective date of this offering in reliance on Rule 144 without having to comply with the holding period requirements or other restrictions contained in Rule 701.

        The SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options, including exercises after the date of this prospectus. Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, may be sold by persons other than "affiliates," as defined in Rule 144, subject only to the manner of sale provisions of Rule 144 and by "affiliates" under Rule 144 without compliance with its one-year minimum holding period requirement.

        All of our current shareholders have agreed that, for a period of 12 months from the date of this prospectus, they will not, without the prior written consent of the representative of the underwriters, offer, sell, contract to sell, grant any option to purchase or otherwise dispose of, any shares of our common stock (other than shares of our common stock acquired in or after this offering) or any securities convertible into, or exercisable or exchangeable for, our common stock. Thereafter, such officers, directors and certain other persons will be able to sell any shares of common stock they own in reliance upon Rule 144, subject to the resale, volume and other limitations described above.

        Prior to this offering, there has been no public market for our securities. Trading of the units is expected to commence following the completion of this offering. There can be no assurance that an active trading market will develop or continue after the completion of this offering or that the market price of the units will not decline below the initial public offering price. No prediction can be made as to the effect, if any, that future sales of shares of common stock, or the availability of shares for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of common stock in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price of the common stock or our ability to raise capital through a public offering of our equity securities.

UNDERWRITERS

        Under the terms and subject to the conditions contained in an underwriting agreement dated as of February 8, 2005, the underwriters named below, for whom Capital Growth Financial, LLC and Bathgate Capital Partners LLC are acting as co-representatives, have severally agreed to purchase, and we have agreed to sell to them, severally the number of units indicated below:

Name	Number of Units
Capital Growth Financial, LLC	500,000
Bathgate Capital Partners LLC	400,000
Maxim Capital, Inc.	400,000
Pali Capital, Inc.	100,000
Paulson Investment Company	100,000
Newbridge Securities Corporation	100,000
Chicago Investment Group, LLC	100,000
S.W. Bach & Company	100,000

Total	1,800,000

        The underwriters are offering the units subject to their acceptance of the units from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the units offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the units offered by this prospectus, if any such units are taken. However, the underwriters are not required to take or pay for the units covered by the underwriters' over-allotment option described below.

        The underwriters initially propose to offer part of the units directly to the public at the initial public offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $0.24 per unit under the initial public offering price. Any underwriter may allow, and such dealers may reallow, a concession not in excess of $0.10 per unit to other underwriters or to certain dealers. After the initial offering of the units, the offering price and other selling terms may from time to time be varied by the representatives of the underwriters.

        We have granted to the underwriters an option, exercisable for 60 days from the date of this prospectus, to purchase up to an aggregate of 270,000 additional units at the initial public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the units offered by this prospectus. To the extent this option is exercised, each underwriter will become obligated, subject to limited conditions, to purchase approximately the same percentage of additional units as the number listed next to the underwriter's name in the preceding table bears to the total number of units listed next to the names of all underwriters in the preceding table. If the underwriters' option is exercised in full, the total price to the public would be $12,420,000, the total underwriters' discounts and commissions would be $993,600 and total proceeds to us would be $11,426,400.

        The underwriters have informed us that they do not intend sales to discretionary accounts to exceed five percent of the total number of units offered by them.

        We intend to apply to list the units offered hereby for quotation on The Nasdaq SmallCap Stock Market under the symbol "TRISU."

        All of our current shareholders have agreed that, for a period of 12 months from the date of this prospectus, they will not, without the prior written consent of the representatives of the underwriters, offer, sell, contract to sell, grant any option to purchase or otherwise dispose of, any shares of our common stock (other than shares of our common stock acquired in or after this offering) or any securities convertible into, or exercisable or exchangeable for, our common stock.

        We have agreed not to solicit exercise of the warrants other than through the underwriters. Upon any exercise of the warrants after the first anniversary of the date of this prospectus, we will pay the underwriters a fee of 5% of the aggregate warrant exercise price if: (i) the market price of our common stock on the date the warrants are exercised is greater than the then-exercise price of the warrants; (ii) the exercise of the warrants was solicited by a member of the NASD and such solicitation has been designated in writing by the warrantholder; (iii) the warrants are not held in a discretionary account; (iv) disclosure of the compensation arrangements was made both at the time of the offering and at the time of exercise of the warrants; and (v) the solicitation of exercise of the warrant was not in violation of Regulation M promulgated under the Exchange Act.

        Regulation M may prohibit the underwriters from engaging in any market-making activities with regard to our securities for the period from five business days (or such other applicable period as Regulation M may provide) prior to any solicitation by the underwriters of the exercise of the warrants until the later of the termination of such solicitation activity or the termination (by waiver or otherwise) of any right that the underwriters may have to receive a fee for the exercise of warrants following such solicitation. As a result, the underwriters may be unable to provide a market for our securities during certain periods while the warrants are exercisable.

        In order to facilitate the offering of the units, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the units. Specifically, the underwriters may over-allot in connection with this offering, creating a short position in the units for their own account. In addition, to cover over-allotments or to stabilize the price of the units, the underwriters may bid for, and purchase, the units in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the units in this offering if the syndicate repurchases previously distributed shares of units in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the units above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

        We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

Pricing of the Offering

        Prior to this offering, there has been no public market for the shares of common stock. The initial public offering price for the shares of common stock offered by this prospectus was determined by negotiations between us and the representatives of the underwriters. Among the factors considered in determining the initial public offering price were:

  •
  our record of operations, our current financial position and future prospects;

  •
  the experience of our management;

  •
  sales, earnings and certain of our other financial and operating information in recent periods; and

  •
  the price-earnings ratios, price-sales ratios, market prices of securities and financial and operating information of companies engaged in activities similar to ours.

        The estimated initial public offering price range set forth on the cover page of this prospectus is subject to change as a result of market conditions and other factors.

Underwriter Compensation

        The underwriters will purchase the units offered hereby at a discount of 8% of the initial public offering price (or $5.52 per unit). We have agreed to pay Bathgate Capital Partners LLC a nonaccountable expense allowance equal to 3% of the gross proceeds from the sale of shares of common stock offered hereby, excluding an exercise of the over-allotment option. Our agreement with the underwriters also provides that we will pay all expenses in connection with qualifying the units for sale under the laws of those states as the underwriter may designate and the costs of review by the NASD of the underwriting arrangements between the underwriters and us. We have paid $75,000 to the representatives of the underwriters as an advance against the expense allowance, which will reduce the expense allowance. If this offering is not completed, the representatives will refund any portion of the $75,000 that exceeds the accountable expenses.

        We will sell to the representatives of the underwriters on completion of this offering, for a total purchase price of $180, an option to purchase 180,000 shares of our common stock, and an option to purchase 180,000 warrants. The share option will be exercisable beginning 180 days after the date of this prospectus at an exercise price of 120% of the price per share in this offering. The warrant option will be exercisable beginning 180 days after the date of this prospectus at an exercise price of $.15 per warrant. The warrant will be exercisable beginning 180 days after the date of this prospectus at an exercise price of 120% of the exercise price of the unit warrant. The options and the warrant contain anti-dilution provisions providing for appropriate adjustments on the occurrence of certain events and contain customary participatory registration rights and contain cashless exercise provisions (which allow the holder to exercise the option or warrant by surrendering a portion of the shares or warrants underlying it instead of paying cash). We have agreed to register for sale the common stock and warrants issuable upon exercise of the options and the common stock issuable upon exercise of the warrants underlying the options.

        At the closing of this offering, we will enter into a consulting agreement retaining Capital Growth Financial, LLC and Bathgate Capital Partners LLC as financial consultants at an aggregate of $1,000 per month for a 24 month period; provided, however, the total amount under the consulting agreement of $24,000 shall be paid upon execution of the consulting agreement.

        We have granted the representatives of the underwriters the right to have a designee present at all meetings of our board of directors for a period of five years from the date of this prospectus. The designee will be entitled to the same notice and communications sent by us to our directors and to attend directors' meetings but will not have voting rights. The representatives have not named a designee as of the date of this prospectus.

LEGAL MATTERS

        The validity of the securities offered hereby will be passed upon for us by Rogers & Hardin LLP, Atlanta, Georgia. Certain legal matters will be passed upon for the underwriters by David H. Drennen, Esq. Mr. Drennen is the general counsel of Bathgate Capital Partners LLC, one of the representatives of the underwriters.

EXPERTS

        Miller Ray & Houser LLP, independent auditors, have audited the financial statements of Paragon Systems, Inc. and Tri-S Security Corporation at December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, as set forth in their reports. We have included the financial statements in this prospectus and elsewhere in the registration statement in reliance on the reports of Miller Ray & Houser LLP, given on their authority as experts in accounting and auditing.

ADDITIONAL INFORMATION

        We have filed with the SEC a registration statement on Form S-1 under the Securities Act for the units offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For additional information about us and our securities, we refer you to the registration statement and the accompanying exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract or any other document to which we refer are not necessarily complete. In each instance, reference is made to the copy of the contract or document filed as an exhibit to the registration statement, and each statement is qualified in all respects by that reference. Copies of the registration statement and the accompanying exhibits and schedules may be inspected without charge (and copies may be obtained at prescribed rates) at the public reference facility of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549.

        You can request copies of these documents upon payment of a duplicating fee by writing to the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference rooms. Our filings, including the registration statement, will also be available to you on the Internet web site maintained by the SEC at http://www.sec.gov. We intend to furnish our shareholders with annual reports containing financial statements audited by our independent auditors, and make available to our shareholders quarterly reports for the first three quarters of each year containing unaudited interim financial statements.

        Upon completion of this offering, we will become subject to the information and reporting requirements of the Exchange Act. As a result, we will file periodic reports, proxy statements and other information with the SEC. The periodic reports, proxy statements and other information we will file will be available for inspection and copying at the SEC public reference facilities and the web site of the SEC referred to above.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders
Tri-S Security Corporation

        We have audited the accompanying balance sheets of Paragon Systems, Inc. (predecessor company to Tri-S Security Corporation) as of December 31, 2002 and 2003 and the related statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Paragon Systems, Inc, as of December 31, 2002 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States.

                      /s/ Miller Ray & Houser LLP

Atlanta, Georgia
August 10, 2004

Paragon Systems Inc. and

Tri-S Security Corporation and Subsidiary

Balance Sheets

(in thousands, except per share data)

	Predecessor Basis		Successor Basis
	Paragon Systems, Inc. December 31, 2002	Paragon Systems, Inc. December 31, 2003	Consolidated Tri-S Security Corporation September 30, 2004
			(unaudited)
Assets
Current assets:
Cash and cash equivalents	$877	$846	$310
Trade accounts receivable, net	4,852	4,695	4,443
Prepaid expenses and other assets	182	172	277

Total current assets	5,911	5,713	5,030

Property and equipment, less accumulated depreciation	203	455	356
Investment in joint venture	—	715	3,431
Intangible assets, net	—	—	1,679
Goodwill	—	—	10,511

Total assets	$6,114	$6,883	$21,007

Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
Trade accounts payable	$901	$29	$35
Accrued salaries	888	726	900
Payroll withholding	231	184	304
Accrued vacation	343	524	733
Accrued interest expense	—	—	349
Accrued interest on preferred stock subject to mandatory redemption	—	—	175
Other accrued expenses	307	226	204
Income taxes payable	—	152	168
Short-term notes payable	454	1,130	9,822
Current portion of capital lease obligations	—	87	80

Total current liabilities	3,124	3,058	12,770

Other liabilities:
Capital lease obligations, less current portion	—	185	136
Income taxes payable	—	—	1,056
Deferred income taxes	—	—	1,371
Series C preferred stock subject to mandatory redemption	—	—	6,000

Total liabilities	3,124	3,243	21,333

Stockholders' equity (deficit):
Preferred stock, $1.00 par value, 10,000,000 shares authorized:
Series A convertible preferred stock, 100,000 shares issued and outstanding	—	—	460
Series B convertible preferred stock, 40,000 shares issued and outstanding	—	—	196
Common stock, $1.00 par value, 1,000 shares authorized, 940 shares issued and outstanding	1	1	—
Common stock, $0.001 par value, 25,000,000 shares authorized, 827,832 shares issued and outstanding	—	—	1
Additional paid-in capital	—	—	115
Retained earnings (deficit)	2,989	3,639	(1,098)

	2,990	3,640	(326)
Less treasury stock acquired (60 shares)	—	—	—

Total stockholders' equity (deficit)	2,990	3,640	(326)

Total liabilities and stockholders' equity (deficit)	$6,114	$6,883	$21,007

See accompanying notes to financial statements.

Paragon Systems Inc. and

Tri-S Security Corporation and Subsidiary

Statements of Operations

(in thousands, except per share data)

	Predecessor Basis Paragon Systems, Inc.
						Successor Basis Consolidated Tri-S Security Corporation
					January 1, 2004 to February 27, 2004
	Year ended December 31, 2001	Year ended December 31, 2002	Nine months ended September 30, 2003	Year ended December 31, 2003		Nine months ended September 30, 2004
			(unaudited)		(unaudited)	(unaudited)
Sales	$16,491	$21,364	$21,766	$29,395	$4,705	$17,728
Operating expenses:
Direct labor	9,092	11,983	11,872	16,070	2,481	9,506
Indirect labor and other contract support costs	6,000	7,615	8,137	11,151	2,113	6,792
Selling, general and administrative	896	1,179	977	1,466	230	1,097
Amortization of intangible assets	—	—	—	—	—	252

	15,988	20,777	20,986	28,687	4,824	17,647

Operating income(loss)	503	587	780	708	(119)	81
Other income (expense):
Interest income	28	23	8	12	—	3
Interest expense	(11)	(7)	(20)	(30)	(11)	(1,018)
Interest on preferred stock subject to mandatory redemption	—	—	—	—	—	(175)

	17	16	(12)	(18)	(11)	(1,190)

Income (loss) before income taxes	520	603	768	690	(130)	(1,109)
Income tax expense (benefit)	127	—	—	40	—	(424)

Net income (loss)	$393	$603	$768	$650	$(130)	$(685)

Pro forma income tax expense (benefit)	$198	$229	$292	$262	$(49)

Pro forma net income (loss)	$322	$374	$476	$428	$(81)

Basic net income (loss) per common stock						$(0.83)
Diluted net income (loss) per common stock						$(0.83)
Basic weighted average number of common stock						828
Diluted weighted average number of common stock						1,269

See accompanying notes to financial statements.

Paragon Systems Inc. and

Tri-S Security Corporation and Subsidiary

Statements of Shareholders' Equity (Deficit)

(in thousands)

	Predecessor Basis			Successor Basis
						Series A Convertible Preferred Stock		Series B Convertible Preferred Stock
	Common Stock			Common Stock
			Treasury Stock							Additional Paid-In Capital	Retained Earnings (Deficit)
	Shares	Cost		Shares	Cost	Shares	Cost	Shares	Cost			Total
Predecessor Basis
Balance at December 31, 2000	940	$1	$—	—	$—	—	$—	—	$—	$—	$1,993	1,994
Net income	—	—	—	—	—	—	—	—	—	—	393	393

Balance at December 31, 2001	940	1	—	—	—	—	—	—	—	—	2,386	2,387
Net income	—	—	—	—	—	—	—	—	—	—	603	603

Balance at December 31, 2002	940	1	—	—	—	—	—	—	—	—	2,989	2,990
Net income	—	—	—	—	—	—	—	—	—	—	650	650

Balance at December 31, 2003	940	1	—	—	—	—	—	—	—	—	3,639	3,640
Net income	—	—	—	—	—	—	—	—	—	—	(130)	(130)

Balance at February 27, 2004	940	1	$—	—	$—	—	$—	—	$—	$—	$3,509	$3,510

Successor Basis
Balance at February 27, 2004	940	$1	—	—	—	—	—	—	—	—	$3,509	$3,510
Reverse capital structure of predecessor	(940)	(1)	—	—	—	—	—	—	—	—	(3,509)	(3,510)
Capital structure of successor at December 31, 2003				828	$1	100	$460	40	$196	$115	(413)	359
Net loss for nine months ended September 30, 2004											(685)	(685)

Balance at September 30, 2004	—	$—	$—	828	$1	100	$460	40	$196	$115	$(1,098)	$(326)

See accompanying notes to financial statements.

Paragon Systems Inc. and

Tri-S Security Corporation and Subsidiary

Statements of Cash Flows

(in thousands)

	Predecessor Basis Paragon Systems, Inc.
						Successor Basis Consolidated Tri-S Security Corporation
					For the period January 1, 2004 to February 27, 2004
	Year ended December 31, 2001	Year ended December 31, 2002	For the nine months ended September 30, 2003	Year ended December 31, 2003		Nine months ended September 30, 2004
			(unaudited)		(unaudited)	(unaudited)
Cash flow from operating activities:
Net income (loss)	$393	$603	$768	$650	$(130)	$(685)
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation and amortization	88	68	46	175	28	440
Deferred income tax benefits	—	—	59	—	—	(424)
Changes in operating assets and liabilities:
Trade accounts receivable, net	(1,597)	(673)	(227)	157	(1,161)	1,413
Prepaid expenses and other assets	7	(5)	(746)	10	(499)	394
Trade accounts payable	1,168	(313)	(242)	(872)	62	(57)
Accrued salaries	297	259	145	(162)	(59)	233
Payroll withholding	55	67	328	(47)	226	(106)
Accrued vacation	188	155	—	181	85	124
Accrued interest expense	—	—	—	—	—	524
Other accrued expenses	83	(131)	48	(81)	692	(716)
Income taxes payable	127	(127)	—	152	(111)	(224)

Net cash provided (used) by operating activities	809	(97)	179	163	(867)	916
Cash flow from investing activities:
Acquisition of subsidiary						(2,024)
Investment in joint venture	—	—	—	(715)	715	—
Proceeds from investment in joint venture	—	—	—	—	—	330
Purchase of property and equipment	(36)	(127)	(21)	(427)	—	(62)

Net cash provided (used) by investing activities	(36)	(127)	(21)	(1,142)	715	(1,756)
Cash flow from financing activities:
Proceeds (repayments) of short-term notes	(365)	454	171	676	1,895	1,517
Proceeds (repayments) of capital lease obligations	—	—	—	272	(13)	(43)
Payments to related parties	—	—	—	—	(2,300)	—
Payments for intangible assets	—	—	—	—	—	(426)

Net cash provided (used) by financing activities	(365)	454	171	948	(418)	1,048

Net increase (decrease) in cash and cash equivalents	408	230	329	(31)	(570)	208
Cash and cash equivalents at beginning of period	239	647	877	877	846	102

Cash and cash equivalents at end of period	$647	$877	1,206	$846	$276	$310

Supplemental disclosures of cash flow information:
Interest paid	$11	$7	$16	$30	$6	$346
Income taxes paid	$—	$127	$—	$—	$—	$170

See accompanying notes to financial statements.

Paragon Systems Inc. and

Tri-S Security Corporation and Subsidiary

Notes to Financial Statements

(Information as of and for the nine months ended September 30, 2004 is unaudited)

(dollars in thousands, except per share data)

1.    Summary of Significant Accounting Policies

  Basis of Presentation

        On February 27, 2004, Tri-S Security Corporation ("Tri-S") completed the acquisition (the "Acquisition") of Paragon Systems, Inc. ("Paragon"). Tri-S acquired all of the outstanding capital stock of Paragon for a total purchase price of $16,000 payable in cash, redeemable preferred stock, and notes payable.

        For periods subsequent to the Acquisition, the accompanying financial statements represent the consolidated statements of Tri-S and its wholly owned subsidiary, Paragon (the "Company"). Paragon owns a 10% equity interest in a joint venture. The accounting for the investment does not qualify for consolidation as a variable interest entity as determined under FIN 46, Consolidation of Variable Interest Entities, an interpretation of ARB No. 51. Additionally, Paragon or Tri-S does not have a significant influence or control of the investee company. As such, the investment is accounted for under the cost method of accounting. All intercompany transactions and balances have been eliminated in consolidation.

        Tri-S was formed in October 2001 for the purpose of acquiring and consolidating electronic and physical security companies in order to take advantage of the operating efficiencies created by a large company. Tri-S has been and currently intends to continue to pursue acquisition opportunities in the contract guard services and system integration services segments of the security industry. To this end Tri-S acquired Paragon.

        Tri-S did not have any operating businesses prior to the Acquisition. Expenses consisted primarily of services performed and fees incurred associated with the creation and capitalization of the Company and the pursuit of acquisition opportunities. The financial statements of Paragon, as an operating entity, are the more relevant information available prior to the Acquisition of Paragon by Tri-S. Consequently, the accompanying financial statements present the financial statements of Paragon as the "Predecessor" prior to the Acquisition and the consolidated financial statements of Tri-S as the "Successor" subsequent to the Acquisition.

        The accompanying unaudited interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete annual financial statements. In the opinion of management, these financial statements contain all adjustments, consisting of normal recurring accruals, necessary to present fairly the financial position, results of operations and cash flows for the interim periods presented with the annual financial statements. The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Operating results for the period from January 1, 2004 through February 27, 2004, (Predecessor Basis) or for the nine months ended September 30, 2004 (Successor Basis) are not necessarily indicative of results that may be expected for any other interim periods or for the year ending December 31, 2004.

        In accordance with the requirements of purchase accounting, the assets and liabilities of Paragon were adjusted to their estimated fair values and the resulting goodwill computed for the Acquisition (see Note 2). The application of purchase accounting generally results in higher amortization expense in future periods. Accordingly, and because of other effects of purchase accounting, the accompanying financial statements as of and for the periods prior to the Acquisition may not be comparable with those periods subsequent to the Acquisition.

  Nature of Operations

        The Company provides contract guard services to various Federal government agencies. These guard services include providing uniformed and armed guards for access control, personnel protection, plant security, theft prevention, surveillance, vehicular and foot patrol, crowd control and the prevention of sabotage, terrorist and criminal activities. In connection with providing these services, Paragon assumes responsibility for a variety of functions, including recruiting, hiring, training and supervising security guards deployed to the Federal agencies served as well as paying all guards and providing them with uniforms, employee benefits and workers' compensation insurance. Paragon is responsible for preventing the interruption of guard services as a consequence of illness, vacations or resignations.

  Revenue Recognition

        Revenue is recognized as guard services are provided under contracts with Federal government agencies. Guard services are billed in arrears at hourly or monthly rates based on the number of hours worked under some contracts and as fixed monthly amounts under other contracts. Hourly and monthly rates are determined as a result of bids submitted in response to formal specifications included in solicitations for bids from government agencies. Hourly and monthly billing rates are developed by accumulating the estimated labor, general and administrative expenses, profit objective and other costs to service a contract over a five year period.

        Direct labor includes the regular wages of direct personnel as defined under the contracts and is recorded on an actual basis as it is incurred. Indirect costs include other wages, payroll taxes, union benefits, employee benefits, workers compensation insurance, liability insurance and other costs associated with specific contracts. The wages component of indirect labor includes vacation, training, holiday and sick time. Initial one-time expenses, such as extra training costs to start a new contract, are expensed as incurred.

  Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingencies at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual amounts could differ from those estimates.

  Concentration of Credit Risk

        The Company provides services under contracts with various Federal agencies. The Company maintained an allowance for doubtful accounts of $10, $50, and $40 at December 31, 2002 and 2003 and September 30, 2004, respectively, as a reserve against potential billing adjustments.

  Stock Based Compensation

        In accordance with the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, the Company measures stock-based compensation expense as the excess of the market price on date of grant over the amount of the grant. Since the Company grants all stock-based compensation at the market price on the date of grant, no compensation expense is recognized. As permitted, the Company has elected to adopt only the disclosure provisions of SFAS No. 123, Accounting for Stock-based Compensation.

  Fair Value of Financial Instruments

        The carrying amounts of the Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, approximate fair value because of their short maturities. The carrying amounts of the Company's short-term loans and capital lease obligations approximate fair value of these obligations based upon management's best estimates of interest rates that would be available for similar debt obligations at December 31, 2002 and 2003 and at September 30, 2004.

  Retirement Plan

        Substantially all of Paragon's employees are eligible to participate in a 401(k) profit sharing plan. Under the terms of the plan, employees may elect to defer up to ten percent of their compensation subject to Internal Revenue Service limitations. Paragon provides discretionary matching contributions on these deferrals each year based upon determinations by the board of directors. Paragon made matching contributions of $30 for 2001 and none for 2002, 2003 and the nine months ended June 30, 2004.

  Cash Equivalents

        The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

  Investment in Joint Venture

        In November 2003, Paragon acquired a 10% interest in Army Fleet Support, LLC. Paragon does not exercise significant influence over the operating and financial activities of Army Fleet Support, LLC, consequently, the investment is accounted for under the cost method. Paragon records cash receipts from Army Fleet Support, LLC as a reduction in the investment account until such time as the investment account has been reduced to zero. During the nine months ended September 30, 2004,

Paragon received distributions of $1,046 from Army Fleet Support, LLC, which were credited to reduce the cost of the investment. There were no distributions during 2003.

  Property and Equipment

        Property and equipment are recorded at cost and depreciated over their estimated useful lives using the double-declining method. Property and equipment held under capital leases are amortized over the shorter of the lease term or the estimated useful life of the related asset. Upon retirement or sale, the cost of the assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is credited or charged to income. Repairs and maintenance costs are expensed as incurred.

  Long-lived Assets Including Goodwill and Other Acquired Intangible Assets

        The Company reviews property and equipment and certain identifiable intangibles, excluding goodwill, for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of these assets is measured by comparison of its carrying amounts to future undiscounted cash flows the assets are expected to generate. If property and equipment and certain identifiable intangibles are considered to be impaired, the impairment to be recognized equals the amount by which the carrying value of the asset exceeds its fair market value. The Company has made no adjustments to its long-lived assets in any of the periods presented.

        The Company has adopted SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually or sooner whenever events or changes in circumstances indicate that they may be impaired. The Company will complete its first goodwill impairment test as of December 31, 2004.

        SFAS No. 142 also requires that intangible assets with definite lives be amortized over their estimated useful lives and reviewed for impairment whenever events or changes in circumstances indicate an asset's carrying value may not be recoverable in accordance with SFAS No. 144, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. The Company is currently amortizing its acquired intangible assets with definite lives over periods ranging from 2 to 5 years. The Company believes no events or changes in circumstances have occurred that would require an impairment test for these assets.

  Preferred Stock Subject to Mandatory Redemption

        Preferred Stock subject to mandatory redemption is accounted for in accordance with SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, as freestanding financial instruments having characteristics of both liabilities and equity and, as such, are classified as liabilities in the financial statements. The dividend requirement is recorded as interest expense. Payments and accruals for the dividend requirements are presented in the income statement and the cash flows statement separately from payments and interest due to other creditors.

  Income Taxes

        Beginning with its S corporation election on January 1, 1999, and prior to its acquisition by Tri-S on February 27, 2004, Paragon was taxed as a subchapter S corporation. All income and losses of Paragon were allocated to the shareholders for inclusion in their respective income tax returns. Prior to its election as a subchapter S corporation, Paragon was taxed as a C corporation and was subject to taxes on income earned prior to its election as an S corporation. These taxes are termed built-in gain taxes by the Internal Revenue Service as they relate to differences between the fair market value and the tax basis of assets as of the date a C corporation elects S status. These taxes paid by the S corporation are deductible by shareholders. The provision for income taxes of Paragon as the Predecessor consists of built-in gains taxes. Paragon's S election was automatically terminated upon its acquisition by Tri-S.

        Paragon used the cash basis of accounting for income taxes prior to its acquisition, at which time it was required to change its tax method to the accrual basis. Effective February 28, 2004, the Company will file a consolidated income tax return that includes the accounts of Tri-S and Paragon.

        The Company determines its deferred tax provision using the liability method. Under the liability method, deferred income tax assets and liabilities are determined based on differences between financial reporting and income tax bases of assets and liabilities and are measured using the tax rates and laws in effect at the time of such determination. The measurement of deferred tax assets is adjusted by a valuation allowance, if necessary, to recognize the extent to which, based on available evidence, the future tax benefits more likely than not will not be realized.

        The accompanying financial statements present the financial statements of Paragon as the Predecessor prior to the Acquisition and the consolidated financial statements of Tri-S as the Successor subsequent to the Acquisition. The Predecessor company was a subchapter S corporation; consequently, pro forma tax expense and pro forma net income per share are presented on the face of the historical statements of operations for the periods presented as the Predecessor.

  Recently Issued Accounting Pronouncements

        In January 2003, the FASB issued FASB Interpretation ("FIN") 46, Consolidation of Variable Interest Entities. FIN 46 expands upon existing accounting guidance that addresses when a company should include in its financial statements the assets, liabilities and activities of a variable interest entity. The consolidation requirements of FIN 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to older entities in the first fiscal year or interim period beginning after June 15, 2003. The adoption of FIN 46 did not have any impact on the Company's financial position or results of operations.

        In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. The Statement specifies that instruments within its scope embody obligations of the issuer and that, therefore, the issuer must classify them as liabilities. SFAS No. 150 prohibits entities from restating financial statements for earlier years presented. SFAS No. 150 became effective for the Company at the beginning of the third quarter of 2003. The Company agreed to issue preferred shares subject to mandatory redemption in conjunction with the acquisition as more fully discussed in Note 2. The preferred shares subject to mandatory redemption are accounted for in accordance with SFAS No. 150.

2.    Acquisition of Paragon Systems, Inc.

        On February 27, 2004, Tri-S completed the Acquisition of Paragon Systems, an Alabama corporation with offices located in Huntsville, Alabama. Tri-S acquired all the outstanding capital stock of Paragon for a total of $16,000, payable in cash, preferred shares subject to mandatory redemption and notes as set forth below. The Acquisition has been accounted for as a purchase transaction in accordance with SFAS No. 141, Business Combinations. At the closing of the Acquisition, Tri-S:

  •
  paid $2,300 in cash to the former shareholders of Paragon;

  •
  issued promissory notes to the former shareholders of Paragon in an aggregate principal amount of $7,700 with an annual rate of 7.0%; and

  •
  agreed to issue to the former shareholders of Paragon preferred stock subject to mandatory redemptions, with an aggregate redemption value of $6,000 with an annual rate of 5.0%.

        Simultaneous with the closing of the Acquisition, Paragon sold $4,295 in receivables to LSQ Funding, L.L.C., an unaffiliated company which factors receivables ("LSQ"). The proceeds of the transaction were utilized as follows:

Cash payment to sellers of Paragon	$2,300
Pay off outstanding borrowings under the Paragon line-of-credit	1,175
Additional cash for working capital at Paragon	700
Fees and interest costs	120

$4,295

        The $10,481 excess of the purchase price over the estimated fair values of the net tangible assets and separately identifiable intangible assets of Paragon was recorded as goodwill, which is not expected to be tax deductible by Tri-S. The purchase price was allocated among tangible and intangible assets acquired and liabilities assumed based on estimated fair values at the transaction date. The following represents the allocation of the purchase price at the time of the acquisition:

Book value of net assets acquired	$3,511
Investment in joint venture	3,761
Federal contracts	1,700
Income tax liabilities	(1,408)
Deferred income tax liabilities	(2,045)
Goodwill	10,481

Allocated purchase price	$16,000

        The valuation of the investment in joint venture is based on management's estimate of anticipated cash flows from the joint venture. Management intends to obtain an independent appraisal of the investment in joint venture during the fourth quarter of 2004 and will adjust the allocation of the purchase price accordingly. Adjustment of the allocation of the purchase price will not have an effect on the results of operations.

        As of the Acquisition date, the Company has contracts with Federal agencies to provide various security services. Each contract has a discernable life. The aggregate value of the contracts for the purchase price allocation was based on a net present value calculation of the estimated future cash flows from the existing contracts. The method for recording amortization expense related to the intangible value is based on the expected future sales by year under each contract as a percentage of the expected aggregate future sales for all contracts under the Federal agreements.

        Paragon used the cash basis of accounting for income taxes prior to its acquisition, at which time Paragon was required to change its method to the accrual basis. Income taxes as a result of the change in method became due in four annual installments and were recorded as an adjustment of $1,408 to the purchase price of Paragon in accordance with business combination purchase accounting.

        As a result of the acquisition of Paragon, the Company recorded a net deferred tax liability of $2,045. This deferred tax liability results from the difference between financial reporting and income tax bases of assets and liabilities purchased.

        The following unaudited combined pro forma financial information presents the results of operations of the Company as if the Acquisition had occurred at the beginning of each of the periods presented. Adjustments to the combined financial information related to the Acquisition that affect the results of operations include the interest expense associated with the debt and redeemable preferred shares issued in conjunction with the Acquisition and amortization of the fair value of intangible assets. This pro forma information does not purport to be indicative of what would have occurred had the Acquisition occurred as of January 1 or of results of operations that may occur in the future.

	Combined Pro Forma Statements of Operations
	For the year ended December 31, 2003	For the nine months ended September 30, 2004
Revenues	$29,395	$22,433
Operating (loss)	$(71)	$(107)
Net (loss)	$(576)	$(895)
Basic (loss) per common share	$(0.70)	$(1.08)
Diluted (loss) per common share	$(0.70)	$(1.08)

        Tri-S did not have an operating business prior to the Acquisition. Expenses consisted primarily of services performed and fees incurred associated with the creation and capitalization of the Company and the pursuit of acquisition opportunities. The financial statements of Paragon, as an operating equity, are the more relevant information available prior to the Acquisition of Paragon by Tri-S. Consequently, the unaudited combined pro forma financial information represent the financial statements of Paragon as the Predecessor Company prior to the acquisition date of February 27, 2004.

3.    Sales to Major Customers

        The Company's principal operation is to provide contract guard services to various Federal Agencies. Substantially all of the Company's revenues are derived from ten customers. Contracts with four of the customers account for 84% of consolidated revenue.

4.    Related Party Transactions

  Employment Agreements

        Upon completion of the Acquisition of Paragon, Tri-S entered into employment agreements with six key employees of Paragon, with agreement terms between one and three years. The terms and conditions of the agreements were substantially the same as that which the employees were entitled prior to the Acquisition.

5.    Property and Equipment

        Property and equipment are comprised of the following:

		December 31,
	Estimated Useful Life			September 30, 2004
		2002	2003
				(unaudited)
Computer equipment and software	3-5 years	$191	$212	$209
Vehicles	5 years	280	644	644
Furniture and fixtures	5-7 years	110	134	134

		581	990	987
Less accumulated depreciation and amortization		(378)	(535)	(624)

Property and equipment, net		$203	$455	$363

        Depreciation expense was $88, $68 and $175, respectively, for the years ended December 31, 2001, 2002 and 2003, and $133, for the nine months ended September 30, 2004.

6.    Goodwill and Other Intangible Assets

        The changes in the carrying amount of goodwill for the nine months ended September 30, 2004, are as follows:

Balance as of January 1, 2004	$—
Acquisition costs incurred by Tri-S	30
Goodwill acquired during the period	10,481

Balance as of September 30, 2004	$10,511

        Information regarding the Company's intangible assets that are being amortized is as follows:

	As of September 30, 2004
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
Federal contracts	$1,700	$252	$1,448
Loan costs	101	55	46

Total	$1,801	$307	$1,494

        Federal contracts represent the aggregate value of the contracts with Federal agencies purchased in the Acquisition in February 2004. The method for recording amortization expense is based on the expected future sales by year under each contract as a percentage of the expected aggregate future sales for all contracts under the Federal agreements.

        Loan costs are the upfront fees paid by the Company to arrange and complete the factoring arrangement with LSQ in February 2004. The fees were capitalized and are being amortized over the 12 month life of the factoring agreement. The amortization of loan costs is reflected as interest expense in the consolidated financial statements of the Company.

        Amortization expense of acquisition-related intangible assets for the nine months ended September 30, 2004 was $307.

        Estimated future amortization expense for acquisition-related intangible assets on the Company's September 30, 2004 consolidated balance sheet for the fiscal years ending December 31, is as follows:

2004	$136
2005	451
2006	362
2007	341
2008	148
Thereafter	62

$1,500

7.    Debt and Other Obligations

        In conjunction with the closing of the Acquisition in February 2004, the Company:

  •
  issued 7% promissory notes to the former shareholders of Paragon in aggregate principal amounts of $6,200 and $1,500;

  •
  issued to the former shareholders of Paragon an aggregate of 100 shares of Series C redeemable preferred stock, with a 5% dividend and an aggregate redemption value of $6,000; and

  •
  repaid outstanding borrowings under the line-of-credit and terminated the line of credit agreement.

        In February 2004, Paragon entered into a factoring arrangement and began to sell certain of its accounts receivable to LSQ. LSQ provides advances of up to 85% of eligible accounts receivable in exchange for a funds usage rate equal to prime plus .75% to 2.0% on the outstanding funds advanced plus a factoring commission. The factoring commission is equal to a discount ranging from 1.25% to 2.0% of gross factored sales plus an invoice service fee of up to 1.0% depending on days outstanding on factored invoices. For advances in excess of 85% of eligible accounts receivable LSQ may charge additional fees. LSQ may require Paragon to repurchase factored receivables for various reasons including uncollectibility or delinquency as defined in the agreement. Because LSQ has recourse to Paragon on factored receivables, accounts receivable are shown gross on the balance sheet and advances are shown as short-term notes payable. The Company's obligations to LSQ are secured by a lien on all of the Company's assets.

        Debt and other obligations are summarized as follows:

	Predecessor		Successor
	December 31,
			September 30, 2004
	2002	2003
			(unaudited)
Current:
Short-term borrowings under line-of-credit	$454	$1,130	$—
Amounts payable under factoring facility	—	—	1,722
Credit agreement	—	—	400
Promissory notes payable, 7.0% due December 31, 2004	—	—	6,200
Promissory notes payable, 7.0% due February 28, 2005	—	—	1,500

	$454	$1,130	$9,822

Long-term:
Preferred shares subject to mandatory redemption due February 27, 2007	—	—	$6,000

        The promissory notes with an outstanding principal balance of $6,200 were originally due $5,500 on May 31, 2004 and $700 on June 10, 2004. The terms of $5,150 of these notes were amended and restated such that the notes are due December 31, 2004. The maturity date on the remaining $1,050 of these notes was extended until the earlier of January 1, 2005 or the date on which the Company receives the proceeds from an initial public offering of its shares.

        The promissory notes with an outstanding principal balance of $700 originally due June 10, 2004 are secured by certain accounts receivable.

        The Series C redeemable preferred stock is classified as preferred shares subject to mandatory redemption in the financial statements. The shares may be redeemed by the Company at any time but must be redeemed no later than February 27, 2007. As of September 30, 2004 the Company has accrued interest expense of $175 on these shares. The payment of interest is required annually.

        Paragon's payment obligations under the promissory notes issued to the former shareholders of Paragon and the redemption and dividend obligations under the preferred shares subject to mandatory redemption are secured by a pledge to the former shareholders of Paragon of approximately 55% of the capital stock of Paragon.

        Prior to the Acquisition, Paragon secured for its benefit a line of credit guaranteed by two corporate shareholders allowing draws up to the lesser of $6,000, or 80% of accounts receivable. The line was secured by all accounts receivable and contract rights. Interest was payable on all draws monthly. The amount due as of December 31, 2002 and 2003 was $454 and $1,130, respectively. Simultaneous with the closing of the Acquisition, Paragon paid off outstanding borrowings under the line-of-credit and terminated the line-of-credit agreement.

8.    Income Taxes

        The income tax provision for Paragon, the Predecessor Company, consists of built-in gains taxes. The income tax provision for Tri-S, the Successor Company, consists of deferred tax benefits for net operating losses and amounted to $424 for the nine months ended September 30, 2004.

        The provision for income taxes for Tri-S approximates amounts computed at the statutory federal income tax rate.

        Net deferred tax liabilities at September 30, 2004 for Tri-S resulted from temporary differences associated with the following:

September 30, 2004
Deferred tax liabilities:
Investment in joint venture	$1,284
Intangible value of government contracts	541

1,825

Deferred tax assets:
Net operating loss carryforwards	454

Net deferred tax liability	$1,371

        Paragon used the cash basis of accounting for income taxes prior its acquisition, at which time Paragon was required to change its method to the accrual basis. Income taxes as a result of the change in method became due in four annual installments and were recorded as an adjustment of $1,408 to the purchase price of Paragon in accordance with business combination purchase accounting.

        As of September 30, 2004, the Company has net operating loss carryforwards of approximately $1,195 that will begin to expire in 2022.

9.    Lease Obligations

        Paragon leases real property and vehicles under operating leases. The lease terms range from one to thirty years. Rental expense was $125, $79 and $112 for 2001, 2002 and 2003. Included in rental expense is $13 for 2001, 2002 and 2003 paid to two officers for rental of a building. The amounts due under operating leases are summarized below:

Year Ending December 31,
2004	$120
2005	67
2006	20
2007	13
2008	13
Thereafter	238

Total	$471

        During 2003, Paragon entered into several capital leases for vehicles. The gross amount of assets capitalized under these leases as of December 31, 2003 is $364. Depreciation expense charged for these assets during 2003 was $80.

        The total lease obligation as of December 31, 2003 for the capitalized leases and the future minimum lease payments under these leases are as follows:

Year Ending December 31,
2004	$138
2005	138
2006	52

Total minimum lease payments	328
Less amount representing interest	(56)

Capital lease obligations	272
Less current portion	(87)

Long term portion	$185

10.    Common and Preferred Stock

  Predecessor Company

        As of December 31, 2002 and 2003, Paragon is authorized to issue 1,000 shares of common stock with a par value of $1.00 per share. As of each year end date, 940 shares are issued and outstanding and 60 shares, which were reacquired in a previous year, are presented as treasury stock in the accompanying financial statements for the Predecessor Company.

  Successor Company

        Immediately prior to an intended initial public offering of its common stock, Tri-S intends to enter into an exchange and recapitalization agreement with all of the holders of common stock, convertible preferred stock and holders of rights to acquire common stock. Pursuant to the agreement the Company will implement a reverse stock split of all the outstanding shares of its common stock and stock options and exchange common stock for all convertible preferred stock. The exchange and recapitalization has been given retroactive treatment in the financial statements and related disclosures.

        As of September 30, 2004, Tri-S is authorized to issue 10 million shares of Preferred Stock with a par value of $1.00 per share. The board of directors of Tri-S is authorized, without further shareholder action, to divide any or all shares of authorized preferred stock into series and to fix and determine the designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereon, of any series so established, including voting powers, dividend rights, liquidation preferences, redemption rights and conversion or exchange privileges.

        As of September 30, 2004, Tri-S had 100,000 shares outstanding of Series A Convertible Preferred Stock, 40,000 shares outstanding of Series B Convertible Preferred Stock and 100 shares outstanding of Series C Redeemable Preferred Stock.

        Holders of the Series A Convertible Preferred Stock have no voting rights, except as otherwise required by applicable law, and no preemptive, dividend or sinking fund rights. These shares are convertible into an aggregate of 242,718 shares of common stock.

        Holders of the Series B Convertible Preferred Stock have no voting rights, except as otherwise required by applicable law, and no preemptive, dividend or sinking fund rights. These shares are convertible into an aggregate of 129,450 shares of common stock.

        Holders of Series C Mandatory Redeemable Preferred Stock have no voting rights, except as otherwise required by applicable law. Holders of Series C Mandatory Redeemable Preferred Stock have no preemptive, conversion or sinking fund rights. In the event of a liquidation, dissolution or winding up of the Company, holders of the Series C Preferred Shares are entitled to a liquidation preference and holders of common shares have a secondary liquidation right to the assets of the Company.

        The Series C Mandatory Redeemable Preferred Stock has a redemption value of $60,000 per share. The Company may redeem the outstanding shares of Series C Preferred Stock at any time, but must redeem all the outstanding shares of Series C Mandatory Redeemable Preferred Stock no later than February 27, 2007. The holders of the Series C Mandatory Redeemable Preferred Stock are entitled to receive cumulative cash dividends at a rate of 5% of the redemption value per annum (or $3,000 per share per annum).

        Tri-S is authorized to issue 25 million shares of common stock with a par value of $0.001 per share. The holders of common stock are entitled to one vote per share on all matters. The common stock does not have cumulative voting rights and no conversion rights. Each share of common stock has an equal and ratable right to receive dividends to be paid from assets legally available when and if declared by the Board of Directors. Tri-S has not paid any cash dividends since the inception of the Company.

  Income (Loss) Per Share

        Basic income (loss) per share is computed by dividing income (loss) available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that would occur if securities or other contracts to issue common stock were exercised or converted into common stock.

        The following table sets forth the computation of the basic and diluted net income (loss) per share (share amounts in thousands):

Nine months ended September 30, 2004
Numerator:
Net income (loss)	$(685)

Denominator:
Weighted average common shares outstanding	828

Denominator for basic calculation	828
Effect of dilutive securities:
Conversion of Series A convertible preferred stock	243
Conversion of Series B convertible preferred stock	129
Common stock options	65
Common stock warrants	4

Denominator for diluted calculation	1,269

Basic net income (loss) per common stock	$(0.83)

Diluted net income (loss) per common stock	$(0.83)

        The diluted net loss per common stock is anti-dilutive, consequently the diluted net loss per common stock as presented on the face of the financial statements is the same as the basic net loss per common stock.

11.    Stock Options

        Non-qualified stock options for 97,087 shares of the common stock of Tri-S were granted on January 1, 2002 with an exercise price of $0.12 per share. These options vest 32,362 shares each on December 31, 2002, 2003 and 2004 and expire in October 2011. As of September 30, 2004 there have been no other options granted and there have been no options forfeited. At September 30, 2004, options for 97,087 shares were outstanding, of which 64,725 shares were exercisable.

        The Company applies Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for the Plan. Accordingly, no compensation expense has been recognized for the stock options granted. Had the compensation expense been determined for the options granted in 2002 consistent with the provisions of SFAS 123, Accounting for Stock-Based Compensation, the net loss of Tri-S, the Successor Company, for the years ended December 31, 2002 and 2003 would have been the pro forma amounts indicated below (unaudited):

	2002	2003
Net loss attributable to common shareholders:
As reported	$(136)	$(217)
Pro forma	$(156)	$(237)
Basic and diluted net loss per share attributable to common shareholders:
As reported	$(0.17)	$(0.26)
Pro forma	$(0.19)	$(0.29)

        The weighted-average estimated fair value of options granted during 2002 was $2.07 per share. For purposes of computing the pro forma amount above, the minimum value of the options was calculated using an estimated option life of ten years and a risk-free interest rate assumption of 2.55%.

12.    Contingencies

        The Company is involved in various legal proceedings, including employee discrimination suits, from time to time in the normal course of business. In management's opinion, the Company is not currently involved in any legal proceedings, individually or in the aggregate, which could have a material effect on the financial condition, results of operations or cash flows of the Company.

13.    Subsequent Events

  Modification of Notes Payable

        As part of the Acquisition of Paragon, the Company issued to the four former shareholders of Paragon promissory notes having an aggregate principal amount of $6,200 and original maturity date of May 31, 2004 and having an aggregate principal amount of approximately $700 and an original maturity date of June 10, 2004. In September 2004 the Company entered into an agreement with two of the former shareholders of Paragon to amend and restate an aggregate of $5,150 of the promissory notes to provide that such promissory notes shall be payable on December 31, 2004. Also in September 2004 the Company entered into an agreement with the other two former shareholders of Paragon to extend the maturity date on the remaining $1,050 of the promissory notes to the earlier of January 1, 2005 or the date on which the Company receives the proceeds from an initial public offering of its shares.

  Credit Agreement

        In July 2004, Paragon entered into a credit agreement with an unaffiliated finance source which allows Paragon to receive cash advances up to $400. Paragon assigned a security interest in various assets of Paragon, including two receivable balances approximating $440 in the aggregate. Once borrowings are repaid under the agreement, Paragon will not be entitled to borrow such amounts in the future. Pursuant to the credit agreement, interest expense at an annualized rate of 12% on the outstanding borrowings must be paid on a monthly basis. Any outstanding borrowings must be repaid to the extent Paragon collects the outstanding receivable balances in which the lender has a security interest. Notwithstanding the receivable collections, all outstanding borrowings shall be repaid on the earlier of the closing of an initial public offering by Tri-S or December 31, 2004. In addition to the above, Tri-S committed to issue 16,181 warrants to the finance source for the purchase of common stock, at $3.09 per share. In the event an initial public offering of common stock is not closed and funded by February 28, 2005, the party may put all or a portion of the warrants back to the Company at the rate of $1.50 per warrant.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
Tri-S Security Corporation

        We have audited the accompanying balance sheets of Tri-S Security Corporation as of December 31, 2002 and 2003 and the related statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tri-S Security Corporation as of December 31, 2002 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States.

                      /s/ Miller Ray & Houser LLP

Atlanta, Georgia
November 19, 2004

Tri-S Security Corporation

Balance Sheets

(in thousands, except share data)

	December 31, 2002	December 31, 2003
Assets
Current assets:
Cash and cash equivalents	$93	$102

Total current assets	93	102

Deferred income taxes	120	250
Intangible assets	—	10

Total assets	$213	$362

Liabilities and Stockholders' Equity
Current liabilities:
Accrued expenses	$2	$3

Total current liabilities and total liabilities	2	3

Stockholders' equity:
Preferred stock, $1.00 par value, 10,000,000 shares authorized:
Series A convertible preferred stock; 20,000 and 100,000 shares issued and outstanding	100	460
Series B convertible preferred stock; 40,000 and 40,000 shares issued and outstanding	196	196
Common stock, $0.001 par value, 25,000,000 shares authorized; 822,977 and 827,832 shares issued and outstanding	1	1
Additional paid-in capital	110	115
Retained earnings (deficit)	(196)	(413)

Total stockholders' equity	211	359

Total liabilities and stockholders' equity	$213	$362

See accompanying notes to financial statements.

Tri-S Security Corporation

Statements of Operations

(in thousands, except per share data)

	Year ended December 31, 2001	Year ended December 31, 2002	Year ended December 31, 2003
General and administrative expenses	$(100)	$(216)	$(347)
Deferred income tax benefit	40	$80	$130

Net loss	$(60)	$(136)	$(217)

Basic net loss per common stock	$(0.07)	$(0.17)	$(0.26)
Diluted net loss per common stock	$(0.07)	$(0.17)	$(0.26)
Basic weighted average number of common stock	809	819	823
Diluted weighted average number of common stock	809	930	1107

See accompanying notes to financial statements.

Tri-S Security Corporation

Statements of Shareholders' Equity

(in thousands)

			Series A Convertible Preferred Stock		Series B Convertible Preferred Stock
	Common Stock
							Additional Paid-In Capital	Retained Earnings (Deficit)
	Shares	Cost	Shares	Cost	Shares	Cost			Total
Balance at December 31, 2000	—	$—	—	$—	—	$—	$—	$—	$—
Issuance of common stock	809	1	—	—	—	—	99	—	100
Net loss	—	—	—	—	—	—	—	(60)	(60)

Balance at December 31, 2001	809	1	—	—	—	—	99	(60)	40
Issuance of common stock	14	—	—	—	—	—	11	—	11
Issuance of preferred stock	—	—	20	100	40	196	—	—	296
Net loss	—	—	—	—	—	—	—	(136)	(136)

Balance at December 31, 2002	823	1	20	100	40	196	110	(196)	211
Issuance of common stock	5	—	—	—	—	—	5	—	5
Issuance of preferred stock	—	—	80	360	—	—	—	—	360
Net loss	—	—	—	—	—	—	—	(217)	(217)

Balance at December 31, 2003	828	$1	100	$460	40	$196	$115	$(413)	$359

See accompanying notes to financial statements.

Tri-S Security Corporation

Statements of Cash Flows

(in thousands)

	Year ended December 31, 2001	Year ended December 31, 2002	Year ended December 31, 2003
Cash flow from operating activities:
Net loss	$(60)	$(136)	$(217)
Adjustments to reconcile net loss to net cash used by operating activities:
Non-cash expenses	100	11	5
Change in deferred income taxes	(40)	(80)	(130)
Change in accrued expenses	—	2	1

Net cash used by operating activities	—	(203)	(341)
Cash flow from investing activities:
Costs to acquire subsidiary	—	—	(10)

Net cash used by investing activities	—	—	(10)
Cash flow from financing activities:
Issuance of preferred stock	—	296	360

Net cash provided by financing activities	—	296	360

Net increase in cash and cash equivalents	—	93	9
Cash and cash equivalents at beginning of period	—	—	93

Cash and cash equivalents at end of period	$—	$93	$102

Supplemental disclosures of cash flow information:
Common stock issued for services	$100	$11	$5

See accompanying notes to financial statements.

TRI-S SECURITY CORPORATION

Notes to Financial Statements

(dollars in thousands, except per share data)

1. Summary of Significant Accounting Policies

  Basis of Presentation

        Tri-S Security Corporation (the "Company") was formed in October 2001 for the purpose of acquiring and consolidating physical security companies in order to take advantage of the operating efficiencies created by a large company. The Company has been and currently intends to pursue acquisition opportunities in the contract guard services segment of the security industry. The Company acquired Paragon Systems, Inc. ("Paragon"), a contract guard services provider, in February 2004 (see Note 5).

  Nature of Operations

        Until the acquisition of Paragon on February 27, 2004 the company did not have any operating businesses. Expenses consisted primarily of services performed and fees incurred associated with the creation and capitalization of the Company and the pursuit of acquisition opportunities.

  Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingencies at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual amounts could differ from those estimates.

  Cash Equivalents

        The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

  Stock Based Compensation

        In accordance with the provision of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, the Company measures stock-based compensation expense as the excess of the market price on date of grant over the amount of the grant. Since the Company grants all stock-based compensation at the market price on the date of grant, no compensation expense is recognized. As permitted, the Company has elected to adopt only the disclosure provisions of SFAS No. 123, Accounting for Stock-based Compensation.

  Income Taxes

        The Company files a consolidated income tax return that includes the accounts of Paragon.

        The Company determines its deferred tax provision using the liability method. Under the liability method, deferred income tax assets and liabilities are determined based on differences between financial reporting and income tax bases of assets and liabilities and are measured using the tax rates and laws in effect at the time of such determination. The measurement of deferred tax assets is adjusted by a valuation allowance, if necessary, to recognize the extent to which, based on available evidence, the future tax benefits more likely than not will not be realized.

  Recently Issued Accounting Pronouncements

        In January 2003, the FASB issued FIN 46, Consolidation of Variable Interest Entities. FIN 46 expands upon existing accounting guidance that addresses when a company should include in its financial statements the assets, liabilities and activities of a variable interest entity. The consolidation requirements of FIN 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to older entities in the first fiscal year or interim period beginning after June 15, 2003. The adoption of FIN 46 did not have any impact on the Company's financial position or results of operations through December 31, 2003.

        In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. The Statement specifies that instruments within its scope embody obligations of the issuer and that, therefore, the issuer must classify them as liabilities. SFAS No. 150 prohibits entities from restating financial statements for earlier years presented. SFAS No. 150 became effective for the Company at the beginning of the third quarter of 2003. The adoption of SFAS No. 150 did not have any impact on the Company's financial position or results of operations at December 31, 2003.

2. Income Taxes

        The income tax provision consists of deferred tax benefits from net operating losses and amounted to $40, $80 and $130 for 2001, 2002 and 2003, respectively.

        The provision for income taxes approximates amounts computed at the statutory federal income tax rate.

        Deferred tax assets result from temporary differences associated with net operating loss carryforwards.

        As of December 31, 2003, the Company has net operating loss carryforwards of approximately $663 that will expire beginning in 2022.

3. Common Stock

        Immediately prior to an intended initial public offering of its common stock, the Company intends to enter into an exchange and recapitalization agreement with all of the holders of common stock and holders of rights to acquire common stock. Pursuant to the agreement the Company will implement a reverse stock split of all the outstanding shares of its common stock. The 2,558,000 shares of common stock outstanding at December 31, 2003 will be converted into 827,832 shares. The reverse stock split of common stock has been given retroactive treatment in the financial statements and related disclosures.

        Basic income (loss) per share is computed by dividing income (loss) available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that would occur if securities or other contracts to issue common stock were exercised or converted into common stock.

        The following table sets forth the computation of the basic and diluted net income (loss) per share (share amounts in thousands):

	2001	2002	2003
Numerator:
Net loss	$(60)	$(136)	$(217)

Denominator:
Weighted average common shares outstanding	809	819	823

Denominator for basic calculation	809	819	823
Effect of dilutive securities:
Conversion of Series A convertible preferred stock	—	7	123
Conversion of Series B convertible preferred stock	—	104	129
Common stock options	—	—	32

Denominator for diluted calculation	809	930	1,107

Basic net loss per common stock	$(0.07)	$(0.17)	$(0.26)

Diluted net loss per common stock	$(0.07)	$(0.17)	$(0.26)

        The diluted net loss per common stock is anti-dilutive, consequently the diluted net loss per common stock presented on the face of the financial statements is the same as the basic net loss per common stock.

4. Stock Options

        Non-qualified stock options for 97,087 shares of common stock were granted on January 1, 2002 with an exercise price of $0.12 per share. These options vest 32,362 shares each on December 31, 2002, 2003 and 2004 and expire in October 2011. As of December 31, 2003, there have been no other options granted and there have been no options forfeited. At December 31, 2003, options for 97,087 shares were outstanding, of which 64,725 shares were exercisable.

        The Company applies Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for non-qualified stock options. Accordingly, no compensation expense has been recognized for the stock options granted. Had the compensation expense been determined for the options granted in 2002 consistent with the provisions of SFAS 123,

Accounting for Stock-Based Compensation, the net loss for the years ended December 31, 2001, 2002 and 2003 would have been the pro forma amounts indicated below:

	2001	2002	2003
Net loss attributable to common shareholders:
As reported	$(60)	$(136)	$(217)

Pro forma	$(80)	$(156)	$(237)

Basic and diluted net loss per share attributable to common shareholders:
As reported	$(0.07)	$(0.17)	$(0.26)

Pro forma	$(0.10)	$(0.19)	$(0.29)

        The weighed-average estimated fair value of options granted during 2002 was $2.07 per share. For purposes of computing the pro forma amount above, the minimum value of the options was calculated using an estimated option life of ten years and a risk-free interest rate assumption of 2.55%

5. Subsequent Events

        On February 27, 2004, the Company completed the acquisition of Paragon Systems, Inc., an Alabama corporation with offices located in Huntsville, Alabama. The Company acquired all of the outstanding common stock of Paragon for a total of $16,000, payable in cash, preferred shares subject to mandatory redemption and notes as set forth below. The acquisition was accounted for as a purchase transaction in accordance with SFAS No. 141, Business Combinations. At the closing of the acquisition, the Company:

  •
  paid $2,300 in cash to the former shareholders of Paragon;

  •
  issued promissory notes to the former shareholders of Paragon in an aggregate principal amount of $7,700 with an annual rate of 7.0%; and

  •
  agreed to issue to the former shareholders of Paragon preferred stock subject to mandatory redemptions, with an aggregate redemption value of $6,000 with an annual rate of 5.0%.

        Simultaneous with the closing of the acquisition, Paragon sold $4,295 in receivables to LSQ Funding, L.L.C. ("LSQ"), an unaffiliated company which factors receivables. The proceeds of the transaction were utilized as follows:

Cash payment to sellers of Paragon	$2,300
Pay off outstanding borrowings under the Paragon line-of credit	1,175
Additional cash for working capital at Paragon	700
Fees and interest costs	120

$4,295

1,800,000 Units

TRI-S SECURITY CORPORATION

PROSPECTUS

Capital Growth Financial, LLC        Bathgate Capital Partners LLC

        Through and including March 3, 2005 (25 days after the date of this prospectus) all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

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TABLE OF CONTENTS
PROSPECTUS SUMMARY
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION
DILUTION
HISTORICAL SELECTED FINANCIAL DATA
UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS
Unaudited Pro Forma Condensed Consolidated Balance Sheet at September 30, 2004 ($ in thousands)
Tri-S Security Corporation and Subsidiary Unaudited Pro Forma Condensed Combined Statement of Operations For the Year Ended December 31, 2003 (in thousands, except per share data)
Tri-S Security Corporation and Subsidiary Unaudited Pro Forma Condensed Combined Statement of Operations For the Year Ended December 31, 2003 (in thousands)
Tri-S Security Corporation and Subsidiary Unaudited Pro Forma Condensed Combined Statement of Operations For the Nine Months Ended September 30, 2004 (in thousands, except per share data)
Tri-S Security Corporation and Subsidiary Unaudited Pro Forma Condensed Combined Statement of Operations For the Nine Months Ended September 30, 2004 ($ in thousands, except per share data)
Notes to Unaudited Pro Forma Condensed Financial Statements
RECENT DEVELOPMENTS
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
CERTAIN TRANSACTIONS
SECURITY OWNERSHIP
DESCRIPTION OF SECURITIES
SHARES ELIGIBLE FOR FUTURE SALE
UNDERWRITERS
LEGAL MATTERS
EXPERTS
ADDITIONAL INFORMATION
INDEX TO FINANCIAL STATEMENTS
Report of Independent Registered Public Accounting Firm
Paragon Systems Inc. and Tri-S Security Corporation and Subsidiary Balance Sheets (in thousands, except per share data)
Paragon Systems Inc. and Tri-S Security Corporation and Subsidiary Statements of Operations (in thousands, except per share data)
Paragon Systems Inc. and Tri-S Security Corporation and Subsidiary Statements of Shareholders' Equity (Deficit) (in thousands)
Paragon Systems Inc. and Tri-S Security Corporation and Subsidiary Statements of Cash Flows (in thousands)
Paragon Systems Inc. and Tri-S Security Corporation and Subsidiary Notes to Financial Statements (Information as of and for the nine months ended September 30, 2004 is unaudited) (dollars in thousands, except per share data)
Report of Independent Registered Public Accounting Firm
Tri-S Security Corporation Balance Sheets (in thousands, except share data)
Tri-S Security Corporation Statements of Operations (in thousands, except per share data)
Tri-S Security Corporation Statements of Shareholders' Equity (in thousands)
Tri-S Security Corporation Statements of Cash Flows (in thousands)
TRI-S SECURITY CORPORATION Notes to Financial Statements (dollars in thousands, except per share data)